UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )
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The Procter & Gamble Company

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

August 23, 2024

Fellow Procter & Gamble Shareholders:

It is my pleasure to invite you to this year’s annual meeting of shareholders. The meeting will take place on Tuesday, October 8, 2024, at 12:00 p.m. Eastern Time. The meeting will be held virtually via a live audio webcast at www.virtualshareholdermeeting.com/PG2024. At the meeting, our shareholders will be asked to:

☑	Elect the 14 Director nominees listed in the accompanying proxy statement;
☑	Ratify the appointment of the independent registered public accounting firm;
☑	Approve, on an advisory basis, the Company’s executive compensation (the “Say on Pay” vote);
☑	Vote on the shareholder proposal described in the accompanying proxy statement, if properly presented at the meeting; and
☑	Transact such other business as may properly come before the meeting.

Shareholders of record as of the close of business on August 9, 2024 (the “record date”) are entitled to vote at the annual meeting and any postponement or adjournment thereof. Please see pages 90-94 for additional information regarding accessing the meeting and how to vote your shares. You do not need to attend the virtual meeting in order to vote your shares.

Your vote is important. Please vote your proxy promptly to ensure your shares are properly represented, even if you plan to join the annual meeting. You can vote online, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.

We appreciate your continued confidence in our Company and look forward to your joining us on October 8, 2024.

Susan Street Whaley

Chief Legal Officer and Secretary

REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

ONLINE Visit www.proxyvote.com.	BY MAIL Sign, date, and return the enclosed proxy card or voting instruction form.
BY TELEPHONE Call the telephone number on your proxy card, voting instruction form, or notice.	AT THE MEETING Attend the annual meeting virtually. See page 93 for additional details on how to attend.

The Company’s principal executive offices are located at 1 Procter & Gamble Plaza, Cincinnati, Ohio 45202. These proxy materials are first being made available to our shareholders on August 23, 2024.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on October 8, 2024: This Notice of Annual Meeting, the Proxy Statement, and the 2024 Annual Report are available at www.proxyvote.com.

Letter from our Chairman of the Board, President and Chief Executive Officer

“[Our] strategic choices reinforce and build on each other. When executed well, they grow markets and create new businesses—the most sustainable way to grow.”

August 23, 2024

Fellow Procter & Gamble Shareholders:

I want to thank you for your investment in P&G and for your continuing engagement with our Company. As Chairman of the Board and Chief Executive Officer, I am pleased to share some perspective on the progress P&G has made over the last fiscal year in serving consumers, customers, society, employees and you, our shareowners.

Your Company delivered another strong year despite significant market-level headwinds. Our results for the year, which you can read more about in our 2024 Annual Report, continue to demonstrate the importance of our integrated strategy, which is focused on:

•	a portfolio of daily-use products where performance drives brand choice;

•	superiority across product, package, brand communication, retail execution, and value;

•	productivity in everything we do, fully embedded in our operating model;

•	constructive disruption across the value chain, driving innovation and creating value;

•	all enabled by an empowered, agile and accountable organization.

These strategic choices reinforce and build on each other. When executed well, they grow markets and create new business—the most sustainable way to grow.

We are further strengthening this strategy in four focus areas: supply chain, environmental sustainability, digital acumen, and our employee value equation.

•	We are driving improved capacity planning, greater supply agility, flexibility, data transparency, scale and resilience all the way up and down the supply chain inclusive of our retail partners.

•	We are developing superior propositions for consumers, customers and shareowners that are more sustainable. This is driving sales and profitability while reducing the footprint of our operations, enabling consumers to reduce their footprint, and innovating to deliver cross-industry solutions for some of our most pressing challenges.

•	We are leveraging data and digitization to delight consumers, streamline the supply chain, increase quality and drive productivity—all driving shareowner value.

•	We are creating a superior value equation for all employees, for all roles, to ensure we continue to attract, develop and retain the best talent and are best positioned to serve all consumers.

These are not new or separate strategies. They simply enhance our ability to execute our integrated strategy with excellence.

Our strategy is aimed at delivering balanced growth and value creation. Balance is an important point. We serve a wide group of stakeholders—consumers, customers, society, employees and shareowners—and we must balance the needs of all of them.

Good corporate governance is also essential to our success, and good governance begins with a strong Board. We believe it is important to have a Board that not only meets the current needs of the Company and its shareholders but can also anticipate and prepare for the demands of the future. Our Board members bring a wealth of skills and experience, including, among many others, global business and finance, geopolitical issues, and sustainability. Eight of our Board members have served or are currently serving as CEOs of large public companies. Furthermore, 43% of our Directors are women and 36% are racially/ethnically diverse. Our Board refreshment continues to be very strong, with 6 of our 14 Directors having joined the Board in the past three years.

Your Board of Directors is highly engaged and plays a critical role in developing and supporting the Company’s integrated strategy. Additionally, the Board works closely with management to ensure appropriate management of risks that could impact the Company’s operations and financial performance. The Board’s proactive approach further enables the Company to navigate challenges effectively and capitalize on opportunities for sustainable growth and success.

Looking ahead, my fellow Board members and I remain confident that P&G’s strategic choices are the right ones to deliver the kind of results to which we are committed. Our confidence is buoyed not only by the clarity of these strategic choices, but by the capability and determination of the people executing them. P&G people are a highly committed, accountable and creative group, focused on improving people’s lives with superior brands and products and, through these efforts, delivering for all our stakeholders—consumers, customers, society, employees and shareowners.

Thank you for your investment and your continued confidence in our Company.

JON R. MOELLER

Chairman of the Board,

President and Chief Executive Officer

STRONG BOARD

REFRESHMENT

43%

OF OUR DIRECTORS

JOINED THE BOARD IN THE

PAST THREE YEARS

“My fellow Board

members and I remain

confident that P&G’s

strategic choices are the

right ones to deliver the

kind of results to which

we are committed.”

Forward-Looking Statements

Certain statements in this proxy statement, including estimates, projections, objectives and expected results and including statements relating to our environmental sustainability, equality and inclusion, and other ESG targets, estimates, projections, goals, commitments, and expected results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are generally identified by the words “believe,” “expect,” “anticipate,” “intend,” “opportunity,” “plan,” “project,” “will,” “should,” “could,” “would,” “likely” and similar expressions. Forward-looking statements are based on current assumptions that are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements, including the risks and uncertainties discussed in Item 1A—Risk Factors of the Form 10-K included in our 2024 Annual Report. Such forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise publicly any forward-looking statements, except as required by law.

Non-Incorporation of Other Materials

Information on any of the Company’s websites, reports or social media feeds is not part of or incorporated by reference in this proxy statement. The Company’s websites include: our corporate website (http://www.pg.com), our Investor Relations website (www.pginvestor.com), and our ESG Portal (www.pginvestor.com/esg). This proxy statement may identify additional resources that can be found on the Company’s websites. These additional resources, reports, disclosures, and policies are not part of or incorporated by reference in this proxy statement.

PROXY SUMMARY

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. Please carefully read the entire proxy statement before voting.

Voting Matters and Board Recommendations

	Voting Matter	Vote Standard	Board Vote Recommendation	See Page

Item 1	Election of Directors	Majority of votes cast	FOR EACH NOMINEE	7

Item 2	Ratify Appointment of the Independent Registered Public Accounting Firm	Majority of votes cast	FOR	85

Item 3	Advisory Vote on Executive Compensation	Majority of votes cast	FOR	86

Item 4	Shareholder Proposal	Majority of votes cast	AGAINST	87

ITEM 1. ELECTION OF DIRECTORS (SEE PAGE 7)

You are being asked to vote on the election of the 14 Director nominees listed below. Additional information about each nominee can be found beginning on page 11. All of the Directors are independent, with the exception of Mr. Moeller, who is an employee of the Company.

Our Director Nominees and Their Combined Skills, Experiences, and Backgrounds

P&G is a diverse consumer products company that operates in dynamic, complex, and competitive markets around the globe. Our leaders, including our Directors, must consistently bring to bear the practical wisdom and seasoned judgment gained from significant leadership skill and experience, while remaining agile and adept at overseeing emerging risks and new business challenges. The Company’s Director nominees embody an impressive array of these skills and experiences, while also representing a diversity of backgrounds, including with respect to age, gender, race/ethnicity, and specialized experience. Each nominee draws upon their unique experiences as they provide oversight and counsel to the Company, enabling us to navigate the risks and seize the opportunities we encounter based on our broad consumer base, global operating footprint, and commitment to continued product and process innovation.

Marketing	Consumer Industry / Retail	Global

Corporate Governance	Leadership, Strategy, and Risk Management	Digital / Technology / Innovation

Finance	Government / Regulatory / Public Policy	Environmental Sustainability

1  The Procter & Gamble Company

PROXY SUMMARY

Name	Position	Age	Board Tenure	Committee Memberships

B. Marc Allen	Former Chief Strategy Officer and Senior Vice President of Strategy and Corporate Development at The Boeing Company	51	3 years	Audit C&LD

Brett Biggs	Former Executive Vice President and Chief Financial Officer of Walmart, Inc.	56	1 year	Audit I&T

Sheila Bonini	Senior Vice President, Private Sector Engagement at World Wildlife Fund	60	1 year	G&PR I&T

Amy L. Chang	Former Executive Vice President and Executive Advisor of Cisco Systems, Inc.; Founder and Former Chief Executive Officer of Accompany, Inc.	47	7 years	G&PR I&T (Chair)

Joseph Jimenez (Lead Director)	Co-Founder and Managing Director of Aditum Bio; Former Chief Executive Officer of Novartis AG	64	6 years	C&LD G&PR (Chair)

Christopher Kempczinski	Chairman, President and Chief Executive Officer of McDonald’s Corporation	55	3 years	Audit C&LD

Debra L. Lee	Chair of Leading Women Defined Foundation; Former Chairman and Chief Executive Officer of BET Networks	70	4 years	C&LD G&PR

Terry J. Lundgren	Former Executive Chairman, Chairman of the Board and CEO of Macy’s, Inc.	72‡	11 years	C&LD (Chair) I&T

Christine M. McCarthy	Former Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company	69	5 years	Audit (Chair) C&LD

Ashley McEvoy	Former Executive Vice President, Worldwide Chairman of MedTech at Johnson & Johnson	53	8 mos.	C&LD I&T

Jon R. Moeller	Chairman of the Board, President and Chief Executive Officer of the Company	60	3 years	†

Robert J. Portman	Former United States Senator and U.S. Trade Representative	68	1 year	G&PR I&T

Rajesh Subramaniam	President and Chief Executive Officer of FedEx Corporation	58	2 years	G&PR I&T

Patricia A. Woertz	Former Chairman and Chief Executive Officer of Archer Daniels Midland Company	71	16 years	Audit G&PR

† Not a member of any Committees because the Committees are all comprised of independent Directors.

‡ Mr. Lundgren’s experience and insights gained from more than 20 years of service as CEO of Neiman Marcus and later Macy’s and his skilled leadership of the Company’s Compensation & Leadership Development Committee continue to be highly valuable to the Board and the Company. Further, three of the Board Committee Chairs were transitioned in 2024, and the Board determined that it was in the best interest of the Company to avoid the additional disruption of transitioning leadership of the C&LD Committee in 2024. The Board therefore determined that these were exceptional circumstances that warranted an exception to the age limit set forth in the Corporate Governance Guidelines and voted to nominate Mr. Lundgren for re-election.

C&LD Compensation & Leadership Development

G&PR Governance & Public Responsibility

I&T   Innovation & Technology

AVG. AGE	AVG. TENURE	GENDER	RACE/ETHNICITY	INDEPENDENCE

61	<5	43%	36%	13/14
years	years	female	racially/ethnically diverse	independent

The Board of Directors recommends a vote FOR each of the above Director nominees.

2024 Proxy Statement  2

PROXY SUMMARY

ITEM 2. RATIFY APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (SEE PAGE 85)

You are being asked to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm. In selecting Deloitte, the Audit Committee considered:

•	Deloitte’s significant institutional knowledge and broad expertise related to the Company’s global business;

•	Robust measures in place to ensure auditor independence; and

•	Existence of appropriate processes and systems for performance assessments and review of fees.

The Board of Directors recommends a vote FOR this resolution.

ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION (SEE PAGE 86)

You are being asked to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers (“NEOs”), as outlined in this proxy statement beginning on page 39. This is often referred to as the “Say on Pay” vote.

Key Elements of FY 2023-24 Executive Compensation Program

We Received Strong Shareholder Support with 90.98% in favor of Say on Pay at the 2023 Annual Meeting. This vote is a positive endorsement of the Company’s executive compensation practices and decisions.

We Emphasize Pay for Performance. In total, 89% of the four main components of NEO compensation (Salary, Short-Term Achievement Reward (“STAR”), Long-Term Incentive Program (“LTIP”), and Performance Stock Program (“PSP”)) was performance-based for all NEOs. Of this, 78% was tied to long-term performance. Consistent with our design principles, performance-based programs pay out at 100% when target goals are achieved. Payouts below 100% occur when target goals are not achieved, and payouts above 100% are possible when target goals are exceeded. Payouts under these programs are based on the results achieved as compared to the pre-established performance targets, highlighting the clear link between pay and performance that is the cornerstone of our compensation programs.

We Pay Competitively. The C&LD Committee structures executive compensation to be competitive with the targets for comparable positions at companies considered to be our peers.

We Focus on Long-Term Success. The majority of the NEOs’ compensation is delivered through two long-term incentive programs tied to Company performance: PSP and LTIP. NEOs must meet significant share ownership and shareholding requirements. The CEO must own shares of Company stock and/or RSUs valued at a minimum of eight times salary. All other NEOs must own stock valued at four times salary.

3  The Procter & Gamble Company

PROXY SUMMARY

CEO Compensation Highlights

Salary. Mr. Moeller’s salary remained unchanged at $1,600,000 during FY 2023-24.

STAR Annual Bonus Program. Mr. Moeller’s STAR target was unchanged at 200% of salary. His STAR payout was $4,086,400, which is approximately 128% of target.

Long-Term Incentive Programs. The C&LD Committee approved a long-term incentive award of $16,000,000 for Mr. Moeller. One half of the award value was delivered in the PSP. The remaining half was in the LTIP grant, which the C&LD Committee determined would be delivered as 70% stock options and 30% RSUs for FY 2023-24.

The Board of Directors recommends a vote FOR this resolution.

ITEM 4. SHAREHOLDER PROPOSAL, IF PROPERLY PRESENTED AT THE MEETING (SEE PAGES 87-89)

You are being asked to vote on the shareholder proposal included in this proxy statement. The Board has provided its response immediately following the proposal and recommends a vote AGAINST the proposal for the reasons indicated in the response.

The Board of Directors recommends a vote AGAINST this shareholder proposal.

2024 Proxy Statement  4

PROXY SUMMARY

Board Oversight and Engagement: Environmental Sustainability, Social Responsibility, and Good Governance

P&G’s strategy aims to deliver balanced, long-term growth and value creation for our shareholders. Consistent with—not separate from—this objective, we integrate environmental sustainability and social responsibility efforts into our operations and our strategy, supported by sound governance policies and practices. We take this approach because we view success across these core ESG areas as an opportunity to create competitive advantage that can further enhance shareholder value. In this way, we better serve our shareholders and our many stakeholders: consumers, employees, business partners, suppliers, communities, governments, and the broader world around us. As discussed further in this proxy statement, our Board oversees this work consistent with its oversight of our other key business opportunities and risks.

The Board and its Committees actively engage in discussion and review of our environmental sustainability and social responsibility efforts as part of their critical governance oversight role. Because these topics are integrated into the Company’s business and operations—and are not a separate activity system or standalone initiatives—these topics frequently arise in the context of other reviews. For example, as the full Board has discussed the Company’s Supply Chain 3.0 program with our Chief Operating Officer and Chief Product Supply Officer, it has considered how that program impacts the Company’s overall workforce strategy, including efforts to recruit, retain, and develop employees across job levels, as well as the Company’s plans to make progress toward its climate-related ambitions by reducing transportation inefficiencies and related greenhouse gas emissions.

Highlights of other engagements by the Board this year include:

•

The I&T Committee held an in-depth session, which the full Board attended, with leaders of the Company’s Family Care business to review and discuss innovation strategy, raw material and supply chain considerations, responsible forestry practices, and related external perspective.

•

The Board conducted a comprehensive review of the Company’s human capital management workforce strategy with the Chief Human Resources Officer, including the components of the Company’s employee value equation, areas of strength and opportunity, plans to address areas of focus, and overall effectiveness as measured by quantitative and qualitative employee data.

•

Sheila Bonini, a Director, held focused reviews with the Company’s Chief Operating Officer and each of the Company’s Sector CEOs to discuss the integration of relevant environmental sustainability priorities into their business strategies and results. Ms. Bonini led a subsequent discussion with the Board regarding her observations and insights.

In addition, throughout the year, the Company provides information on specific sustainability goals, progress, and actions and their integration into the Company’s strategy. The most comprehensive resource for this information is our ESG Portal at www.pginvestor.com/esg (information on the ESG Portal is not incorporated by reference herein), which includes:

•	Climate Transition Action Plan

•	Strategy Toward a Water Positive Future

•	Task Force on Climate-Related Financial Disclosures (TCFD) Report

•	Sustainability Accounting Standards Board (SASB) Index
•	CDP Climate, CDP Water, and CDP Forests Responses

•	GRI Index

•	Workforce and Director representation data

•	Environmental metrics for P&G operations

5  The Procter & Gamble Company

GLOSSARY OF TERMS

Glossary of Terms

Commonly Used Terms in this Proxy Statement

C&LD	Compensation & Leadership Development

CEO	Chief Executive Officer

CFO	Chief Financial Officer

CHRO	Chief Human Resources Officer

CLO	Chief Legal Officer

COO	Chief Operating Officer

EDCP	Executive Deferred Compensation Plan

EGLIP	Executive Group Life Insurance Program

EPS	Earnings Per Share

ESG	Environmental, Social, and Governance

FY	Fiscal Year

G&PR	Governance & Public Responsibility

I&T	Innovation & Technology

IRA	International Retirement Arrangement

IRP	International Retirement Plan

ISOP	International Stock Ownership Plan

LTIP	Long-Term Incentive Program

NEO	Named Executive Officer

NYSE	New York Stock Exchange

PSP	Performance Stock Program

PST	Profit Sharing Trust and Employee Stock Ownership Plan

PSU	Performance Stock Unit

RSU	Restricted Stock Unit

SEC	Securities and Exchange Commission

STAR	Short-Term Achievement Reward

TSR	Total Shareholder Return

2024 Proxy Statement  6

ITEM 1 | ELECTION OF DIRECTORS

ITEM 1.

Election of Directors

Our Board of Directors has general oversight responsibility for the Company’s affairs pursuant to Ohio’s General Corporation Law and the Company’s Amended Articles of Incorporation, Code of Regulations, and By Laws of the Board of Directors. In exercising its fiduciary duties, the Board represents and acts on behalf of the Company’s shareholders and is committed to strong corporate governance, as reflected through its policies and practices. The Board is deeply involved in the Company’s strategic planning process, leadership development, succession planning, and oversight of risk management.

Our Board of Directors nominated the 14 individuals listed on pages 7-17 for election at the 2024 annual meeting. All of the Director nominees currently serve on the Board, and all except Ms. McEvoy were elected for a one-year term at the 2023 annual meeting. The current terms of the incumbent nominees for Director will expire at the 2024 annual meeting when their successors are elected, and the Board has nominated each of these individuals for a one-year term that will expire at the 2025 annual meeting when their successors are elected.

Each of the Director nominees identified in this proxy statement has consented to being named as a nominee in our proxy materials and has accepted the nomination and agreed to serve as a Director if elected by the Company’s shareholders. If any nominee becomes unable or unwilling to serve between the date of the proxy statement and the annual meeting, the Board may designate a new nominee, and the persons named as proxies will vote on that substitute nominee.

Director Skills, Qualifications, and Diversity

P&G is a diverse consumer products company that operates in a dynamic, complex, and competitive environment in markets around the globe. Our Directors must consistently bring to bear the practical wisdom and seasoned judgment gained from significant leadership experience, while remaining agile and adept at overseeing emerging risks and business challenges. Accordingly, our Board looks for leaders who embrace strong governance and oversight, exemplify the Company’s Purpose, Values, and Principles, and provide a breadth of experience and expertise across disciplines, all while being firmly grounded in the practical challenges facing global companies.

As the summary on pages 9-10 provides in additional detail, the Company’s Director nominees bring a variety of these skills and experiences to the Board and reflect an appropriate combination of qualifications to represent and further the long-term interests of the Company’s shareholders.

In addition, meaningful skills and experiences are just one aspect of diversity that the Board highly values. Our Corporate Governance Guidelines set forth the minimum qualifications for Board members and specify that the Board “seeks to achieve a mix of Board members that represents a diversity of background and experience, including with respect to age, gender, international background, race, and specialized experience.” As reflected in the current makeup of the Board and the diverse slate of nominees, one of our priorities in the Director nomination process is ensuring that our Board reflects the diversity of our Company and our consumers, a fundamental element of our superior value proposition.

7  The Procter & Gamble Company

ITEM 1 | ELECTION OF DIRECTORS

The G&PR Committee oversees our Director nomination process and devotes substantial time, in conjunction with the Board, to evaluating the Board’s needs and assessing potential candidates for both the short term and for longer-term Board refreshment. The G&PR Committee also ascertains whether the Director nominees (including any properly submitted shareholder nominees) fulfill the requirements of the Corporate Governance Guidelines.

For this year’s election, the Board has nominated 14 individuals to the Board. Their collective experience covers a wide range of geographies and industries. These 14 Director nominees range in age from 47 to 72. Six of these nominees, or 43%, are women, and 36% are racially/ethnically diverse. Further, their tenure reflects a range of both experienced and new Directors, with average tenure of less than 5 years.

2024 Proxy Statement  8

ITEM 1 | ELECTION OF DIRECTORS

Our Director Nominees’ Skills, Experience, and Background

Marketing

Directors with experience identifying, developing, and marketing new products, as well as identifying new areas for existing products, can positively impact the Company’s results, including by helping the Company understand and anticipate evolving marketing platforms and practices.

Consumer Industry/Retail

Directors with experience serving consumers, particularly in the areas of marketing and selling products or services, provide valuable insights to the Company. They understand consumer needs, recognize products and marketing campaigns that might resonate with consumers, and identify potential changes in consumer trends and buying habits.

Global

Directors who have worked in global companies or whose work has encompassed significant experience in or interactions with markets outside of the United States bring valuable knowledge to the Company, including exposure to different cultural perspectives and practices, and provide critical insight in light of the Company’s global scope and significant international revenues.

Corporate Governance

Directors with experience in corporate governance, such as service on boards and board committees, or as governance executives of other large public companies, are familiar with the dynamics and operation of a board of directors and the impact that governance policies have on the Company. This experience supports the Company’s goals of strong Board and management accountability, transparency, and protection of shareholder interests.

Leadership, Strategy, and Risk Management

Directors with significant leadership experience over an extended period, including as chief executive officers, provide the Company with unique insights. These individuals demonstrate a practical understanding of how large organizations operate, the importance of talent management, and the complex considerations in setting employee and executive compensation. They understand strategy, productivity, and risk management, and how these factors impact the Company’s operations and controls. Further, their own significant leadership skills and experiences enable them to help identify and develop other successful leaders.

Digital/Technology/Innovation

Directors with digital and technology experience help the Company understand the evolution of fast-paced technology, assess and respond to potential cybersecurity challenges and risks, and improve efficiency and productivity through oversight of the selection and implementation of new technologies to enhance business operations, marketing, and selling. Additionally, innovation is one of the Company’s core strengths and is critical in helping us translate our consumer understanding into new and successful products. Directors with an understanding of innovation help the Company focus its efforts in this important area and track progress against strategic goals and benchmarks.

Finance

Directors with an understanding of accounting and financial reporting processes, particularly in large, global businesses, provide an important oversight role. The Company employs several financial targets to measure its performance, and accurate financial reporting is critical to the Company’s legal compliance and overall success. Directors with financial experience are essential for ensuring effective oversight of the Company’s financial measures and processes.

Government/Regulatory/Public Policy

Directors with government and public policy experience, whether as members of the government or through extensive interactions with government leaders, policy makers, and regulatory agencies, can recognize, identify, and understand the key issues the Company faces in a global economy increasingly affected by the role of governments and regulators. This experience is particularly helpful during times of increased volatility, activity, and uncertainty in global politics and economics.

Environmental Sustainability

Directors who have particular experience leading, overseeing, or advocating for corporate environmental sustainability efforts can provide unique insights and perspectives on this area of focus for the Company. These Directors, through service on board-level sustainability committees, oversight of environmental strategy and programs, engagement in strategic partnerships, or broader community impact work, understand the importance of ensuring our sustainability efforts across areas like climate, water, waste, nature, and responsible sourcing remain integrated into our strategy for long-term growth and value creation.

9  The Procter & Gamble Company

ITEM 1 | ELECTION OF DIRECTORS

Each of our Director nominees brings valuable and diverse skills, experience, and background to the Board. We summarize in the table below the core competencies and attributes that each Director particularly exemplifies and that the G&PR Committee and our Board considered in nominating them. We expect all of our Directors to provide broad strategic insight and perspective across disciplines in their service on the Board, even if not specifically identified below.

The Board of Directors recommends a vote FOR each of the Director nominees to hold office until the 2025 annual meeting of shareholders and until their successors are elected.

2024 Proxy Statement  10

ITEM 1 | ELECTION OF DIRECTORS

Mr. Allen is the former President, Boeing International and Chief Strategy Officer of the Boeing Company (aerospace, commercial jetliners, and military defense systems), serving on the Boeing Executive Council from 2015 to 2023. He held the position of Chief Strategy Officer and Senior Vice President of Strategy and Corporate Development from 2020 until June 2024. In addition, he served as President, Embraer Partnership and Group Operations, from 2019 to 2020 and previously as President, Boeing International from 2015 to 2019. Prior to his Executive Council roles, Mr. Allen held several other senior positions at Boeing from 2007 to 2015, including responsibility for the operational and financial performance of Boeing’s wholly-owned customer finance subsidiary as President of Boeing Capital Corporation, responsibility for the company’s business in China as Chairman and President of Boeing (China) Co., Ltd., and leadership of the company’s international legal practice group as Vice President for Global Law Affairs and Boeing International General Counsel. In addition to his tenure at Boeing, Mr. Allen was a practicing attorney and law clerk to former U.S. Supreme Court Justice Anthony M. Kennedy. He is an Aspen Institute Henry Crown Fellow, member of the Council on Foreign Relations, and serves as board chairman for International Justice Mission, a non-profit dedicated to combating forced labor slavery, human trafficking, and violence against the poor.

SKILLS & QUALIFICATIONS

Mr. Allen brings a wealth of insight and practical expertise to the Board, including notable Global experience gained from his leadership of Boeing’s international operations. Further, his proven Leadership, Strategy, and Risk Management skills, developed over his 17 years of senior business and legal roles at Boeing, and most recently in his position as Chief Strategy Officer, allow Mr. Allen to provide thoughtful strategic counsel to the Company on a wide range of matters, including long-term business planning, investments, corporate development, and Environmental Sustainability. Having previously led Boeing’s international legal practice group from its inception, overseeing government affairs and cross-border trade regulation matters, and leading Boeing Capital Corporation, Mr. Allen also brings significant insight and experience regarding Government/ Regulatory affairs, Corporate Governance, and Financial oversight to the Board.

Committees: Audit, Compensation & Leadership Development

Mr. Biggs is the former Executive Vice President and Chief Financial Officer of Walmart, Inc. (global retailer), a role he held from 2016 until June 2022, when he assumed the position of Executive Advisor until his retirement in January 2023. Prior to his time as CFO of Walmart, Inc., Mr. Biggs served as Chief Financial Officer of Walmart International from 2014 to 2016 and of Walmart U.S. from 2012 to 2014. He also served as Senior Vice President Operations for Sam’s Club from 2010 to 2012. During his more than 20-year career with Walmart, Mr. Biggs held several other leadership roles, including Chief Financial Officer of Sam’s Club, Senior Vice President-Corporate Finance and Assistant Treasurer, and Senior Vice President-International Strategy and Mergers and Acquisitions. Prior to joining Walmart in 2000, Mr. Biggs worked in roles related to corporate finance and mergers and acquisitions with Leggett & Platt (manufacturing), Phillips Petroleum Co., and Price Waterhouse. He also currently serves as Senior Advisor at Blackstone (asset management). In addition to his private sector work, Mr. Biggs previously served on the American Red Cross Board of Governors, on the Board of Regents at Pepperdine University, and on the Board of Trustees of the National Urban League.

SKILLS & QUALIFICATIONS

Mr. Biggs is a seasoned leader and Financial expert, having served as Chief Financial Officer of one of the world’s largest multinational companies in the Consumer Industry/Retail space and holding multiple CFO and related executive roles at Walmart, its subsidiaries, and other organizations during his career. As a result, Mr. Biggs contributes significant insight and expertise related to complex financial matters, including accounting and financial reporting, tax, treasury, and capital strategy. In addition, Mr. Biggs has demonstrated Leadership, Strategy, and Risk Management experience, having served on Walmart’s senior leadership team and in numerous strategy-related positions. His Global experience, gained as CFO of Walmart International and through his leadership of Walmart’s expansion and partnerships in countries like Japan, China, India, the United Kingdom, and Brazil, enable him to bring critical perspective on the challenges and opportunities facing multinationals in the current global environment. Mr. Biggs also contributes unique Digital/Technology and Corporate Governance insights, having served as a key leader during Walmart’s transition from traditional brick and mortar to broader omnichannel retail operations, as a member of the board of Walmart’s FinTech startup joint venture with Ribbit Capital, and as a Director at Adobe, Inc., one of the world’s largest digital media and digital experience software companies.

Other Public Company Boards: YUM! Brands, Inc. (since 2023), Adobe, Inc. (since 2022)

Committees: Audit, Innovation & Technology

11  The Procter & Gamble Company

ITEM 1 | ELECTION OF DIRECTORS

Ms. Bonini is Senior Vice President of Private Sector Engagement for World Wildlife Fund (nonprofit conservation organization), a role she has held since 2016. Previously, she served as Chief Executive Officer of The Sustainability Consortium, a global nonprofit organization focused on making consumer products more sustainable, from 2014 to 2016. Prior to this role, Ms. Bonini spent more than fifteen years with McKinsey & Company (consulting) in roles in the United States, Europe, and South America, including serving as a Senior Expert Consultant in the firm’s Sustainability and Resource Productivity Practice, as co-leader of its Sustainability Transformation Service, and as a Senior Expert Consultant in its Strategy Practice focusing on Regulatory and Business in Society. Ms. Bonini holds a degree in Applied Mathematics from Harvard University and an MBA from Stanford University Graduate School of Business and began her career working in investment banking with Goldman Sachs Group and Merrill Lynch. She currently serves on the boards of The Sustainability Consortium and the High Meadows Institute, a policy institute focused on the role of business leadership in creating a sustainable society.

SKILLS & QUALIFICATIONS

Throughout much of her career, Ms. Bonini has focused on the intersection of Environmental Sustainability and value creation. In her role with WWF-US, Ms. Bonini oversees a broad portfolio of partnerships with leading companies from around the world, focusing on driving sustainability efforts across climate, nature, and people in both company supply chains and in consumer habits and choices. This work, coupled with her prior leadership of The Sustainability Consortium, where she focused on strategies to transform consumer goods across the full product lifecycle, and her multiple international consulting roles with McKinsey, enable her to contribute valuable Environmental Sustainability, Marketing, and Regulatory experience and Global insight to the Board. Additionally, as a proven leader, strategic advisor, and well-regarded expert, Ms. Bonini contributes meaningful Leadership, Strategy, and Risk Management skills across business and sustainability matters, drawing upon her experience and education in Finance-related fields to provide value-driven insights and perspective.

Committees: Governance & Public Responsibility, Innovation & Technology

Ms. Chang is a former Executive Vice President of Cisco Systems, Inc. (networking technology), where she served as Executive Vice President and Executive Advisor from 2020 to 2021 and as General Manager of Cisco’s Collaboration Technology Group from 2018 to 2020. She is the founder and former Chief Executive Officer of Accompany, Inc. (relationship intelligence), a position she held from 2013 to 2018. She previously held positions of increasing responsibility at Google, Inc. from 2005 to 2012, most recently serving as Global Head of Product, Google Ads Measurement and Reporting. Prior to joining Google, she held product management and strategy positions at eBay, Inc. and served as a consultant with McKinsey & Company, specializing in semi-conductors, software, and services. In addition to her directorships listed below, she was a member of Target Corporation’s Digital Advisory Council from 2013 to 2016. She currently serves as an advisor with Google’s Moonshot Factory (X) and on the Executive Council for UCSF Health. She chairs the Stanford School of Engineering Dean’s Advisory Council.

SKILLS & QUALIFICATIONS

Ms. Chang’s extensive Digital, Technology, and Innovation and Marketing experience, both as a digital startup founder and as head of product at Google Analytics, enables her to provide unique and important insights to the Board about digital industry trends, developments in artificial intelligence (AI), evolving marketing practices and data analytics, with particular application to the Consumer Industry/Retail space. Additionally, as a former Cisco executive, she brings a wealth of Global expertise, having experience running a global team at an enterprise with a significant global footprint and supply chain, and as the founder and CEO of a digital startup company, Ms. Chang’s Leadership, Strategy, and Risk Management experience in a fast-paced environment gives her critical perspective on understanding consumers and driving innovation. Further, her service on multiple public company boards, including on nominating and governance committees, affords her meaningful Corporate Governance understanding and insight.

Other Public Company Boards: The Walt Disney Company (since 2021), Marqeta, Inc. (2021 to 2022), Cisco Systems, Inc. (2016 to 2018), Splunk, Inc. (2015 to 2017), Informatica Inc. (2012 to 2015).

Committees: Governance & Public Responsibility, Innovation & Technology (Chair)

2024 Proxy Statement  12

ITEM 1 | ELECTION OF DIRECTORS

Mr. Jimenez is Co-Founder and Managing Director at Aditum Bio (biotech venture fund). He is the former Chief Executive Officer of Novartis AG (global healthcare), a position he held from 2010 to 2018. Prior to this role, he held several senior positions at Novartis from 2007 to 2010, including Division Head, Novartis Pharmaceuticals, and leadership of the company’s Consumer Health Division. Mr. Jimenez was an Advisor to the Blackstone Group L.P. from 2006 to 2007. He also held various leadership roles at H. J. Heinz Company (packaged food) in Europe and North America from 1999 to 2006, including Executive Vice President, President, and CEO of Heinz Europe from 2002 to 2006 and President and CEO of H.J. Heinz Company North America from 1999 to 2002. Mr. Jimenez also held several leadership positions at ConAgra Foods (packaged food) from 1993 to 1998.

SKILLS & QUALIFICATIONS

Mr. Jimenez, in addition to his proven Corporate Governance experience gained from his leadership of Novartis and service on several public company boards, has a strong track record of strategic Technology and Innovation expertise, particularly in the healthcare business, one of the Company’s key sectors. He is recognized for his innovation pipeline development while serving as CEO of Novartis and brings to the Board deep skills and experiences in Leadership, Strategy, and Risk Management in both healthcare and the Consumer Industry/Retail segment more broadly. In his role as CEO, he was also involved in several environmental sustainability efforts related to climate and water, key pillars of the Company’s environmental sustainability work, and led the company’s diversity and inclusion task force. In addition, not only does Mr. Jimenez offer critical Global perspective gained from his multiple leadership roles outside the United States, he provides the Board with unique perspective on adapting and innovating business models in a dynamic external environment. This extensive experience across the consumer products and healthcare industries enables him to meaningfully advise the Board and management on commercial, innovation, Marketing, and strategic issues.

Other Public Company Boards: Century Therapeutics, Inc. (since 2019), General Motors Company (since 2015), Graphite Bio, Inc. (2020 to March 2024)

Committees: Compensation & Leadership Development, Governance & Public Responsibility (Chair)

Mr. Kempczinski is Chairman, President and Chief Executive Officer at McDonald’s Corporation (restaurant operator and franchisor), having been appointed Chairman in May 2024 in addition to his role as President and Chief Executive Officer, which he has held since 2019. He previously served as President, McDonald’s USA from 2017 to 2019 and as Executive Vice President—Strategy, Business Development and Innovation from 2015 to 2016. Before joining McDonald’s, Mr. Kempczinski held several leadership roles at The Kraft Heinz Company (food and beverage), including Executive Vice President of Growth Initiatives and President of Kraft International from 2014 to 2015; President of Kraft Canada from 2012 to 2014; and Senior Vice President—U.S. Grocery from 2008 to 2012. Prior to these roles, he worked at PepsiCo in a variety of operating and strategic planning roles. Mr. Kempczinski began his career in brand management at P&G and was also a strategy consultant at The Boston Consulting Group. He currently serves on the Board of Trustees for the Ronald McDonald House Charities.

SKILLS & QUALIFICATIONS

Mr. Kempczinski’s considerable experience in Consumer Industry/Retail, as a leader in both the consumer packaged food and the dynamic quick-service restaurant industries, enable him to bring relevant and actionable insights, including valuable Marketing and brand building perspective, to the Board. As Chairman and CEO of McDonald’s, which has significant Global operations, Mr. Kempczinski brings meaningful insight into the operating, regulatory, and cultural complexities associated with the Company’s global footprint and extensive experience in Corporate Governance. He has further demonstrated his skills and expertise in Technology and Innovation in his leadership of global strategy and innovation at McDonald’s, where business transactions increasingly occur through digital channels, and has played a key role in accelerating growth through innovation at the company by prioritizing these areas within its strategy. Further, Mr. Kempczinski’s recognized Leadership, Strategy, and Risk Management abilities have allowed him to guide McDonald’s through the dynamic challenges and opportunities posed by current global operating conditions, including with respect to key Environmental Sustainability strategies, which have been highly valuable to the Board as it oversees the Company’s long-term growth and operating strategy.

Other Public Company Boards: McDonald’s Corporation (since 2019)

Committees: Audit, Compensation & Leadership Development

13  The Procter & Gamble Company

ITEM 1 | ELECTION OF DIRECTORS

Ms. Lee is Chair of Leading Women Defined Foundation (nonprofit education and advocacy organization), which she founded in 2009. Previously, she served as Chairman and Chief Executive Officer of BET Networks (media and entertainment subsidiary of Viacom, Inc.) from 2006 to 2018. Ms. Lee joined BET Networks in 1986, serving as President and Chief Executive Officer from 2005 to 2006, President and Chief Operating Officer from 1995 to 2005, and Executive Vice President and General Counsel from 1986 to 1995, originally receiving her Juris Doctor from Harvard Law School. She founded the Monarchs Collective in 2020 to help accelerate the development and placement of diverse talent in executive leadership and board room roles. In addition, Ms. Lee serves on the boards of various civic organizations, including on the Board of Trustees of The American Film Institute and of the Paley Center for Media, as President Emeritus of the Alvin Ailey Dance Theater, and as Trustee Emeritus of Brown University.

SKILLS & QUALIFICATIONS

Ms. Lee brings a depth of Leadership, Strategy, and Risk Management experience to the Board, gained through her long-tenured leadership of BET Networks and her service on numerous public company boards. As a result of her experience and service, her depth and breadth of knowledge on matters of Corporate Governance allows her to provide the Board with valuable perspective on oversight and accountability in a dynamic operating environment. Ms. Lee is also recognized for her advocacy for gender and racial equality and human rights throughout her more than 30-year career in media and public life. This same experience, including as a seasoned executive in the media industry, along with her broad board experience, provide her with extensive Marketing and Consumer Industry skills, which are particularly valuable as the Company continues to evolve its media strategy.

Other Public Company Boards: Warner Bros. Discovery (since 2022), Marriott International, Inc. (since 2004), Burberry Group plc (2019 to July 2024), AT&T, Inc. (2019 to 2022), Twitter, Inc. (2016 to 2019)

Committees: Compensation & Leadership Development, Governance & Public Responsibility

Mr. Lundgren is a former Operating Partner of Long-Term Private Capital (BlackRock private equity fund) and the former Chairman and Chief Executive Officer of Macy’s, Inc. (national retailer that includes Macy’s, Bloomingdale’s, and Blue Mercury, and operates one of the largest online retail businesses in the U.S.), a position he held from 2003 to 2017. Mr. Lundgren then served as Executive Chairman and Chairman of the Board of Macy’s, Inc. from 2017 to 2018. From 2003 to 2014, he also held the title of President of the company. Earlier in his career, Mr. Lundgren was Chairman and CEO of Neiman Marcus, and he served on the Board of Kraft Foods, Inc. from 2012 to 2015 and the Board of the New York Federal Reserve Bank from 2011 to 2017. He has also been engaged in numerous civic efforts, including as former Co-Chairman for the Partnership for New York City.

SKILLS & QUALIFICATIONS

Mr. Lundgren has extensive Marketing experience, including merchandising, digital and in-store execution, as well as Leadership, Strategy, and Risk Management experience, which he garnered from over 35 years working in the retail Consumer Industry, including 20 combined years as CEO of Neiman Marcus and subsequently Federated Department Stores, which was later named Macy’s, Inc. This experience enables him to contribute his deep knowledge of the evolving consumer and Retail landscape, along with his broad experience with dynamic marketing practices, including digital marketing, to the Board. In addition, during his tenure at Macy’s Inc., Mr. Lundgren managed the company’s sustainability committee, which focused on early adoption of solar energy and strategies for carbon-footprint reduction through transportation efficiency. He also oversaw the creation and development of “The Workshop,” a program that helped launch numerous diverse-, women-, LGBTQ- and veteran-owned small businesses and has served as an important aspect of Macy’s strategic plan for supplier diversity for more than a decade. Further, as long-standing Chair of the Company’s Compensation & Leadership Development Committee and through his service on multiple public-company boards during his career, Mr. Lundgren also brings valued Corporate Governance experience, particularly as it relates to policies and practices for executive compensation.

Committees: Compensation & Leadership Development (Chair), Innovation & Technology

2024 Proxy Statement  14

ITEM 1 | ELECTION OF DIRECTORS

Ms. McCarthy is the former Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company (global entertainment), a position she held from 2015 to 2023, when she assumed the position of Strategic Advisor until her retirement in June 2024. Prior to her appointment as CFO, she held positions of increasing responsibility at Disney, serving as Executive Vice President, Corporate Real Estate, Alliances and Treasurer from 2005 to 2015, after joining Disney as Senior Vice President and Treasurer in 2000. Ms. McCarthy previously served as Executive Vice President and Chief Financial Officer of Imperial Bancorp from 1997 to 1999. From 1981 to 1996, she held various positions at First Interstate, rising to be Executive Vice President, Finance in 1993. Ms. McCarthy currently serves on the Board of Trustees of the Carnegie Institution for Science, an independent research institution dedicated to advancing scientific investigation, research, and discovery in service of humankind. She has also served on the boards of numerous other civic and educational organizations, including Phoenix House of California, Inc., the Los Angeles Philharmonic Association, UCLA Anderson School of Management, and Smith College.

SKILLS & QUALIFICATIONS

Ms. McCarthy’s more than 30 years of experience in Finance, including service as CFO of The Walt Disney Company, enable her to contribute to the Board her extensive understanding of complex financial analysis and reporting for a global, consumer-facing company. Further, her experience at Disney and leadership of its Brand and Franchise Management groups affords her valuable perspective on the Consumer Industry and long-term brand building. In addition, as CFO, Ms. McCarthy led Disney’s strategy and merger & acquisition teams. She was a core member of Disney’s acquisition teams for more than 20 years and worked on and led significant deals outside of the United States. In her oversight of Disney’s worldwide finance organization, which included corporate real estate, corporate alliances and partnerships, enterprise controllership, investor relations, risk management, tax, and treasury, Ms. McCarthy had Global responsibilities and experience, including supervision of Disney’s global enterprise technology, global security, and cybersecurity groups. She also oversaw the Disney Accelerator, a business development program designed to advance the growth of innovative companies from around the world. This significant scope and experience provide her with extensive Leadership, Strategy, and Risk Management skills and valuable Corporate Governance experience.

Other Public Company Boards: Flutter Entertainment (since July 2024)

Committees: Audit (Chair), Compensation & Leadership Development

Ms. McEvoy is the former Executive Vice President, Worldwide Chairman of MedTech at Johnson & Johnson (healthcare), a position she held from 2018 to 2023. In this role, Ms. McEvoy had responsibility for the company’s surgery, orthopaedics, interventional solutions, and eye health businesses. She previously served as Company Group Chairman, Consumer Medical Devices from 2014 to 2018 and as Company Group Chairman, Vision Care from 2012 to 2014. Ms. McEvoy also led J&J’s global suture products business as Worldwide President, Ethicon Products from 2009 to 2011, served as President, McNeil Consumer Healthcare from 2006 to 2009, and served as Vice President, Marketing and General Manager, McNeil Labs from 2003 to 2006. She joined J&J in 1996 as an Assistant Brand Manager, having previously worked in advertising at both Grey Advertising and J. Walter Thompson (now Wunderman Thompson). In addition to her professional work, Ms. McEvoy previously served on the Board of Trustees of the Children’s Hospital of Philadelphia.

SKILLS & QUALIFICATIONS

Ms. McEvoy brings to the Board a breadth of Leadership, Strategy, and Risk Management experience across her roles at J&J, where she led significant and diverse businesses with a Global footprint. She further draws upon her skills and experience in Marketing and insights from her work in the Consumer Industry, which she developed initially in the advertising industry and further strengthened in her roles at J&J in marketing and brand management in the consumer healthcare space. Her perspective as a seasoned leader in the global healthcare industry is particularly important to the Board given the continued strategic importance of this sector to the Company in markets around the world. In addition, Ms. McEvoy has been recognized for her transformative Innovation approach, driving strategic investments in innovation platforms and commercial executions that delivered significant growth for J&J’s MedTech business as well as the enhancement of in-house Digital capabilities in collaboration with leading technology companies, consistent with the Company’s focus on driving digital acumen enterprise-wide to enable long-term growth.

Committees: Compensation & Leadership Development, Innovation & Technology

15  The Procter & Gamble Company

ITEM 1 | ELECTION OF DIRECTORS

Mr. Moeller is Chairman of the Board, President and Chief Executive Officer of the Company. He assumed the role of President and CEO in November 2021 and was named Chairman of the Board effective July 2022. Mr. Moeller previously served as Vice Chairman and Chief Operating Officer from 2021 until his appointment as President and CEO, as Vice Chairman, Chief Operating Officer, and Chief Financial Officer from 2019 to 2021, as Vice Chairman and Chief Financial Officer from 2017 to 2019, and as Chief Financial Officer from 2009 to 2017. In addition to his leadership of the Company for nearly three years, Mr. Moeller has held numerous and significant responsibilities in his career at P&G. As the Company’s Chief Operating Officer, he had responsibility for P&G’s Enterprise Markets, which include Latin America, India, the Middle East, Africa, Southeast Asia, and Eastern Europe. He also led the Company’s Investor Relations, Information Technology, Global Business Services, Sales, Market Operations, Purchasing, Manufacturing, and Distribution efforts. In addition, prior to his role as Chief Financial Officer, Mr. Moeller held leadership positions in various categories, sectors, and regions, including China, and has led significant merger and acquisition efforts in line with the Company’s portfolio optimization strategy. He also serves on the boards of the Alliance to End Plastic Waste, the Business Roundtable, the Consumer Goods Forum, and Catalyst, a global non-profit that accelerates progress for women through workplace inclusion.

SKILLS & QUALIFICATIONS

Mr. Moeller has significant and recognized Financial expertise, seasoned Corporate Governance insight, and extensive Leadership, Strategy, and Risk Management skills and experience, which he has built over his nearly 36 years with the Company. In that time, he has both developed and executed Global strategy, served as a key member of senior management, led numerous, complex transactions and initiatives, and worked closely with Regulatory agencies and Government officials around the globe to address critical policy, business, and tax matters. Both as CEO and in his prior leadership roles, Mr. Moeller has emphasized the critical importance of superior Innovation and market growth as imperatives within the Company’s strategy, including the integration of Environmental Sustainability as a key focus area. He further has helped modernize and advance P&G’s Information Technology approach, overseeing the Company’s IT function for several years and prioritizing the development of enterprise-wide Digital acumen to enable increased productivity. Mr. Moeller has also held leadership positions in many of the Company’s global categories, including Beauty Care, Health Care, and Feminine Care, affording him meaningful Consumer Industry/Retail understanding. His global work and responsibility, including current role as President and CEO and prior oversight of the Company’s Enterprise Markets, complements this perspective, affording him critical insight on P&G’s operations and strategic efforts around the globe.

Mr. Portman is a former United States Senator, having represented the State of Ohio from 2011 until his retirement in 2023. He previously served in cabinet-level positions in the executive branch, first as U.S. Trade Representative from 2005 to 2006 and then as Director of the Office of Management and Budget (“OMB”) from 2006 to 2007. From 1993 to 2005, he served as a Congressman in the U.S. House of Representatives. Mr. Portman, who holds a Juris Doctor from the University of Michigan School of Law, began his career in private legal practice and later worked as Associate Counsel and then Director of Legislative Affairs under President George H. W. Bush from 1989 to 1991. He currently serves as a Distinguished Visiting Fellow in the Practice of Public Policy at the American Enterprise Institute and is the founder of the Portman Center for Policy Solutions within the University of Cincinnati’s School of Public and International Affairs, which focuses on fostering civility and bipartisanship among future public service leaders.

SKILLS & QUALIFICATIONS

With his legal experience and public service career that spanned three decades and four presidential administrations, including multiple terms in both houses of Congress, Mr. Portman brings deep and significant Government, Regulatory, and Public Policy expertise to the Board. As Director of the OMB, he oversaw development of the executive budget and administration of federal agency performance. Through both his service on the Senate Foreign Relations Committee and in his role as U.S. Trade Representative, Mr. Portman developed unique Global knowledge and expertise, particularly as it relates to international tax and trade policy, that benefits the Board as it oversees the Company’s operations in markets around the world. He is also recognized for his Leadership, Strategy, and Risk Management skills, having led bipartisan policymaking efforts across key issues like infrastructure, trade, energy, and workforce development and ultimately securing enactment of more than 200 bills across both Republican and Democratic administrations. In addition, Mr. Portman has focused on critical Digital and Technology issues, founding the Senate’s Artificial Intelligence Caucus and advocating for improved cybersecurity practices, including co-authoring the bill that would become the Cyber Incident Reporting for Critical Infrastructure Act of 2022. As a result, he brings meaningful insight and expertise on how technology, infrastructure, and cybersecurity intersect within government and private enterprise, further strengthening the Board’s oversight of this important area.

Committees: Governance & Public Responsibility, Innovation & Technology

2024 Proxy Statement  16

ITEM 1 | ELECTION OF DIRECTORS

Mr. Subramaniam is President and Chief Executive Officer at FedEx Corporation (transportation and business services), a position he has held since June 2022. He previously served as President and Chief Operating Officer of FedEx from March 2019 to May 2022, as President and Chief Executive Officer of Federal Express Corporation (“FedEx Express”) from January 2019 to March 2019, and as Executive Vice President – Chief Marketing & Communications Officer of FedEx from January 2017 to December 2018. Prior to these roles, Mr. Subramaniam held various leadership positions in operations and marketing across the FedEx portfolio of operating companies, including as a Senior Vice President and Vice President in the company’s Canada and Asia Pacific businesses. Originally from India, he holds master’s degrees in chemical engineering and business administration and began his career with FedEx in 1991. He also serves as a board member with the U.S.-India Strategic Partnership Forum, as a member of the U.S.-India CEO Forum, and as Vice Chair of the U.S.-China Business Council. Mr. Subramaniam was appointed to the President’s Export Council, the principal national advisory committee on international trade, in 2023.

SKILLS & QUALIFICATIONS

Mr. Subramaniam’s significant leadership roles across FedEx’s businesses afford him broad Leadership, Strategy, and Risk Management skills, particularly in the areas of corporate operations, strategy, communications, and Marketing. In addition, his Global leadership experience in markets outside the United States and focus on the continued globalization of FedEx’s operations and business allows him to contribute unique insights and perspective to the Board. Mr. Subramaniam has also been recognized for his Digital, Technology, and Innovation skills, which include strengthening FedEx’s operating strategy, growing its e-commerce business, and driving digital transformation of its global supply chain, including the prioritization of Environmental Sustainability work within FedEx’s operations. These skills, including the use of digital innovation to promote sustainability and network optimization, are highly valuable to the Board as the Company continues to focus on strategic opportunities for ongoing supply chain innovation and increased digital acumen.

Other Public Company Boards: FedEx Corporation (since 2020), First Horizon Corporation (2016 to 2022)

Committees: Governance & Public Responsibility, Innovation & Technology

Ms. Woertz is the former Chairman of the Board and Chief Executive Officer of Archer Daniels Midland Company (“ADM”) (agricultural origination and processing), where she joined in 2006 as Chief Executive Officer and President and was named Chairman in 2007. Ms. Woertz retired as Chief Executive Officer of ADM in 2015 and as Chairman in 2016. Prior to joining ADM, Ms. Woertz was with Chevron Corp. for 29 years, serving in several executive roles, including President, Chevron International and Executive Vice President, Global Downstream. She began her career as a certified public accountant with Ernst & Ernst. Ms. Woertz is currently a senior advisor to Tanium, a cybersecurity and network operations company, and is a member of the Board of Directors of Northwestern Memorial HealthCare. She previously served as a member of the President’s Export Council, the principal national advisory committee on international trade.

SKILLS & QUALIFICATIONS

With broad executive experience at Chevron and ADM, including as CEO of ADM, and having started her career as a CPA, Ms. Woertz contributes a valuable mix of Global and Marketing experience and Finance expertise, enabling her to provide critical perspective on operational and financial aspects of the Company, including accounting and corporate finance matters. Additionally, Ms. Woertz’s experience as an executive of public companies and a director on other public company boards provides her with significant Leadership, Strategy, and Risk Management skills and Corporate Governance experience from which she draws to provide a broad perspective on governance matters and issues facing public companies. In her board service at both 3M and Shell, Ms. Woertz served on committees with oversight responsibility for significant Environmental Sustainability matters, advising management on policies, practices, and risks across climate change, human rights, and other sustainability matters.

Other Public Company Boards: 3M Company (2016 to 2022)

Committees: Audit, Governance & Public Responsibility

17  The Procter & Gamble Company

CORPORATE GOVERNANCE

Corporate Governance

How we conduct our business matters, and P&G has committed to doing what is right and to being a good corporate citizen. A sustainably strong business depends on maintaining trust, and that requires maintaining strong ethical and compliance standards and ensuring strong Board leadership and oversight. That is why good governance, including our Purpose, Values, and Principles, is the foundation for everything we do.

Governance Highlights

BOARD STRUCTURE & COMPOSITION

•	Annual assessment and determination of optimal Board leadership structure

•	Active, engaged, and responsive Lead Director has significant role, strong autonomy, and meaningful governance duties

•	Executive sessions of the independent Directors at every regular meeting of the Board, without management present

•	13 of 14 Director nominees, and all Board Committee members, are independent

•	Annual independent Director evaluation of Chairman and CEO and continuous Director feedback
•	Range of new and experienced Directors, with average tenure of less than 5 years

•	9 of 14 Director nominees are women and/or racially/ethnically diverse

•	Annual Board and Committee self-assessments, with one-on-one reviews with individual Directors to ensure thoughtful, candid feedback

•	Incumbent Directors attended approximately 97% of Board and Committee meetings combined in FY 2023-24

OPERATIONS & OVERSIGHT

•	Full Board oversees the development and execution of the Company’s strategic plans

•	Committee core areas of focus include financial integrity and legal compliance (Audit), corporate governance (G&PR), compensation and succession planning (C&LD), and innovation strategy (I&T)

•	Directors have significant interaction with senior business leaders and access to other employees
•	Annual Board discussion of key significant risks identified in the Company’s Enterprise Risk Management process and regular discussion of key risks

•	Directors have ability to hire outside experts and consultants and to conduct independent investigations

•	Board oversight and ongoing engagement with senior executives on key matters, including cybersecurity (Audit), organizational diversity and talent development (C&LD), community impact, environmental sustainability, and responsible sourcing practices (G&PR), and sustainable upstream innovation (I&T)

SHAREHOLDER RIGHTS & ENGAGEMENT

•	Proxy access for Director nominees

•	Shareholder right to call special meetings

•	Ongoing shareholder engagement

•	All Directors elected annually
•	Simple majority voting standard for all uncontested Director elections

•	Shareholder ability to contact Directors (as described on page 34)

GOVERNANCE BEST PRACTICES

•	Recoupment policy requires the Company to recoup compensation payments from Section 16 Officers in the event of a restatement of financial results

•	Policies consistent with the Investor Stewardship Group’s Corporate Governance Principles

•	CEO, senior executives, and Directors required to own shares or RSUs at multiples of their salaries or annual retainer

•	Insider Trading Policy prohibits Directors, senior executives, and other designated employees from engaging in any pledging, short sales, or hedging investments involving Company stock (as described on page 32)

•	Retirement age and term limit for Directors

•	Ongoing Board assessment and refreshment led by the G&PR Committee

•	Board policy limits Director membership on other public company boards

2024 Proxy Statement  18

CORPORATE GOVERNANCE

Shareholder and Stakeholder Engagement

We engage with our shareholders and our many other stakeholders throughout the year, providing perspective on our business results and reinforcing our commitment to our integrated strategy on earnings calls, at shareholder and analyst conferences, in small engagements, and in one-on-one meetings with shareholders, analysts, and other stakeholders. In addition, we proactively seek shareholder input and perspective and respond to requests for information on various topics. These engagements and exchanges can inform our corporate practices, help sharpen our thinking, and strengthen our approach. Our shareholders and stakeholders sometimes represent specialized perspectives or hold conflicting views from one another, so we must analyze the feedback they share with us as part of the total mix of information we consider in seeking to serve shareholders, consumers, and all stakeholders.

In general, we approach this work through a cycle of:

Year-Round Outreach and Engagement

Senior management, our investor relations team, and subject matter experts from the Company maintain a year-round dialogue with investors to gain their perspectives on current issues and priorities and to address any questions or concerns. We also make our Directors available for engagement with shareholders when appropriate. These engagements cover a variety of topics, including corporate strategy, risk oversight, corporate governance, environmental sustainability practices, workforce policies, and executive compensation.

Ongoing Review and Evaluation

We assess the feedback we receive from investors and share it with senior management and the Board. We also discuss key aspects with the appropriate Board Committee, reviewing, for example, compensation-related comments and questions with the C&LD Committee and input regarding corporate governance or environmental sustainability matters with the G&PR Committee.

Continual Updates and Action

We consider feedback received as we update our policies, practices, and disclosures. For example, consistent with input from some of our shareholders, we provided additional information in this proxy statement on the G&PR Committee’s process for review and consideration of Director outside time commitments. We also updated our ESG Portal to provide an index of key disclosures by topic, making it easier for investors and other stakeholders to quickly find relevant information.

The Company received positive investor feedback on the focused environmental sustainability and corporate governance engagements and related broader investor presentation and Q&A we conducted in FY 2023-24, which included more than 150 shareholder participants, ranging from large institutions to individual investors. These meetings were led by our Chairman and CEO and included insights and perspective from our CFO, Senior Vice President for Investor Relations, and multiple subject matter experts. The Company again conducted focused meetings this past year with several of our top institutional shareholders, discussing our strategy for and Board oversight of numerous topics. In July 2024, we held another broad investor forum to provide interested stakeholders further opportunity to learn about the Company’s work and to ask questions of our senior management and experts. These focused meetings complement the many engagements that our Investor Relations team and Company subject matter experts had with a broad range of shareholders throughout the year. These shareholders included not only the Company’s largest owners but also relatively smaller owners with specific interests in topics like climate, human rights, cybersecurity, and biodiversity. The Company also has regular engagement with NGOs and other investor advisory groups, such as Sustainalytics, MSCI, Climate Action 100+, and others to help ensure investors have accurate information and Company perspective on the topics of interest to them.

19  The Procter & Gamble Company

CORPORATE GOVERNANCE

We will continue our shareholder engagement during FY 2024-25, including participation at analyst meetings and conferences. The Company’s top 100 institutional shareholders collectively own over 50% of the Company’s outstanding shares of common stock, and we generally focus our proactive shareholder outreach efforts on these shareholders. We conduct meetings with institutional shareholders in person, via virtual meetings and telephone calls, and one-on-one at conferences throughout the year. We also routinely respond to individual shareholders and other stakeholders who provide feedback about our business.

We remain committed to these ongoing discussions and welcome feedback from all shareholders, who can reach our Investor Relations team by visiting www.pginvestor.com or contact our Directors or executive officers as described on page 34.

The Board’s Leadership Structure

Under the Company’s Corporate Governance Guidelines, the Board has discretion to determine whether the same individual should serve as both Chief Executive Officer and Chairman of the Board or whether the roles should be separated. The Board also determines the nature and scope of the role of the Lead Director to ensure appropriate and effective independent leadership and oversight. This approach allows the Board to use its considerable experience and knowledge to elect as Chairman of the Board the Director best suited to serve in that capacity at the time, while maintaining the ability to separate the Chairman of the Board and CEO roles when appropriate, as the roles have been in previous periods. Further, it enables the Board to elect an independent Lead Director and define his or her duties.

The Board regularly considers this structure and whether to combine or separate the roles, depending on which leadership structure best serves the Company and its shareholders. In doing so, the Board not only considers the specific benefits and impacts to the Company of one approach over another but also considers external practice among similarly situated global companies as well as feedback from investors. The Board believes this discretion, including the flexibility to make this determination at any given point, best enables it to promote the long-term interests of the Company and its shareholders.

During the Board’s annual evaluation of its leadership structure, and upon recommendation of the G&PR Committee, the non-employee Directors of the Board concluded that it is in the best interest of the Company and its shareholders for Mr. Moeller to maintain his roles as Chairman of the Board and CEO, with Mr. Jimenez serving as Lead Director. In particular, the Board considered that Mr. Moeller is the right person to lead the Board based on his deep knowledge of the Company’s business and financial operations; his clear, consistent, and compelling strategy for the Company; and his keen understanding of the complex and dynamic external environment in which it operates globally. Across his various roles at the Company, Mr. Moeller has developed and executed global strategy, served as a key member of senior management, led numerous, complex transactions and initiatives, worked in many of the Company’s global categories, and overseen both Enterprise Market operations and the Company’s Investor Relations, Information Technology, Global Business Services, Sales, Market Operations, Purchasing, Manufacturing, and Distribution teams. In addition, having unified leadership helps ensure timely and efficient communication of key issues and information between senior executives and the Board and reduces hierarchy and complexity. As detailed further below, the Board also considered that Mr. Jimenez, as independent Lead Director, has significant and meaningful responsibilities in line with governance best practices, collaborates effectively with Mr. Moeller on key focus areas for Board refreshment, oversight, and operations, and productively chairs regular Executive Sessions with the Board’s independent Directors.

The Board retains the ability to separate the Chairman and CEO roles in the future, depending on which leadership structure best serves the long-term interests of the Company and its shareholders at that time.

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INDEPENDENT LEAD DIRECTOR

When the Board determines that the same individual should hold the positions of CEO and Chairman of the Board or if the Chairman of the Board is not independent, the independent Directors of the Board elect for an annual term a Lead Director from among the independent Directors. The Lead Director role is significant, with responsibilities consistent with accepted best practices and designed to ensure a well-functioning Board with independent oversight, including:

•	Preside at all meetings of the Board in the absence of, or upon the request of, the Chairman of the Board

•	Lead regular executive sessions of the independent Directors

•	Provide input to and approve agendas for the Board meetings and information sent to the Board

•	Approve meeting schedules to assure sufficient time for discussion of all agenda items

•	Call special meetings of the Board as necessary to address important or urgent Company issues

•	Call meetings of the non-employee and/or independent Directors, with appropriate notice

•	Advise the G&PR Committee and the Chairman of the Board on the membership of the various Board Committees and the selection of Committee chairpersons

•	Advise the Chairman of the Board on the retention of advisors and consultants who report directly to the Board
•	Advise the Chairman of the Board and CEO, as appropriate, on issues discussed at executive sessions of non-employee and/or independent Directors

•	Review with the CEO, throughout the year, the non-employee Directors’ ongoing evaluation of and feedback on the CEO’s performance

•	Serve as principal liaison between the non-employee and/or independent Directors, as a group, and the Chairman of the Board and CEO, as necessary

•	Engage when necessary and appropriate, after consultation with the Chairman of the Board and CEO, as the liaison between the Board and the Company’s shareholders and other stakeholders

•	Foster open dialogue and constructive feedback among the independent Directors

•	Facilitate cross-Committee feedback

•	Select an interim Lead Director to preside over meetings at which he or she cannot be present

Mr. Jimenez serves as the Board’s current Lead Director, having originally been appointed to the role in 2021. In his capacity as Lead Director, Mr. Jimenez has worked closely with Mr. Moeller to ensure effective leadership, appropriate engagement, and meaningful oversight by the Board. Led by Mr. Jimenez, the non-employee Directors met six times during FY 2023-24 in regularly scheduled executive sessions (without the presence of Mr. Moeller or other employees of the Company) to discuss various matters related to oversight, Board affairs, succession planning, and CEO performance. Mr. Jimenez continues to foster an open and constructive dialogue among the independent Directors and advises Mr. Moeller of the independent Directors’ discussions, including performance feedback, and follows up on meeting outcomes and actions. This year, Mr. Jimenez also led candid one-on-one conversations with each Director, outside of regularly scheduled meetings, to gather feedback on Board and Director strengths and needs, management performance, and overall Board functioning.

In conjunction with the Board’s decision to maintain the combined Chairman and CEO role, the non-employee Directors reappointed Mr. Jimenez as Lead Director for FY 2024-25. The Board believes that Mr. Jimenez and Mr. Moeller will continue to work well together in these respective roles. Mr. Jimenez is an experienced executive and Director, having served as CEO of Novartis AG, in leadership positions with H.J. Heinz Company and ConAgra Foods, and as a Director of several public companies. He is recognized for his innovation and leadership skills and has provided important insight and guidance to the Company and the Board during his tenure as a Director. Mr. Jimenez is a thoughtful, highly engaged Director. His fellow Directors and members of Company management appreciate that he routinely makes himself available to the Chairman and his fellow Directors outside of regular Board meetings and is particularly responsive to requests for insight and perspective throughout the year. The Board is confident that, as Lead Director, he will continue to work in close partnership with Mr. Moeller to ensure strong and independent oversight of ongoing Board matters and effective collaboration among the Directors. The Board will continue to periodically evaluate its leadership structure.

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BOARD EVALUATION

In addition to regularly reviewing its leadership structure, the Board conducts an annual self-assessment of its overall functioning and effectiveness. In order to maximize input and facilitate candid, useful feedback, the Company’s Chief Legal Officer conducts one-on-one interviews with each Director. This feedback includes comments on overall Board performance, Board priorities, interaction with management, Board discussion topics, agendas, and processes, Board composition, Director contributions, and how to further improve overall Board operations. The results of these interviews are aggregated and anonymized and then shared with the full Board for review, discussion, and appropriate action. The Audit, C&LD, and G&PR Committees also conduct annual assessments of their operations and effectiveness via one-on-one management interviews with each Committee member. In addition, this year, the Board’s Lead Director conducted separate one-on-one reviews with each Director to further discuss their perspective on Board operations, performance, and culture as well as to provide specific, individual feedback on each Director’s contributions and impact.

The Board addresses items raised both through this formal evaluation process and through informal feedback as warranted. For example, based on Director feedback, the Audit Committee received an assessment of the general controls and compliance environment, capturing key learnings following the COVID pandemic. Similarly, given the high level of recent Board refreshment, the Company provided additional opportunities for Directors to engage informally with one another outside the Boardroom. Finally, if during the evaluation process or at any time any issue with regard to an individual Director is identified, the Chairman or Lead Director will address such issue with the individual Director.

DIRECTOR INDEPENDENCE

The Board has determined that all of the Company’s Director nominees, with the exception of Mr. Moeller, are independent under the NYSE listing standards and the Board of Directors’ Guidelines for Determining the Independence of its Members (the “Independence Guidelines”). All members of the Board’s Audit, C&LD, G&PR , and I&T Committees are independent under the NYSE listing standards and Independence Guidelines. All members of the Audit Committee and C&LD Committee are also compliant with the SEC’s enhanced independence requirements for audit committee members and compensation committee members, respectively. The Board of Directors has determined that Mr. Biggs, Ms. McCarthy, and Ms. Woertz meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate.

In making these independence determinations, the Board applied the NYSE listing standards and the categorical independence standards contained in the Independence Guidelines. Under the Independence Guidelines, certain relationships were considered immaterial and, therefore, were not considered by the Board in determining independence, but were reported to the Chair of the G&PR Committee. Applying the NYSE listing standards and the Independence Guidelines, the Board determined that there are no transactions, relationships, or arrangements that would impair the independence or judgment of any of the Director nominees deemed independent by the Board.

Mr. Moeller is Chairman of the Board, President and CEO of the Company. As an employee of the Company, he cannot be deemed independent under the NYSE listing standards or the Independence Guidelines.

SERVICE ON OTHER PUBLIC BOARDS AND OUTSIDE TIME COMMITMENTS

The Board believes that service on the boards of other public companies provides valuable governance and leadership experience that ultimately benefits the Company. The Board also recognizes that serving on outside public boards requires a significant commitment of time and attention, and therefore, in accordance with best governance practices, limits Director participation on other public boards. In 2023, the Board updated the Corporate Governance Guidelines to reduce the number of public company boards on which a Director who is an active public company CEO may sit. As a result, under the Corporate Governance Guidelines, Directors who are

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active CEOs of other public companies may sit on no more than one additional outside public board (including their own company board), and other non-employee Directors may sit on no more than three additional outside public boards. The Board must approve any exception.

In addition to the numerical limits, the Company’s Corporate Governance Guidelines generally require that a Director or Director nominee should have sufficient time to devote to the affairs of the Company. Accordingly, when nominating a Director for service on the Board or for re-election, the G&PR Committee considers whether, in light of other commitments, the nominee will have adequate time to serve as a Director of the Company. Further, in nominating an individual to serve as Lead Director or Committee Chair, the G&PR Committee specifically considers that individual’s other public company board leadership positions and outside time commitments to ensure sufficient time and availability to provide effective and responsive leadership in the role. The G&PR Committee undertakes this review at least annually, generally coinciding with its recommendation of Director nominees for election at the next annual shareholder meeting and of the Board’s leadership structure. The Committee further considers an individual Director’s time commitments throughout the year as circumstances warrant, such as a change in a Director’s external responsibilities or in internal Board leadership positions.

This overall practice helps further our expectation that our Directors give appropriate time and attention to the affairs of the Company, demonstrating strong engagement and high attendance. Each of our Director nominees is currently compliant with the Company’s Corporate Governance Guidelines regarding their service on other company boards.

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Board Meetings and Committees of
the Board

Our Directors take seriously their commitment to active oversight, meaningful engagement, and effective stewardship of the long-term interests of the Company and its shareholders. The Chairman of the Board and Lead Director set Board agendas in advance to ensure that appropriate subjects are covered with time for meaningful discussion. Committee Chairs also work closely with management to set agendas for Committee meetings, ensuring that each Committee reviews relevant subjects in a timely and meaningful way. Directors receive comprehensive materials in advance of Board and Committee meetings and review these materials before each meeting. This process allows for focused, active discussions during meetings.

During FY 2023-24, the Board held six meetings, and the Committees of the Board collectively held 22 meetings, for a total of 28 meetings. Each incumbent Director attended more than 83% of the aggregate meetings of the Board and the Committees on which they served, with average attendance of about 97% among incumbent Directors. The Board expects all Directors to attend the annual meeting of shareholders, and all Directors then serving attended the October 10, 2023 annual meeting.

The table below shows the current membership of each Committee of the Board and the number of meetings each Committee held during FY 2023-24.

Name	Board	Audit	Compensation & Leadership Development	Governance & Public Responsibility	Innovation & Technology

B. Marc Allen	●	●	●

Brett Biggs	●	●			●

Sheila Bonini	●			●	●

Amy L. Chang	●			●	Chair

Joseph Jimenez	Lead		●	Chair

Christopher Kempczinski	●	●	●

Debra L. Lee	●		●	●

Terry J. Lundgren	●		Chair		●

Christine M. McCarthy	●	Chair	●

Ashley McEvoy	●		●		●

Jon R. Moeller	Chair

Robert J. Portman	●			●	●

Rajesh Subramaniam	●			●	●

Patricia A. Woertz	●	●		●

Total FY 2023-24 Meetings	6	8	6	6	2

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To assist the Board in discharging its duties and to facilitate deeper understanding and engagement in certain key areas of oversight, the Board has established four standing Committees. Each Committee is fully independent under the NYSE listing standards and the Independence Guidelines, which can be found at www.pg.com. Each Committee has a charter that sets out its primary purposes, duties, and responsibilities. These charters can be found in the corporate governance section of the Company’s website at www.pg.com.

Audit Committee

Key Responsibilities

Assisting the Board in oversight of:

•  Accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal controls established by management

•  The quality and integrity of the Company’s financial statements

•  The Company’s compliance with legal, tax, and regulatory requirements

•  The Company’s overall risk management profile, including with respect to information security

•  The independent auditor’s qualifications and independence

•  The performance of the Company’s internal audit function and the independent auditor

•  The performance of the Company’s ethics and compliance function

The Audit Committee also prepares the Report of the Audit Committee to be included in the Company’s proxy statement. At each meeting, representatives of Deloitte, the Company’s independent registered public accounting firm, and finance management were present to review accounting, control, auditing, and financial reporting matters. During certain of these meetings, the Audit Committee also held private sessions with the Company’s Chief Financial Officer, Chief Legal Officer, Chief Ethics & Compliance Officer, Chief Audit Executive, and representatives of Deloitte.

Recent Activities

•  Reviewed and discussed with the Company’s Chief Ethics and Compliance Officer the Company’s compliance program, approach, and outcomes, focusing on regulatory developments and emerging risk areas.

•  Held multiple focused discussions with the Company’s Chief Information Officer and Chief Information Security Officer regarding priorities, external trends, and continued cybersecurity capability development.

•  Reviewed a range of new and emerging rulemaking and related regulatory requirements impacting Company reporting, including topics like cybersecurity and climate, discussing potential Company impacts and plans for compliance.

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Compensation & Leadership Development Committee

Key Responsibilities

•  Oversees the Company’s overall compensation practices, principles, and policies, including base pay, short- and long-term incentive pay, retirement benefits, perquisites, severance arrangements, recoupment policies, stock ownership guidelines, and stock holding requirements, if any, and their specific application to principal officers elected by the Board and to non-employee Directors

•  Assists the Board in its oversight of the development, implementation, and effectiveness of the Company’s policies and strategies related to its human capital management, including matters related to equality and inclusion and talent management

•  Assists the Board in leadership development, succession planning, and continuity planning for principal officers

The C&LD Committee makes all final decisions regarding compensation for principal officers and makes a recommendation to the Board regarding the shareholder votes related to executive compensation. For more details regarding principal officer compensation or the C&LD Committee’s process for making decisions regarding the compensation of principal officers, please see the Compensation Discussion & Analysis section of this proxy statement. The C&LD Committee is also responsible for, and makes the final decision for, non-employee Director compensation. The C&LD Committee retains an independent compensation consultant, hired directly by the Committee, to advise it regarding executive compensation matters.

Recent Activities

•  Reviewed and discussed the Company’s approach to pay equity, an aspect of the Company’s global commitment to fair pay, including the results of the Company’s most recent gender and racial pay equity audits.

•  Conducted an in-depth review of top next generation talent across business units, markets, and functions to ensure strong leadership pipeline and appropriate growth and development of the Company’s current and future leaders.

•  Discussed with the Chief Human Resources Officer the results of the Company’s global employee survey, including key areas of strength and preliminary insights on opportunities to further improve employee engagement and satisfaction.

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Governance & Public Responsibility Committee

Key Responsibilities

•  Identifies individuals qualified to become Directors

•  Recommends when new members should be added to the Board and individuals to fill vacant Board positions

•  Recommends to the Board the Director nominees for the next annual meeting of shareholders and whether to accept the resignation of any incumbent Director nominee who received a greater number of “against” votes than “for” votes in a non-contested election

•  Recommends Board Committees and Committee assignments, including assignments and succession planning for Committee Chairs

•  Periodically reviews and recommends updates to the Corporate Governance Guidelines and assists the Board in interpreting and applying those Guidelines

•  Educates the Board and the Company on applicable governance laws and regulations

•  Oversees the Board assessment process

Oversees the Company’s strategies, work, and reporting related to its public responsibility, including:

•  the Company’s efforts related to social investments and environmental sustainability

•  community and government relations

•  product quality and quality assurance systems

•  protection of the Company’s corporate reputation and other matters of importance to the Company and its stakeholders

Recent Activities

•  Discussed with Company management, including the Company’s Senior Vice President of Investor Relations, the current investor landscape, topics of interest to external stakeholders, and feedback received from investors during recent engagements as well as provided input regarding future investor outreach efforts.

•  Discussed with senior management and global experts the Company’s strategic approach to operating in the dynamic external environment, including key geopolitical challenges and regulatory developments, their potential implications for the Company, and the Company’s plans to address and mitigate the most significant risks.

•  Reviewed the external landscape of corporate governance practices and trends, including evolving shareholder expectations and key benchmarking data across similarly situated companies, and discussed the Company’s practices.

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Innovation & Technology Committee

Key Responsibilities

Reviews and makes recommendations to the Board on major strategies for technical and commercial innovation to increase shareholder value and has responsibility for overseeing:

•  The Company’s approach to technical and commercial innovation

•  The innovation, technology development, and acquisition process to assure ongoing business growth

•  Development of measurement and tracking systems that are important to successful product and commercial innovation

The Committee also reviews:

•  Product and package performance via a holistic product assessment

•  Historical tracking of initiatives versus targets, and the impact of initiatives on brand growth

•  The Company’s forward-looking innovation portfolio

Recent Activities

•  Discussed the evolution of the Company’s irresistible superiority strategy, including work to reset and raise the bar on superiority and the goal of delivering Innovation that drives category growth, including reviews of case studies from several businesses.

•  Conducted an in-depth review, attended by all Board members, of the Company’s Family Care innovation strategy and superiority model, including the Company’s policies and practices to promote responsible forestry, research & development efforts related to alternative fibers, and strengthening of relationships with external stakeholders and industry participants to promote progress.

•  Discussed the category growth potential and innovation strategy of the Company’s Feminine Care business, reviewing consumer insights, irresistible superiority, and the integration of environmental sustainability strategies that reduce the Company’s environmental footprint and help consumers reduce their own.

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Risk Oversight

The Board of Directors actively oversees senior management’s development and execution of the Company’s strategic plans, with responsibility to understand the associated opportunities and risks and the steps that senior management is taking to identify, manage, and mitigate those risks.

BOARD OVERSIGHT

Multiple governance practices bolster the Board’s risk oversight approach, including the Board’s leadership and Committee structure, its regular discussions with key business and function leaders, its review of business plans, results, and strategies, and the Company’s internal Enterprise Risk Management (“ERM”) process. Throughout the year, senior leaders of the Company’s business units, key markets, and corporate functions meet with the Board to discuss regular business updates and significant risks, challenges, and opportunities within their areas of responsibility. For example:

•	The Board directly discusses the state of the business with the Chairman and CEO in regular semi-executive sessions, held at six Board meetings each year.

•	The Company’s Chief Operating Officer, Chief Financial Officer, Sector CEOs, and Market leaders review their strategic plans and the associated risks with the Board at meetings throughout the year.

•

Leaders like the Company’s Chief Legal Officer, Chief Human Resources Officer, Chief Equality & Inclusion Officer, Chief Brand Officer, Chief Information Officer, Chief Information Security Officer, Chief Product Supply Officer, and Chief Sustainability Officer periodically discuss with the Board their strategic priorities, key opportunities, emerging risks, and mitigation and compliance plans, often with more detailed reviews conducted by the relevant Committees.

In addition, the full Board reviews the most significant enterprise risks facing the Company, as identified in the ERM process, at least annually. The ERM process, the Board’s direction, and management’s judgment guide which key risks the Board reviews and discusses. This determination is often informed by subject matter expert perspective on the risk overall as well as consideration of factors such as the risk’s potential impact to the Company, the Company’s vulnerability to the risk, and the risk’s potential speed of onset.

The Board has also delegated certain risk oversight responsibilities to specific Board Committees. This delegation is informed by, among other considerations, the subject matter of the risk, the expertise and scope of each Committee as outlined in its charter, the members of management responsible for developing appropriate mitigation plans, and the frequency of expected developments and updates. In overseeing specific risks, each Committee reports regularly to the full Board, and the Chairman of the Board and Lead Director review with the relevant Committee Chair and with management whether a particular risk or item merits additional discussion with the full Board. In performing their oversight responsibilities, the Board and each Committee has full access to management, as well as the ability to engage independent advisors. In addition, the Board’s independent Lead Director leads regular executive sessions of the independent Directors, facilitates cross-Committee feedback, and fosters open dialogue and constructive feedback among the independent Directors, which further supports the Board’s ability to fulfill its risk oversight duties.

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COMMITTEE OVERSIGHT

Audit Committee

Oversees the Company’s overall risk management process, focusing on accounting and financial controls, financial statement integrity, information security, cybersecurity, legal and regulatory compliance, tax policy and compliance, business continuity planning, and ethics and compliance programs, and routinely discusses the Company’s risk profile, risk management, and risk exposures with management, internal auditors, and the Company’s independent registered public accounting firm.

Compensation & Leadership Development Committee

Oversees risks related to the development of and succession planning for the Company’s executive officers, risks associated with the Company’s equality and inclusion practices and policies, and risks associated with the Company’s compensation policies and practices, as discussed further below under “Compensation-Related Risk.”

Governance & Public Responsibility Committee

Oversees risks related to the Company’s corporate governance structure and processes, including Director qualifications, Board and Committee succession planning, and independence, as well as risks related to product quality, public policy, social responsibility, environmental sustainability, and the Company’s reputation.

Innovation & Technology Committee

Oversees risks related to emerging technologies, the changing media landscape, the Company’s integration of new technology, ingredient safety, and our overall innovation strategy.

MANAGEMENT

In defining and implementing the Company’s strategic plans, management works to identify, evaluate, manage, and mitigate the risks inherent in them. Business and function leaders escalate as appropriate key risks as part of their regular strategy reviews with the Company’s senior management. This risk escalation process is further informed by the Company’s formal ERM Program, the external auditor, and our compliance monitoring and risk assurance activities.

Under the auspices of the Audit Committee, the Company’s Ethics & Compliance Committee—comprised of the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Human Resources Officer, and Chief Legal Officer—oversees the development, execution, assessment, and effectiveness of the Company’s Ethics & Compliance Program as it relates to applicable legal and regulatory requirements, the Worldwide Business Conduct Manual, and other key Company policies. In so doing, the Committee periodically reviews topics such as incident data, specific initiatives, key policy revisions or exception approvals, and compliance risks. Further, the Company’s Chief Ethics & Compliance Officer and the Senior Vice President for Global Internal Audit (“GIA”), both of whom are directly accountable to the Audit Committee in addition to reporting to the Chief Legal Officer and Chief Financial Officer, respectively, help ensure that key risks are identified, reviewed, and escalated to the Board and its Committees on both a standing and ad hoc basis.

As part of the Company’s ERM Program, members of a cross-functional team within the Company conduct extensive interviews of Company experts, leaders, and specialists across levels, functions, and geographies throughout the year. Using both qualitative and quantitative reviews, this team seeks to identify, on a continual basis, the most pressing current and future potential risks facing the Company. Led by experienced risk and compliance professionals in GIA, these risks are analyzed and reported to relevant business and governance leaders within the Company, who partner to develop plans and strategies to appropriately manage and mitigate these risks.

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Annually, the full Board discusses with senior management the most significant risks identified in the ERM process, providing input on the steps taken to mitigate each risk and plans for additional mitigation in the year ahead. In addition, the ERM team conducts periodic progress reviews of top enterprise risks with the accountable leaders, focusing on ensuring mitigation steps are on track and remain sufficient to mitigate the risk consistent with the plans shared with the Board. This enterprise-level review program complements the Company’s ongoing GIA-led risk assurance activities.

SUCCESSION PLANNING

Ensuring that the Company has skilled, seasoned leaders in its executive ranks and talent pipeline is a critical aspect of the Company’s long-term strategy and success. Underscoring this importance, the Board, with assistance from the C&LD Committee, directly oversees succession planning for all executive officers, including the CEO. To support its oversight and planning, the Board, in both regular and executive sessions, reviews and discusses the performance of and development plans for the Company’s senior executives. The Board also interacts with these executives as part of Board business and functional reviews and in one-on-one meetings, helping ensure that our Directors are familiar with not only these individuals’ business results but also their broader leadership, management, and personal skills.

In order to ensure a strong pipeline for future succession, the C&LD Committee also reviews with the CEO and the CHRO the Company’s high-performing next-generation talent across business units and functions to ensure that appropriate development plans are in place for the next generation of leadership.

COMPENSATION-RELATED RISK

As part of its risk oversight responsibilities, the C&LD Committee annually reviews the Company’s compensation policies and practices. In FY 2023-24, the C&LD Committee employed an independent compensation consultant, Meridian Compensation Partners, which does not work for management and, among other tasks, reviewed and reported on all of the Company’s executive compensation programs, including the potential risks and other impacts of incentives created by the programs. For more details on the arrangement with Meridian Compensation Partners, please see the section entitled “Role of Compensation Consultant” in the Compensation Discussion & Analysis (“CD&A”) section of this proxy statement.

The independent compensation consultant’s review included an analysis of the Company’s short-, medium-, and long-term compensation programs covering key program details, performance factors for each program, target award ranges, maximum funding levels, and plan administrative oversight and control requirements. Key program elements assessed relating to potential compensation risks were pay mix, performance metrics, performance goals and payout curves, payment timing and adjustments, severance packages, equity incentives, stock ownership requirements, prohibitions on hedging and pledging, and trading policies. Members of management also performed a risk assessment of the Company’s other compensation programs including incentive programs from acquisitions, cost of programs, design elements, payment authorizations, and overall confirmation that plans do not encourage unnecessary or excessive risk-taking. The results of the consultant’s analysis of the Company’s executive compensation programs, as well as management’s review of the Company’s other compensation programs, were shared with the C&LD Committee, which concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

In reaching its conclusion, the C&LD Committee noted that the Company’s compensation programs include a mix of cash and equity, as well as annual, medium-term, and long-term incentives. This mix of compensation, the design features of these programs, and the Company’s respective oversight and control requirements mitigate the potential of any individual inclination toward taking unnecessary risks. The C&LD Committee also acknowledged various other features of the Company’s compensation programs, policies, and practices designed to mitigate unwarranted risk. For example, the Company’s annual cash bonus program, STAR, provides the C&LD

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Committee with discretion to reduce or eliminate any award that would otherwise be payable. In addition, the performance metrics under STAR include both quantitative measures (e.g., topline growth, bottom-line profits, free cash flow) and qualitative measures (e.g., relative performance, internal controls). These non-metric features mitigate the risk of an executive focusing too much on the specific financial metrics under STAR. Moreover, the performance metrics associated with the STAR Company Factor (core earnings per share growth and organic sales growth) are aligned with the Company’s business plans and strategic objectives.

Further, the C&LD Committee recognized that the Company’s longer-term incentives include a balanced portfolio of stock options, restricted stock units, and performance stock units. These longer-term incentives incorporate a variety of payout horizons that focus executives on long-term performance: 10-year terms with three-year cliff-vesting for stock options, three-year cliff-vesting for restricted stock units, and a three-year performance period for performance stock units granted under the Performance Stock Program, or PSP. The C&LD Committee also noted that the design of the PSP reduces the likelihood that an executive will focus too much on a single performance measure by including four different performance categories with weightings of 20% or 30% each that provide for a balanced risk profile. The categories are: organic sales growth relative to competitive peers, constant currency core before-tax operating profit growth, core EPS growth, and free cash flow productivity. In addition, actual performance against goals with respect to each of these performance measures will yield a payout from a minimum of 0% to a maximum of 200% of a senior executive’s target incentive opportunity. We believe that using this sliding scale approach, versus an all-or-nothing approach, discourages participants from taking unnecessary risks. Furthermore, the PSP also includes a relative Total Shareholder Return Multiplier to ensure further alignment with shareholder interests. Each of the financial measures is defined and further explained in the CD&A section of this proxy statement.

Finally, the C&LD Committee acknowledged that the Company maintains several policies intended to mitigate inappropriate risk-taking, including stock ownership guidelines for senior executives and an insider trading policy that prohibits margin and hedging transactions by senior executives. Furthermore, in addition to the mandatory Dodd-Frank Recoupment Policy, the Company maintains an additional recoupment policy for all other senior executives who are not covered by the Dodd-Frank policy. These policies provide for recoupment of compensation in the event of a financial restatement.

Additional Governance Matters

COMPANY INSIDER TRADING POLICY AND POLICY REGARDING EMPLOYEE, OFFICER, AND DIRECTOR HEDGING

The Company has an insider trading policy and procedures that govern the purchase, sale, and other dispositions of its securities by directors, officers, and employees, as well as by the Company itself. We believe the policy and procedures are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and applicable listing standards. Among other things, the insider trading policy prohibits Directors, senior executives, other designated employees, and certain persons or entities related to these individuals, from engaging in hedging, short sales, pledging, collars, or any other derivative transaction involving the use of market investments to manage the risk of price movements in Company stock or to leverage the potential return of a predicted move in Company stock.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

The Worldwide Business Conduct Manual requires that all employees and Directors disclose all potential conflicts of interest and promptly take actions to eliminate any such conflict when the Company requests. In addition, the Company has adopted a written Related Person Transaction Policy that prohibits any of the Company’s executive officers, Directors, or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy.

Under our Related Person Transaction Policy, the Chief Legal Officer has primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a proposed or existing transaction. If the CLO determines that the related person would have a direct or indirect

2024 Proxy Statement  32

CORPORATE GOVERNANCE

material interest in the transaction, the CLO must present the transaction to the Audit Committee for review or, if impracticable under the circumstances, to the Chair of the Audit Committee, who must then either approve or reject the transaction in accordance with the terms of the policy. While making this determination, the Audit Committee must consider all relevant information available and, as appropriate, take into consideration the following:

•	whether the transaction was undertaken in the ordinary course of business of the Company

•	whether the transaction was initiated by the Company or the related person

•	whether the transaction contains terms no less favorable to the Company than terms that could have been reached with an unrelated third party

•	the purpose of the transaction and its potential benefits to the Company

•	the approximate dollar value of the transaction, particularly as it involves the related person

•	the related person’s interest in the transaction

•	any other information regarding the related person’s interest in the transaction that would be material to investors under the circumstances

The Audit Committee may only approve the transaction if it determines that the transaction is not inconsistent with the best interests of the Company as a whole. Further, in approving any such transaction, the Audit Committee has the authority to impose any terms or conditions it deems appropriate on the Company or the related person. Absent this approval, no such transaction may be entered into by the Company with any related person. The Audit Committee has reviewed and approved the following transaction:

R. Alexandra Keith, Chief Executive Officer—Beauty and Executive Sponsor for Corporate Sustainability, is married to Christopher Keith, a long-tenured employee of the Company who currently holds the position of Senior Vice President—Brand Building Transformation. His total compensation last year was approximately $1.43 million, consisting of salary, bonus, equity grants, and retirement and health benefits. His compensation is consistent with the Company’s overall compensation principles based on his years of experience, performance, and position within the Company. Upon Ms. Keith becoming President—Global Hair Care and Beauty Sector, the Audit Committee approved the continued employment of Mr. Keith with the Company under the Company’s Related Person Transaction Policy, concluding that his continued employment was not inconsistent with the best interests of the Company as a whole.

Other than as noted above, there were no transactions, in which the Company or any of its subsidiaries was a participant, the amount involved exceeded $120,000, and any Director, Director nominee, executive officer, or any of their immediate family members had a direct or indirect material interest reportable under applicable SEC rules or that required approval of the Audit Committee under the Company’s Related Person Transaction Policy, nor are there any currently proposed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mses. Lee, McCarthy, and McEvoy and Messrs. Allen, Jimenez, Kempczinski, and Lundgren served on the Compensation & Leadership Development Committee during FY 2023-24. All members of the C&LD Committee during FY 2023-24 were independent Directors, and none were employees or former officers of the Company. There are no compensation committee interlocks between the Company and any other entities in which one of our executive officers serves on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served on our C&LD Committee or Board of Directors.

AVAILABILITY OF CORPORATE GOVERNANCE DOCUMENTS

The Company’s corporate governance documents are available on the Company’s website at www.pg.com. Additionally, copies of the Company’s Amended Articles of Incorporation, the Company’s Code of Regulations, all Committee Charters, the Corporate Governance Guidelines (including Independence Guidelines, Confidentiality Policy, and Financial

33  The Procter & Gamble Company

CORPORATE GOVERNANCE

Literacy and Expertise Guidelines), the Worldwide Business Conduct Manual, the Company’s Purpose, Values, and Principles and the Related Person Transaction Policy are available in print upon request by writing to the Corporate Secretary at One Procter & Gamble Plaza, Cincinnati, OH 45202-3315.

CODE OF ETHICS

The Company has a code of ethics for its Directors, officers, and employees. The most recent version of this code of ethics is contained in the Worldwide Business Conduct Manual. The Worldwide Business Conduct Manual is reviewed each year for appropriate updates, and employees, officers, and Directors are asked to annually certify their understanding of, and compliance with, its requirements. Only the Board may grant a waiver of any provision for a Director or executive officer, and any such waiver, or any amendment to the manual, will be promptly disclosed as required at www.pg.com. The Worldwide Business Conduct Manual, which is firmly rooted in the Company’s long-standing Purpose, Values, and Principles, is made available to employees in more than 25 languages and can be found on the Company’s website at www.pg.com.

COMMUNICATION WITH DIRECTORS AND EXECUTIVE OFFICERS

Shareholders and other interested parties who wish to communicate with the Board or any particular Director, including the Lead Director, or with any executive officer of the Company, may do so by email at boardofdirectors.im@pg.com or by writing to the following address:

[Name of Director/Executive Officer or “Board of Directors”]

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

All such correspondence is reviewed by the Corporate Secretary’s Office, which logs the material for tracking purposes. The Board has asked the Corporate Secretary’s Office to forward to the appropriate Director(s) all correspondence, except for personal grievances, items unrelated to the functions of the Board, business solicitations, advertisements, and materials that are profane.

2024 Proxy Statement  34

DIRECTOR COMPENSATION

Director Compensation

One objective of the C&LD Committee is to provide non-employee members of the Board a compensation package consistent with the median of the compensation peer group, as described on pages 53-54. Directors can elect to receive any part of their fees or retainer (other than the annual grant of Restricted Stock Units (“RSUs”)) as cash, RSUs, or unrestricted stock. Non-employee members of the Board received the following compensation:

•

A grant of RSUs following election to the Board at the Company’s October 10, 2023 annual meeting of shareholders, with a value of $220,000. Beginning in December 2023, consistent with market practice, Directors appointed to the Board later in the fiscal year will receive a pro-rated portion of the annual RSU grant. These RSUs will earn dividend equivalents at the same rate as dividends paid to shareholders.

•	An annual retainer fee of $120,000 paid in quarterly increments.

•

An additional annual retainer paid to the Lead Director and Chair of each Committee as follows: Lead Director, $50,000; Chair of the Audit Committee, $30,000; Chair of the C&LD Committee, $25,000; Chairs of the Governance & Public Responsibility and Innovation & Technology Committees, $20,000.

Non-employee members of the Board must own Company stock and/or RSUs worth six times their annual retainer. A number of the non-employee Directors were appointed or elected to the Board within the last few years. However, all non-employee Directors either meet or are on track to meet the ownership requirements within the five-year period established by the C&LD Committee.

In June 2024, the C&LD Committee made the following changes to the terms of the annual RSU grant to better align with market practice: (1) effective with the October 2024 grant, if a Director exits from the Board on good terms prior to the one-year vest period, the Director will retain a pro-rata portion of the RSU grant based on time served, and (2) effective with the October 2025 grant, settlement of the annual RSU grant will occur on the one-year service date with an option for Directors to defer settlement to a date that occurs after they leave the Board.

35  The Procter & Gamble Company

DIRECTOR COMPENSATION

The following table and footnotes provide information regarding the compensation paid to the Company’s non-employee Directors in FY 2023-24. Directors who are employees of the Company receive no compensation for their service as Directors. For FY 2023-24, Mr. Moeller was an employee Director and did not receive a retainer, fees or a stock award for his Board service.

Director Compensation

	Fees

Name	Annual Retainer ($)	Committee Chair & Lead Director Fees ($)	Total Fees Earned or Paid in Cash[1] ($)	Stock Awards[2] ($)	All Other Compensation[3] ($)	Total ($)

B. Marc Allen	120,000	—	120,000	220,000	—	340,000

Brett Biggs	86,959	—	86,959	220,000	—	306,959

Sheila Bonini	120,000	—	120,000	220,000	—	340,000

Angela F. Braly*	113,671	18,945	132,616	220,000	—	352,616

Amy L. Chang	120,000	1,044	121,044	220,000	—	341,044

Joseph Jimenez	120,000	67,500	187,500	220,000	—	407,500

Christopher Kempczinski	120,000	—	120,000	220,000	—	340,000

Debra L. Lee	120,000	—	120,000	220,000	—	340,000

Terry J. Lundgren	120,000	25,000	145,000	220,000	—	365,000

Christine M. McCarthy	120,000	10,055	130,055	220,000	—	350,055

Ashley McEvoy	66,247	—	66,247	181,923	—	248,170

Robert Portman	120,000	—	120,000	220,000	—	340,000

Rajesh Subramaniam	120,000	—	120,000	220,000	—	340,000

Patricia A. Woertz	120,000	19,945	139,945	220,000	—	359,945

*	Ms. Braly retired from the Board on June 11, 2024.

(1)

Director fees are paid quarterly. Each Director may elect to take these fees in cash, unrestricted stock, RSUs (which vest immediately and earn dividend equivalents), or a combination of the three. Other than as noted below, the Director fees were paid in cash. Annual retainers were prorated for Mr. Biggs and Ms. McEvoy, who were appointed to the Board in October 2023 and December 2023, respectively, and for Ms. Braly, who retired from the Board on June 11, 2024. Committee Chair fees were pro-rated based on time served as the Committee Chair.

	Fees taken as RSUs	Grant Date Fair Value of RSUs	Fees taken as Common Stock	Grant Date Fair Value of Common Stock

Mr. Allen	$115,000	$115,411	—	—

Mr. Biggs	$81,959	$82,244	—	—

Ms. Braly	$127,616	$127,898	—	—

Mr. Jimenez	$182,500	$182,729	—	—

Mr. Kempczinski	$115,000	$115,411	—	—

Mr. Lundgren	$140,000	$140,270	—	—

Ms. McCarthy	$125,055	$125,371	—	—

Ms. McEvoy	—	—	$55,000	$55,246

Mr. Portman	$30,000	$30,338	—	—

Ms. Woertz	$134,945	$135,161	—	—

2024 Proxy Statement  36

DIRECTOR COMPENSATION

(2)

Upon election at the Company’s annual meeting of shareholders, each elected Director was awarded a $220,000 grant of RSUs, which vest after one year as long as the Director remains on the Board. These RSUs do not deliver in shares until at least one year after the Director leaves the Board and cannot be sold or traded until delivered in shares. The RSUs earn dividend equivalents that are subject to the same vesting provision as the underlying RSUs and are accrued in the form of additional RSUs each quarter and credited to each Director’s holdings. Other than Ms. McEvoy and Ms. Braly, each Director has 1,548 RSUs outstanding (representing the grant on October 10, 2023, and subsequent dividend equivalents) as of June 30, 2024. Ms. McEvoy, who joined the Board on December 12, 2023, and received a pro-rated grant of RSUs, has 1,262 RSUs outstanding (representing the grant on December 12, 2023, and subsequent dividend equivalents). The C&LD Committee approved Ms. Braly retaining a pro-rated portion of her October 2023 RSU grant on the original vesting terms, consistent with the C&LD Committee’s June 2024 change regarding pro rata treatment of the annual RSU award at exit.

(3)

For all Board meetings throughout the fiscal year, Directors were entitled to travel with a guest as long as the Director used the Company aircraft to attend the meeting and the guest’s attendance did not result in any incremental aircraft costs. Directors are also covered under the same insurance policy as all Company employees for accidental death while traveling on Company business (coverage is $750,000 for each Director). The incremental cost to the Company for this benefit is $3,047 (plus an additional $1,404 if they travel with a guest). In addition, the Company maintains a Charitable Awards Program for current and retired Directors who were participants prior to July 1, 2003. Under this program, at their death, the Company donates $1,000,000 per Director divided among up to five qualifying charitable organizations selected by each Director. Directors derive no financial benefit from the program because the charitable deductions accrue solely to the Company. The Company funds this contribution from general corporate assets. In FY 2023-24, no payments were made. The Company also made a $14,000 donation on behalf of the Board of Directors to Cincinnati ArtsWave. This donation was also funded from general corporate assets, and the Directors derived no financial benefit from these donations because the charitable deductions accrued solely to the Company. In recognition of Angela Braly’s service to the Board, the Company made a contribution of $10,000 to a charity of Ms. Braly’s choice.

37  The Procter & Gamble Company

C&LD COMMITTEE REPORT

C&LD Committee Report

Compensation Committee Report

The Compensation & Leadership Development Committee of the Board of Directors has reviewed and discussed with management the following section of this proxy statement entitled “Compensation Discussion & Analysis.” Based on this review and discussion, the Committee has recommended to the Board that the section entitled “Compensation Discussion & Analysis,” as it appears on the following pages, be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024, dated August 5, 2024 (the “Form 10-K”).

Terry J. Lundgren, Chair

B. Marc Allen

Joseph Jimenez

Christopher J. Kempczinski

Debra L. Lee

Christine M. McCarthy

Ashley McEvoy

2024 Proxy Statement  38

COMPENSATION DISCUSSION & ANALYSIS

Compensation Discussion and Analysis

The focus of this discussion and analysis is on the Company’s compensation philosophies and programs for its named executive officers (“NEOs”) for FY 2023-24. For each of these NEOs, the compensation described herein is for their roles during FY 2023-24. Titles reflect the roles held by each NEO on June 30, 2024.

Jon R. Moeller Chairman of the Board, President and Chief Executive Officer	Andre Schulten Chief Financial Officer	Shailesh Jejurikar Chief Operating Officer	Ma. Fatima D. Francisco Chief Executive Officer – Baby, Feminine & Family Care	R. Alexandra Keith Chief Executive Officer – Beauty, Executive Sponsor for Corporate Sustainability

Financial Highlights1

Our integrated strategy continues to deliver strong results in a challenging environment. We have a focused portfolio of daily use products that provide health, hygiene, and cleaning benefits in categories where performance drives brand choice. We are creating superior performing products that are delivered with superior packaging, consumer communication, retail execution, and value. We focus on growing markets in volume and value via strong innovation and superior execution. We use productivity improvements and cost savings to fund investments in superiority, to help mitigate input cost increases, and to deliver profit margin improvement needed to deliver balanced top- and bottom-line growth. We are also leading constructive disruption across the value chain, including identifying new consumer needs and addressing them in new ways. We have an empowered, agile, and accountable organization, effectively executing our integrated strategy and priorities.

The Company’s targets for FY 2023-24 were as follows: 4-5% Organic Sales Growth, 6-9% Core EPS Growth, and 90% Adjusted Free Cash Flow Productivity. The Company met or exceeded its going-in target ranges for its key financial measures. These outcomes led to above-target payouts in our incentive programs.

+4% ORGANIC SALES GROWTH	+12% CORE EPS GROWTH	105% ADJUSTED FREE CASH FLOW PRODUCTIVITY

134 YEARS OF DIVIDEND PAYMENTS	68 YEARS OF DIVIDEND INCREASES	> $14B RETURNED TO SHAREHOLDERS[2]

[1]

The targets mentioned in this section reflect the original FY 2023-24 financial guidance provided by the Company on July 28, 2023. FY 2023-24 actuals for Organic Sales Growth, Core EPS Growth and Adjusted Free Cash Flow Productivity were used in the calculation of Year 3 Performance Stock Program results, as further detailed on page 49. Organic Sales Growth is a measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. Core EPS Growth is a measure of the Company’s diluted net earnings per common share (diluted EPS) growth excluding certain items that are not judged to be part of the Company’s sustainable results or trends. Adjusted Free Cash Flow Productivity is the ratio of adjusted free cash flow (Operating Cash Flow less Capital Expenditures and payments for the transitional tax related to the U.S. Tax Act) to Net Earnings, excluding certain items that are not judged to be part of the Company’s sustainable results or trends. See Exhibit A for a reconciliation of non-GAAP measures, including details on items being adjusted.

[2]	Reflects dividends and share repurchases combined.

39  The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Our Compensation Philosophy

1

EMPHASIZE PAY FOR PERFORMANCE

By aligning incentives with business strategies to reward executives who achieve or exceed Company, business unit, and individual goals, while removing any incentive to focus on a single goal to the detriment of others.

•  Performance-based programs are designed to pay at 100% of target when goals are met, above target when goals are exceeded, and below target when goals are not fully met.

•  Payouts under the STAR and PSP programs are based on the results achieved as compared to the pre-established performance targets.

67-184% RANGE OF AVERAGE STAR PAYOUT FOR NEOS OVER THE PAST 10 YEARS 34%-200% RANGE OF PSP PAYOUT OVER THE PAST 10 YEARS
2	PAY COMPETITIVELY By setting target compensation opportunities to be competitive with a peer group of other global corporations of similar size, value, and complexity.

Financial Goals are established in both the short- and long- term incentive programs with the intent to drive balanced top- and bottom-line growth and cash flow productivity. This in turn drives our goal of top tier TSR, which in turn benefits our shareholders and employees.

3

FOCUS ON LONG-TERM SUCCESS

By including equity as a cornerstone of our executive pay programs and by using a combination of short-term and long-term incentives to ensure a strong connection between Company performance and actual compensation realized.

Ethics and Compliance

Our Purpose, Values, and Principles (PVPs) are the foundation of everything we do as a Company and require high ethical standards of our executives. To hold our executives accountable to our PVPs, stewardship and compliance are taken into account in the annual performance assessment of our executive officers, which affects salary increases and LTI grant amounts.

2024 Proxy Statement  40

COMPENSATION DISCUSSION & ANALYSIS

Compensation Pay Mix

We design our programs so that the main components of NEO compensation (salary, STAR, LTIP, and PSP) vary by type (fixed versus performance-based), length of performance period (short-term versus long-term), and form (cash versus equity). These compensation components are determined by the performance of the individual, the performance of the individual’s business unit, and the performance of the Company as a whole. The mix of components is designed to incentivize both individual accountability and collaboration to build long-term shareholder value. The charts below show the mix of the four main components of pay and the mix of fixed versus at-risk pay.

Compensation and Environmental, Social, and Governance (ESG)

The Company’s Corporate Citizenship efforts are focused on Environmental Sustainability, Community Impact, and Equality & Inclusion, all supported by a strong foundation of Ethics & Corporate Responsibility. Our businesses in each geography have programs designed to address opportunities and challenges in these areas.

ESG outcomes drive various elements of our NEOs’ compensation. With respect to salary and long-term incentive awards, the CEO assesses and can make adjustments based upon an NEO’s individual contributions in the areas of Equality & Inclusion and Governance. In addition, the short-term incentive award includes an assessment of an NEO’s focus on internal controls as well as the ESG Factor, which accounts for progress against key long-term metrics in the areas of Environmental Sustainability and Equality & Inclusion.

41  The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Executive Compensation Program Overview

The following table outlines the key components of our executive compensation programs and their purpose.

Program	Purpose	Key Characteristics

Base Salary	Rewards Individual Performance	Market-competitive based on the median cash compensation of comparable positions in the compensation peer group, regressed for revenue size where appropriate. Fixed component with progression over time based on individual performance and scope of responsibility.
Short-Term Achievement Reward (STAR)	Rewards Business Unit and Company Performance

Market-competitive target set as a percentage of salary based on total cash compensation benchmarking. The STAR award is based on a weighted formula of 70% Business Unit Performance Factor and 30% Total Company Performance Factor (as modified by the ESG Factor, i.e. a multiplier of 80-120%). Exceptional performance results in higher awards and poor performance could result in a zero payout.

Executives can elect to receive stock options in lieu of cash or may elect to defer into a nonqualified deferred compensation account.

Long-Term Incentive Program (LTIP)	Award size rewards individual performance Focuses executives on the long-term success of the Company and enhances retention

Target grant values are based on peer median long-term compensation target values. Final award amounts are based on business results and individual contributions. 50% of the executive’s total LTI value is delivered in the LTIP.

Executives can elect to receive their LTIP as stock options with three-year cliff-vesting and 10-year expiration or RSUs with three-year cliff-vesting, or a combination of both.

Performance Stock Program (PSP)	Award size rewards individual performance Focuses executives on key financial measures intended to drive P&G to the top-third of our marketplace competitive peer group	50% of the executive’s total LTI value is delivered in the PSP. The initial grant of Performance Stock Units (PSUs) pays out at the end of a three-year performance period based on the Company’s performance against four balanced financial metrics that are the key drivers of Total Shareholder Return and is further modified by a Relative TSR Multiplier.
Retention and Recognition	Retention of talent or recognition of exceptional performance	RSUs with special vesting; used rarely.

Other Compensation	Ensure the safety and productivity of executive officers	Annual physicals, financial planning, transportation, security, life insurance, and corporate aircraft use.

P&G Profit Sharing Trust and Employee Stock Ownership Plan (“PST”) NQDC Plan International Retirement Plan (“IRP”) Global International Retirement Arrangement (“IRA”)	Provides market-competitive benefits for retirement income and tax-advantaged financial planning

U.S. employees participate in the PST, in which the Company makes an annual contribution used to purchase Company stock.

Non-US executives participate in the IRP, in which they receive RSUs valued at an amount equal to the contribution that would have been contributed under the PST.

A full description of Retirement Programs and Non-Qualified Deferred Compensation (NQDC) is provided on page 50.

2024 Proxy Statement  42

COMPENSATION DISCUSSION & ANALYSIS

Elements of Our Compensation Programs

Annual Cash Compensation

The Company’s annual cash compensation consists of salary and the Short-Term Achievement Reward (“STAR”). While salary is considered a fixed component of compensation, salary progression over time is based on individual performance and the scope of responsibilities of the role. We collect and analyze data from the compensation peer group on the total annual cash compensation opportunity (salary plus annual bonus target) for positions comparable to those at the Company. We consider the target median annual cash compensation opportunity for each position based on the compensation peer group, adjusted for size using a regression analysis (where appropriate) of peer group revenues, to set a salary range mid-point and a target for STAR as a percentage of salary (“STAR target”).

SALARY

All salary adjustments described below were effective October 1, 2023. Pay decisions take into account results delivered in the prior fiscal year in addition to pay positioning relative to competitive peer benchmarks. Mr. Moeller’s annual salary remained unchanged at $1,600,000 based on this element of his total compensation already being positioned competitively versus peer market pay. For the other NEOs: Mr. Schulten’s annual salary increased by 8.7% to $1,000,000, Mr. Jejurikar’s salary increased by 7.1% to $1,125,000, Ms. Francisco’s salary increased by 11.1% to $1,000,000, and Ms. Keith’s salary increased by 5% to $1,060,000. Salary positioning was based on each NEO’s individual performance and pay positioning relative to the competitive pay market.

STAR ANNUAL BONUS

The STAR program links a substantial portion of each NEO’s annual cash compensation to the Company’s performance for the fiscal year. The program focuses on the achievement of business unit results (weighted as applicable for each NEO) but also includes a component that measures the performance of the overall Company. An ESG Factor measures total Company progress towards key ESG metrics in the prior fiscal year and modifies the final Total Company Performance Factor. STAR awards are generally paid in cash, but executives can also elect to receive all or part of their awards in stock options or nonqualified deferred compensation.

STAR awards for NEOs are calculated using the following formula:

The basis for each element of STAR is:

STAR Target. The C&LD Committee sets STAR targets for NEOs using annual incentive benchmarks for similar positions in our compensation peer group.

43  The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Business Unit Performance Factor. The CEO, CFO, and CHRO (“STAR Committee”) recommend Business Unit Performance Factors based on a retrospective assessment of the performance of each business unit against six metrics:

Goal	What It Measures	Purpose of the Measure

Organic Sales Growth	One-year business unit organic sales growth	Rewards meeting / exceeding organic sales growth targets

Operating Profit Growth	One-year business unit profit growth	Rewards meeting / exceeding profit growth targets

Adjusted Free Cash Flow Productivity	One-year business unit cash flow productivity	Rewards effective conversion of earnings into cash

Value Share	One-year business unit increase in value share	Rewards market share growth versus competition

Operating TSR	One-year business unit total shareholder return	Rewards balanced top- and bottom-line growth with strong cash flow

Internal Controls	One-year measure of audit results and issue remediation	Rewards strong governance and stewardship

This assessment is compared to each business unit’s performance versus year ago and versus the competitive peer group, reflecting the different industries in which the Company’s businesses compete. The C&LD Committee then determines the Business Unit Performance Factors based on the STAR Committee’s recommendations. None of the officers on the STAR Committee participates in discussions of or recommends their own STAR awards to the C&LD Committee. The Business Unit Performance Factors can range between 0% and 200%. The Business Unit Performance Factor for global business services and corporate functions is the weighted average of the Business Unit Performance Factors for all the global business units and enterprise market operations in order to align all organizations with the six metrics.

The Business Unit Performance Factor for NEOs who lead multiple business units is based on a combination, as determined by the STAR Committee, of the results of the business units for which the NEO is ultimately responsible. There are no separate performance goals for the business unit combinations for purposes of compensation.

To better align STAR awards with individual and local performance, the President of each business may differentiate award levels based on the overall performance of lower-level divisions, provided the total expenditure does not exceed what was approved by the STAR Committee. This differentiation only impacts awards for those employees below the President level and thus does not impact NEO compensation.

Total Company Performance Factor. The C&LD Committee sets targets for the Company’s annual Organic Sales Growth and Core EPS Growth as the basis for the Total Company Performance Factor to encourage a balanced focus on both topline and bottom-line results and to encourage collaboration among the business units. These targets are typically linked to the external financial guidance provided at the beginning of the fiscal year, and the Core EPS target specifically includes the expected impact of our share repurchase program. The Committee establishes performance targets and a payout scale from 0% to 200% for each measure, with each weighted 50% and added together to produce the Total Company Performance Factor.

ESG Factor. Senior executives, including the NEOs, have an ESG Factor applied to their Total Company Performance Factor as a multiplier in a range of 80%—120%. The ESG Factor is recommended by the STAR Committee and determined by the C&LD Committee based on an ESG scorecard assessment of FY 2023-24 progress towards key long-term Environmental Sustainability and Equality & Inclusion ambitions.

While the formula described above is used to calculate potential STAR awards, the C&LD Committee retains the authority to make no STAR award in a given year and the discretion to accept, modify, or reject management’s recommendations for any or all employees, including the NEOs.

2024 Proxy Statement  44

COMPENSATION DISCUSSION & ANALYSIS

FY 2023-24 STAR ANNUAL BONUS

STAR targets for the NEOs are based on a competitive market review of bonus targets as a percentage of base salary for each respective position. Mr. Moeller’s STAR target remained unchanged at 200% of salary. Mr. Schulten’s STAR target also remained unchanged at 115% of salary. Effective July 1, 2023, the STAR target for Mr. Jejurikar increased from 125% to 130% based on competitive market pay data. Also effective July 1, 2023, Ms. Francisco’s and Ms. Keith’s STAR targets increased from 110% to 115% of salary based on competitive market data.

At the beginning of FY 2023-24, the C&LD Committee established the Organic Sales Growth target at 4.5% and the Core EPS Growth target at 7.5% to 8.5% for its compensation program targets. These targets are consistent with our long term algorithm despite a tough external environment. These goals were used to establish a payout scale from 0% to 200% of target for each measure with a 100% payout for target performance. Both measures’ results were weighted at 50% and added together to derive the Total Company Performance Factor. Organic Sales Growth and Core EPS Growth were 3.9% and 11.7%, respectively, resulting in a Total Company Performance Factor of 120%. These results reflected the strong execution of our integrated strategy and the agility of the organization to successfully navigate through continued geopolitical, social, and economic challenges.

The C&LD Committee established an ESG Scorecard at the beginning of FY 2023-24, which included progress and plans in the areas of scope 1, 2, and 3 greenhouse gas emission reduction, consumer packaging circularity, water restoration goals in priority areas, responsible sourcing of palm oil and certified fiber, and representation of women and U.S. ethnic minorities at management and executive levels. Based on a retrospective assessment of significant progress delivered against the Scorecard and plans in place to enable future progress, the C&LD Committee approved an ESG Factor of 100%. This resulted in an unchanged Total Company Factor of 120% for the NEOs.

The C&LD Committee then reviewed the recommendations provided for the Business Unit Performance Factors and, after considering Company performance and ESG results and the appropriate combination of Business Unit Performance Factors for each NEO, approved the following STAR awards:

FY 2023-24 STAR Awards

NEO	STAR Target ($)	Business Unit Factor (70% Weight) (%)	Total Company Factor (%)	ESG Factor (%)	ESG Adjusted Company Factor (30% Weight) (%)	STAR Award ($)	STAR Award (% of Target)

Jon R. Moeller	3,200,000	131	120	100	120	4,086,400	128

Andre Schulten	1,150,000	131	120	100	120	1,468,550	128

Shailesh Jejurikar	1,462,500	131	120	100	120	1,867,613	128

Ma. Fatima D. Francisco	1,150,000	134	120	100	120	1,490,688	130

R. Alexandra Keith	1,219,000	116	120	100	120	1,430,801	117

In keeping with good governance practices, the NEO members of the STAR Committee (CEO, CFO, CHRO) did not recommend their own awards. Instead, the C&LD Committee used the weighted average of all Business Unit Performance Factors and the Total Company Performance Factor (as modified by the ESG Factor) to determine the awards according to the STAR formula for Mr. Moeller and Mr. Schulten. As COO and leader of the Global Enterprise Market businesses, Mr. Jejurikar’s award was also based on the weighted average of all Business Unit Performance Factors and the Total Company Performance Factor (as modified by the ESG Factor).

The STAR awards recommended to the C&LD Committee for the remaining NEOs were computed using the formula described above. Ms. Francisco’s Business Unit Performance Factor was based 75% on the Global Baby Care business, which she directly operated, and 25% on the combined Global Feminine and Family Care businesses for which she provided oversight. Ms. Keith’s Business Unit Performance Factor was based 75% on the Global Hair Care business, which she directly operated, and 25% on the Skin and Personal Care businesses for which she provided oversight.

45  The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Long-Term Incentives

The majority of the NEOs’ total compensation is delivered through two long-term incentives tied to sustained Company performance: the Performance Stock Program (“PSP”) and the Long-Term Incentive Program (“LTIP”).

The C&LD Committee uses competitive market data to set total long-term compensation targets considering the median total long-term target compensation of comparable positions in the compensation peer group, regressed for revenue size. The CEO recommends NEO grants to the C&LD Committee based on benchmarked long-term compensation targets, adjusted for business results and individual contributions attributable to each NEO, including that individual’s leadership skills. These recommendations can be up to 50% above or 50% below the benchmarked target for each level and role. The CEO also recommends additional LTI bonus amounts for NEOs who have delivered exceptional results in the area of equality and inclusion.

The C&LD Committee retains full authority to accept, modify, or reject these recommendations. In exceptional cases, no grant will be awarded. One half of each NEO’s annual long-term compensation is allocated to PSP through an initial Performance Stock Unit (“PSU”) grant as described below. The other half is an LTIP grant.

PERFORMANCE STOCK PROGRAM

The PSP aligns the interests of the NEOs with those of shareholders by encouraging NEOs to focus on the aspects of the long-term performance of the Company that create shareholder value. In the first year of each three-year performance period, the C&LD Committee grants PSUs to each NEO. The number of PSUs that vest at the end of the performance period will depend on Company results against predetermined performance goals over the three-year period. The C&LD Committee sets targets at the beginning of each performance period for the following categories (“Performance Categories”):

Goal	What It Measures	Purpose of Measure

Relative Organic Sales Growth	3-year compounded organic sales growth relative to the competitive peer group	Rewards strong organic sales growth relative to peers
Core EPS Growth	3-year compounded core earnings per share growth	Rewards meeting / exceeding Core EPS Growth target

Constant Currency Core Before–Tax Operating Profit Growth	3-year core before-tax profit excluding the impact of foreign exchange	Rewards meeting / exceeding operating profit growth target
Adjusted Free Cash Flow Productivity	3-year average free cash flow productivity	Rewards effective conversion of earnings into cash to enable strong cash return to shareholders

Relative TSR Multiplier	3-year Total Shareholder Return relative to competitive industry peer group	Increases payouts for top quartile performance and reduces payouts for bottom quartile performance

The Core EPS Growth target for year one of the PSP program is typically linked to the external financial guidance provided at the beginning of the fiscal year. The Core EPS Growth targets for years two and three are based on our longer-term expected growth rates. These targets include the best estimates of the impact of our share repurchase program. The C&LD Committee then assigns a minimum and maximum performance goal for each Performance Category. At the end of the three-year performance period, each Performance Category will have a Performance Factor between 0% and 200%, depending on results achieved in that category. The Performance Factor will be 100% if the business results for the category are at target. Business results falling between the minimum and maximum performance goals are determined via linear interpolation. We believe that using a sliding scale to reward performance, as opposed to “all or nothing” goals, discourages participants from taking unnecessary risks to earn payments under the program. To determine the vested PSUs at the end of each three-year performance period, the C&LD Committee multiplies the initial PSU grant (plus compounded dividend equivalents) by the weighted average of the Performance Factors and the Relative TSR Multiplier, which is set at 125% for results in the top quartile of our peer set and 75% for results in the bottom quartile.

2024 Proxy Statement  46

COMPENSATION DISCUSSION & ANALYSIS

The formula is as follows:

PSUs vest at the end of the three-year performance period, and the final payouts are determined. Upon settlement of their PSUs, NEOs may elect to defer receipt of the shares of common stock by choosing to instead receive retirement deferred RSUs.

LONG-TERM INCENTIVE PROGRAM GRANT

The LTIP grant is the second component of the Company’s long-term incentive compensation for its senior executives. Executives can elect to receive all or a portion of their LTIP grants in either RSUs or stock options prior to the grant date, with the exception of the CEO, whose grant form and amount is solely determined by the C&LD Committee. Stock options do not vest (and therefore are not exercisable) until three years from the date of grant, and they expire ten years from the date of grant or earlier in the case of certain termination events. RSUs cliff-vest three years after grant date and are delivered, upon vesting, in shares of common stock, along with compounded dividend equivalents. These awards focus executives on the long-term success of the Company.

FY 2023-24 LONG-TERM INCENTIVE GRANTS

The following long-term incentive grants were made on October 2, 2023. These award amounts were based on the competitive market pay for each position as well as each individual’s performance and business results during the prior fiscal year (2022-23). Award amounts approved by the C&LD Committee vary from the grant date fair value shown in the table due to the impact of the Relative TSR Multiplier on the fair value of the PSUs granted under the PSP on the grant date. The actual compensation realized by each NEO will be determined by future Company performance.

FY 2023-24 Long-Term Incentive Grants
	PSP Grant		LTIP Grant				Total

NEO	PSUs (#)	Grant Date Fair Value ($)	Options (#)	Grant Date Fair Value ($)	RSUs (#)	Grant Date Fair Value ($)	Grant Date Fair Value ($)

Jon R. Moeller	55,101	8,581,981	163,695	5,600,006	16,531	2,400,136	16,582,123

Andre Schulten	19,372	3,017,189	41,107	1,406,270	9,686	1,406,310	5,829,769

Shailesh Jejurikar	21,696	3,379,152	92,079	3,150,023	0	0	6,529,175

Ma. Fatima D. Francisco	13,962	2,174,582	59,252	2,027,011	0	0	4,201,593

R. Alexandra Keith	12,990	2,023,193	55,131	1,886,032	0	0	3,909,225

Long-Term Incentive Grants were determined by the C&LD Committee as follows:

•

Mr. Moeller received a long-term incentive award of $16,000,000 based on competitive market data and his exceptional CEO performance as he successfully navigated the Company through complex global challenges and economic uncertainties. His strategic vision and inspirational leadership have been pivotal in delivering sustained value to shareholders and positioning the Company for long-term success.

•

Mr. Schulten received a long-term incentive award of $5,625,000 based on competitive data and his excellent CFO performance, marked by outstanding strategic financial management, high operational efficiency, and sound risk management, which have been key enablers to the success of the Company.

47  The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

•

Mr. Jejurikar received a long-term incentive award of $6,300,000 based on competitive market data and his impactful leadership as Chief Operating Officer, leading the global market operations and enterprise markets to deliver outstanding business results, while leading multiple business model transformations and navigating a very complex and volatile external environment.

•

Ms. Francisco received a long-term incentive award of $4,054,000 based on competitive market data and her very strong results as the CEO for the Baby, Feminine and Family sector, driving meaningful category growth, product innovation, and sustained value creation.

•

Ms. Keith received a long-term incentive award of $3,772,000 based on competitive market data for her position, combined with results and strong leadership as CEO for Global Beauty. Ms. Keith’s award also included an additional amount to recognize her significant contributions to equality and inclusion initiatives both within her organization and across the entire Company.

PSP GOAL SETTING

In conjunction with deciding the amount and allocation of the NEOs’ long-term incentive opportunities for FY 2023-24, the C&LD Committee set the PSP goals listed below for the three-year performance period starting July 1, 2023 through June 30, 2026. The delivery of results against these goals, combined with the relative TSR multiplier, will determine the ultimate payout for this portion of compensation.

PSP GOALS FOR PERFORMANCE PERIOD JULY 1, 2023—JUNE 30, 2026

Organic Sales Growth Percentile Rank in Peer Group (30% Weighting)[1]		Constant Currency Core Before-Tax Operating Profit Growth (20% Weighting)[2]		Core EPS Growth (30% Weighting)[3]		Adjusted Free Cash Flow Productivity (20% Weighting)[4]

% Growth	Payout Factor	% Growth	Payout Factor	% Growth	Payout Factor	%	Payout Factor

80th	200%	≥12.2	200%	≥12.2	200%	≥115	200%

70th	167%	10.5	167%	10.5	167%	107	167%

60th	133%	8.9	133%	8.9	133%	98	133%

Target 50th	100%	Target 7.2	100%	Target 7.2	100%	Target 90	100%

40th	67%	5.5	67%	5.5	67%	82	67%

30th	33%	3.9	33%	3.9	33%	73	33%

<20th	0%	≤2.2	0%	≤2.2	0%	≤65	0%

(1)

Organic Sales Growth is a measure of sales growth excluding the impacts of acquisitions and divestitures, foreign exchange, and certain other items (as appropriate) from year-over-year comparisons. Relative Organic Sales growth is a measure of the percentile rank of the 3-year compound annual growth rate within a peer group of directly competitive consumer product companies. See Exhibit A for a definition of non-GAAP measures.

(2)

Constant Currency Core Before-Tax Operating Profit Growth is a measure of the Company’s operating profit growth excluding incremental current year impact of foreign exchange and certain items that are not deemed to be part of the Company’s sustainable results and will be based on the 3-year compound annual growth rate. See Exhibit A for a definition of non-GAAP measures.

(3)

Core EPS Growth is a measure of the Company’s diluted net earnings per common share (diluted EPS) growth, adjusted for certain items that are not deemed to be part of the Company’s sustainable results, and will be based on the 3-year compound annual growth rate. See Exhibit A for a definition of non-GAAP measures.

(4)

Adjusted Free Cash Flow Productivity is the ratio of the 3-year sum of Operating Cash Flow excluding (as appropriate) certain impacts less the 3-year sum of Capital Expenditures to the 3-year sum of Net Earnings excluding (as appropriate) certain charges. See Exhibit A for a definition of non-GAAP measures.

2024 Proxy Statement  48

COMPENSATION DISCUSSION & ANALYSIS

LOOKING BACK: REALIZED PAY FOR PSP PERFORMANCE PERIOD JULY 1, 2021—JUNE 30, 2024

In addition to setting the performance goals for the new PSP cycle, the C&LD Committee reviewed the results for the performance period (July 1, 2021 to June 30, 2024). The C&LD Committee reviewed these results against the goals established at the beginning of that performance period to determine the realized pay for each NEO. PSP paid out at 160% of target based on strong financial results and top quartile TSR results versus our competitive marketplace peers.

PSP RESULTS FOR JULY 1, 2021—JUNE 30, 2024

Performance Factors	Target	Actual	Weight	Result

Relative Organic Sales Growth[1]	50th Percentile	58th Percentile	30%	127%

Constant Currency Core Before-Tax Operating Profit Growth[2]	4.7%	9.5%	20%	196%

Core EPS Growth[3]	6.2%	5.2%	30%	80%

Adjusted Free Cash Flow Productivity[4]	90%	98%	20%	132%

Weighted Average of Performance Factors				128%

Relative TSR Modifier[5]				125%

Final PSP Payout				160%

(1)

Organic Sales Growth is the sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. Relative Organic Sales growth is a measure of the percentile rank of the 3-year compound annual growth rate within a peer group of directly competitive consumer product companies. See Exhibit A for a reconciliation of non-GAAP measures.

(2)

Constant Currency Core Before-Tax Operating Profit Growth is the 3-year compound annual growth rate of the Company’s operating profit excluding incremental current year impact of foreign exchange and certain items that are not deemed to be part of the Company’s sustainable results. See Exhibit A for a reconciliation of non-GAAP measures.

(3)

Core EPS Growth is the 3-year compound annual growth rate of the Company’s diluted net earnings per common share (diluted EPS), adjusted for certain items that are not deemed to be part of the Company’s sustainable results. See Exhibit A for a reconciliation of non-GAAP measures.

(4)

Adjusted Free Cash Flow Productivity is the ratio of the 3-year sum of Operating Cash Flow (excluding tax payments related to the transitional taxes from the U.S. Tax Act in all periods, less the 3-year sum of Capital Expenditures) to the 3-year sum of Net Earnings (excluding charges for the Gillette indefinite-lived intangible asset impairment charge and a non-cash charge for accumulated foreign currency translation losses due to the substantial liquidation of operations in certain Enterprise Markets, including Nigeria, both in fiscal 2024). See Exhibit A for a reconciliation of non-GAAP measures.

(5)

The Relative TSR Modifier is a measure of P&G’s relative market total shareholder return performance versus a competitive peer group, calculated as a 3-year compound annual growth rate of the stock price including the impact of reinvested dividends.

The resulting NEO payouts are indicated below:

Realized Pay for Performance Period July 1, 2021—June 30, 2024

Named Executive Officer	Initial # of PSUs Granted Plus Dividend Equivalents	Market Value of Target Award @ $164.92	PSP Payout Factor	Final # of PSUs Awarded	Market Value of Final Award @ $164.92

Jon R. Moeller	42,891	$7,073,583	160%	68,626	$11,317,800

Andre Schulten	13,786	$2,273,646	160%	22,059	$3,637,970

Shailesh Jejurikar	15,318	$2,526,292	160%	24,510	$4,042,189

Ma. Fatima D. Francisco	13,710	$2,261,128	160%	21,937	$3,617,850

R. Alexandra Keith	14,587	$2,405,699	160%	23,340	$3,849,233

The market value of PSUs was calculated by multiplying the number of PSUs and accumulated dividend equivalents by the Company stock price as of June 30, 2024. These PSUs were delivered in shares of common stock or retirement deferred RSUs (as elected by the participants) on August 20, 2024. The market value of the final award does not include a final payment of dividend equivalents on the PSUs, which took place on August 15, 2024, prior to delivery of shares.

49  The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Special Equity Awards

On occasion, the C&LD Committee makes special equity grants in the form of RSUs to senior executives to encourage retention of the talent necessary to manage the Company successfully or to recognize superior performance. No such awards were made to any NEOs this year.

Retirement Programs

The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (“PST”) is the Company’s primary retirement program for U.S.-based employees. The PST is a qualified defined contribution plan providing retirement benefits for full-time U.S. employees, including the NEOs. Under the PST, the Company makes an annual contribution of cash, which is used to purchase Company stock that is credited to each participant’s PST account, upon which dividends are earned. The amount of the stock grant varies based upon individual salaries and years of service.

Some participants in the PST (including the NEOs) do not receive their full contributions due to federal tax limitations. As a result, they participate in the nonqualified PST Restoration Program. These individuals receive RSUs valued at an amount equal to the difference between the contribution made under the PST and what would have otherwise been contributed under the PST but for the tax limitations. Participants are vested in their PST accounts after five years of service, and similarly, their PST Restoration RSUs become non-forfeitable after five years of service. Beginning in FY 2024-25, the vesting period for PST accounts and new PST Restoration RSU grants is three years of service.

In addition, some individuals who would otherwise participate in the PST are ineligible due to their work locations. As a result, they participate in the nonqualified International Retirement Plan (“IRP”). These individuals receive RSUs valued at an amount equal to the contribution that would have otherwise been contributed under the PST had they been eligible to participate in the PST. IRP RSUs also become non-forfeitable after five years of service. Beginning in FY 2024-25, the vesting period for new IRP RSU grants is three years of service.

The PST, the PST Restoration Program, and the IRP have created ownership at all levels of the Company. These programs continue to serve the Company and its shareholders well by focusing employees on the long-term success of the business.

For non-U.S.-based employees, individual country plans provide retirement benefits. In addition, employees who work in multiple countries during their careers may also be eligible for supplemental benefits under the Global International Retirement Arrangement (“Global IRA”). The Global IRA is designed to provide a supplemental retirement benefit to certain management employees to mitigate any adverse impact to total pension value caused by moving between home countries. Messrs. Schulten and Jejurikar and Ms. Francisco participate in the IRA. Mr. Schulten also participates in a German Pension Plan available to Germany-based employees hired after December 31, 1991.

Deferred Compensation Plan

The Procter & Gamble Company Executive Deferred Compensation Plan (“EDCP”) allows executives to defer receipt of up to 100% of their STAR awards and up to 75% of their annual salary. Executives may also elect to convert a portion of their PST Restoration RSUs into notional cash with investment choices that mirror those available to all U.S. employees who participate in the Company’s 401(k) plan. No above-market or preferential interest is credited on deferred compensation, as those terms are defined by the SEC.

Executive Benefits

The Company provides certain other limited benefits to senior executives to fulfill particular business purposes, which are primarily for convenience and personal security. Other than a change to the financial planning benefit offered to senior executives (described below), no changes were made to executive benefits over the past year, and the Company continues to manage executive benefits as a very small percentage (less than 2%) of total compensation for the NEOs.

2024 Proxy Statement  50

COMPENSATION DISCUSSION & ANALYSIS

In FY 2023-24, the C&LD Committee amended the financial planning benefit provided to senior executives to select a standard provider for these services. All senior executives will be taxed on the benefit value of these services and the Company will not provide any tax gross-ups for these services. Senior executives who participated in the prior annual stipend program may continue to elect to receive the annual stipend. Under the prior program, the Company provides an annual $8,500 stipend upon confirmation from each participant that a tax or financial planning service has been retained in the current calendar year.

Benefits that safeguard senior executives, such as secured workplace parking, and annual physical health examinations, are available to NEOs as needed. While Company aircraft are generally only used for Company business, for security reasons the CEO is required by the Board to use Company aircraft for all air travel, including personal travel. To increase executive efficiency, in limited circumstances, NEOs may travel to outside board meetings on Company aircraft, subject to CHRO approval. In addition, if a Company aircraft flight is already scheduled for business purposes and can accommodate additional passengers, NEOs and their spouses/guests may join these flights for personal travel. To the extent any travel on Company aircraft (e.g., personal/spouse/guest travel) results in imputed income to an NEO, the NEO is responsible for paying the taxes on that income, and the Company does not provide separate gross-up payments based on the NEO’s personal income tax due. To further increase executive efficiency, we provide limited local transportation for business purposes within Cincinnati. We provide executive group whole life insurance coverage (equal to annual salary rate plus STAR target up to $5,000,000) to certain executives, including the NEOs, under a program now closed to new participants. The C&LD Committee periodically reviews these arrangements as needed to ensure they meet business needs and remain in line with market practices.

Compensation Governance Practices and Oversight

Our executive compensation practices are designed to incent strong performance, support good governance, and mitigate excessive risk-taking.

WHAT WE DO:
Target compensation at the median of an appropriate peer group, with substantial variation based on performance.
Significant share ownership and equity holding requirements are in place for senior executives.
Multiple performance metrics under STAR and PSP remove any incentive to focus on a single performance goal to the detriment of other goals.
Appropriate balance between short-term and long-term compensation discourages short-term risk-taking at the expense of long-term results.
Double Trigger: Equity awards do not vest solely on account of a change in control (requires a qualifying termination following a change in control).
Engagement of an Independent Advisor: Our C&LD Committee engages an independent compensation consultant, who performs no other work for the Company, to advise on executive compensation matters.

Recoupment policy requires the Company to recoup excess compensation payments from Section 16 officers in the event the Company is required to restate its financial results. Additionally, the two most recent stock plans allow recovery of proceeds from stock awards if a participant violates certain plan provisions, such as taking actions that may damage the reputation, goodwill, or stability of the Company.

51  The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

WHAT WE DO NOT DO:

No employment contracts with executives containing special severance payments such as golden parachutes.

No special executive retirement programs and no severance programs that are specific to executive officers.

No gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits.

No excessive perquisites for executives.

No hedging or engaging in the following transactions that include shares of common stock: pledging, collars, short sales, and other derivative transactions.

No re-pricing or backdating stock options.

Equity Grant Processes

The C&LD Committee approves and grants annual equity awards at approximately the same time every year. Each year the C&LD Committee approves the dollar value of annual LTIP and PSP awards at the August meeting for grant on the first business day in October. Stock options granted under the STAR annual incentive program are issued on the last business day on or before September 15, after the STAR payouts are approved by the C&LD Committee at the August meeting and consistent with the timing of the U.S. STAR cash payments. Retirement RSUs are always granted on the first Thursday in August. Outside of the annual grant cycle, we may make RSU awards in connection with a new hire package or retention grant. These grants are typically made on the first business day of each month.

All awards are granted under a shareholder-approved plan and stock options are granted at an exercise price at or above the closing market price of P&G common stock on the date of grant. Equity awards, including options, are not granted in anticipation of the release of material non-public information, and the release of material non-public information is not timed on the basis of option or equity grant dates.

Role of the C&LD Committee

The C&LD Committee is responsible to the Board for the Company’s overall compensation policies and their specific application to principal officers elected by the Board. In setting and overseeing executive pay, the C&LD Committee reviews a broad spectrum of information, including the ratio between the total compensation of the median employee and the total compensation of the CEO (found on page 72 of this proxy). Across the Company, total compensation is benchmarked against an appropriate peer group, using median market pay as the competitive benchmark. Compensation can then be adjusted based on performance. In setting executive pay, the C&LD Committee takes into account the executive’s experience in the particular role and the CEO’s pay recommendations for the principal officers, as well as the performance of the total Company and business units, and considers individual performance. In setting CEO pay, in addition to considering experience, Company performance, and individual performance, other factors are considered by the Committee, such as the degree of pay alignment with the Company’s relative Total Shareholder Return (TSR) rank and the appropriate mix of short- and long-term pay and fixed and performance-based pay.

2024 Proxy Statement  52

COMPENSATION DISCUSSION & ANALYSIS

Role of Compensation Consultant

For FY 2023-24, the C&LD Committee entered into an agreement with Meridian Compensation Partners, LLC (“Meridian”) to advise on various compensation matters, including peer group identification, competitive practices and trends, specific program design, and actions with respect to NEO, principal officer and Director compensation. In October 2023, the C&LD Committee evaluated the independence of Meridian, taking into account any relationships with the Company’s Directors, officers, and employees in accordance with NYSE listing standards. Based on this evaluation, the C&LD Committee concluded that Meridian was an independent advisor. Under the terms of its agreement with the C&LD Committee, Meridian does not conduct any other business for the Company or its management, and the C&LD Committee has direct responsibility for oversight and compensation of the work performed by Meridian. The C&LD Committee generally meets with its independent compensation consultant in an executive session at regularly scheduled C&LD Committee meetings.

Consideration of Most Recent “Say on Pay” Vote

The Committee reviewed the results of the annual shareholder advisory vote on NEO compensation (the “Say on Pay” vote) that was held at the 2023 annual meeting of shareholders. Over 90% of the votes cast on the proposal were cast in support of the compensation of our NEOs. Additionally, at least annually, the Company engages with top shareholders to solicit any feedback on the Company’s Executive Compensation Programs and Practices. Given the positive endorsement of the Company’s executive compensation decisions, the Committee did not make any changes to the Company’s program or policies as a result of the Say on Pay vote.

Establishing Peer Groups and Market-Based Compensation

The C&LD Committee structures executive compensation so that total targeted annual cash and long-term compensation opportunities are competitive with the targets for comparable positions at companies considered to be our peers, based on criteria described below. The C&LD Committee sets targets for each element of compensation considering the same elements of compensation paid to those holding similar roles at companies in our peer group, focusing on positions with similar management and revenue responsibility. For the CEO’s compensation analysis, the C&LD Committee considers the Company’s revenue, market capitalization, and relative performance compared to our peer group.

In February 2023, the C&LD Committee determined the peer group to be used for FY 2023-24 compensation decisions (the “compensation peer group”) based on global companies that meet the following criteria:

•	Have revenue and/or market capitalization comparable to the Company;

•	Compete with the Company in the marketplace for business and investment capital;

•	Compete with the Company for executive talent; and

•

Have generally similar pay models. We do not compare with companies in the financial services or insurance industries, where the mix of pay elements or program structure is generally materially different from our mix of pay elements and program structure.

Each year, the C&LD Committee evaluates and, if appropriate, updates the composition of the compensation peer group. Changes to the compensation peer group are carefully considered and made infrequently to ensure continuity from year to year. For compensation decisions made in FY 2023-24, the Committee elected to change the peer group to better align with the criteria above, resulting in the addition of McDonald’s and Thermo Fisher Scientific, and the removal of Lockheed Martin and Raytheon Technologies.

53  The Procter & Gamble Company

COMPENSATION DISCUSSION & ANALYSIS

Peer Group for Relative Organic Sales Growth and Relative TSR Multiplier

The Company also establishes a peer group to calculate Relative Organic Sales Growth and the Relative TSR Multiplier used in our PSP formula. These companies are ones with which we compete in the marketplace. For multi-category marketplace peers, to the extent possible, sales from only the relevant competing categories are used for purposes of Relative Organic Sales Growth comparisons.

Peer Group for FY 2023-24 Compensation Decisions		Peer Group for Relative Organic Sales Growth and TSR Multiplier for 2023-26 Performance Period

3M	McDonald’s	Beiersdorf	L’Oreal

Abbott Laboratories	Merck	Church & Dwight	Reckitt-Benckiser

Boeing	Microsoft	Clorox	Unicharm**

Chevron	Mondelez	Colgate-Palmolive*	Unilever

Coca-Cola	Nike	Edgewell

Colgate-Palmolive*	PepsiCo	Essity

ExxonMobil	Pfizer	Haleon

HP	Thermo Fisher Scientific	Henkel

Home Depot	Verizon	Kao**

Intel	Walmart	Kenvue

Kimberly-Clark*		Kimberly-Clark*

*	Shared companies between both peer groups
**	Peer for relative TSR only.

While the target total compensation for our NEOs is set considering size-adjusted median target total compensation within our compensation peer group, actual compensation varies depending on the NEO’s responsibility and experience in the particular role, as well as on total Company, business unit, and individual performance. Consistent with our principles to pay for performance and pay competitively, substantial differences may exist among NEOs’ pay.

Stock Ownership Requirements

To reinforce the importance of stock ownership and long-term focus for our most senior executives, including the NEOs, the C&LD Committee established the Executive Share Ownership Program and Equity Holding Requirement.

The Executive Share Ownership Program requires Executive Officers to hold a certain multiple of their salary in Company stock and/or RSUs. The program requires all NEOs other than the CEO to hold four times salary. The CEO ownership requirement is eight times salary. The C&LD Committee annually reviews these holdings, and as of June 30, 2024, all of the NEOs, including the CEO, exceeded these requirements.

The Equity Holding Requirement ensures executives remain focused on sustained shareholder value even after exercising their stock options or receiving shares from RSU settlements or PSU payouts. The equity holding requirement applies when an executive, including NEOs, has not met the ownership requirements of the Executive Share Ownership Program. When the holding requirement applies, the CEO is required to hold the net shares received from stock option exercises and RSU and PSU settlements for at least three years, and the other NEOs are required to hold net shares received for at least one year. The holding requirement does not apply to unrestricted stock or to STAR awards that executives elect to take as stock options instead of cash.

Mitigation of Excessive Risk-Taking

RECOUPMENT POLICIES

The C&LD Committee has adopted two recoupment policies—one applicable to Section 16 Officers and the other applicable to all other senior executives.

2024 Proxy Statement  54

COMPENSATION DISCUSSION & ANALYSIS

The Dodd-Frank Recoupment Policy, applicable to Section 16 Officers, requires the Company to recover any excess incentive-based compensation in the event that the Company is required to restate its financial statements due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error: (i) in previously issued financial statements that is material to the previously issued financial statements; or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. This policy complies with, and will be interpreted and administered in a manner consistent with, all applicable laws and regulations, including without limitation Section 303A.14 of the NYSE Listed Company Manual and Rule 10D-1 of the Securities Exchange Act of 1934, as amended.

The Senior Executive Officer Recoupment Policy, applicable to all other senior executives, permits the C&LD Committee to recoup certain STAR or long-term incentive program payments made to executives in the event of a significant restatement of financial results for any reason.

The authority under these policies is in addition to the C&LD Committee’s authority under The Procter & Gamble 2019 Stock and Incentive Compensation Plan (“2019 Plan”) and prior plans to suspend or terminate any outstanding equity if the C&LD Committee determines that the participant violated certain plan provisions. Moreover, the 2019 Plan, The Procter & Gamble 2014 Stock and Incentive Compensation Plan (“2014 Plan”), and The Procter & Gamble 2009 Stock and Incentive Compensation Plan (as amended) (“2009 Plan”), each have a provision that allows the Company or the C&LD Committee to recover certain proceeds from option exercises or delivery of shares if the participant violates certain plan provisions, such as taking actions that are significantly contrary to the best interests of the Company, including actions that cause harm to the Company’s reputation, stability, or goodwill.

PROHIBITION OF USE OF COMPANY STOCK IN DERIVATIVE TRANSACTIONS

The Company’s Global Insider Trading Policy prohibits NEOs from engaging in derivative transactions involving Company stock, including pledging, collars, short sales, hedging investments, and other derivative transactions. Purchases and sales of Company stock by NEOs can only be made during the approximately one-month period following a public earnings announcement or, if outside these window periods, with express permission from the Company’s Legal Division or in accordance with a previously established trading plan that meets SEC requirements.

Tax Gross-Ups

Generally, the Company does not increase payments to any employees, including NEOs, to cover non-business-related personal income taxes. However, certain expatriate allowances, relocation reimbursements, and tax equalization payments are made to employees assigned to work outside their home countries, and the Company will cover the personal income taxes due on these items in accordance with expatriate policy because there is a business purpose to their relocations. In addition, from time to time, the Company may be required to pay personal income taxes for certain separating executives hired through acquisitions in conjunction with pre-existing contractual obligations.

Employment Contracts

The C&LD Committee believes employment contracts for executives are not necessary because our executives have developed a focus on the Company’s long-term success. Moreover, the C&LD Committee does not provide special executive severance payments, such as golden parachutes, to the Company’s executives. In the event the Company encourages an NEO, or any other U.S. employee, to terminate employment with the Company (but not for cause), that individual may receive (but is not guaranteed) a separation allowance of up to one year’s annual salary, calculated based on years of service, and retention of outstanding equity.

55  The Procter & Gamble Company

EXECUTIVE COMPENSATION

Executive Compensation

The following tables, footnotes, and narratives provide information regarding the compensation, benefits, and equity holdings in the Company for the NEOs.

Summary Compensation

The following table and footnotes provide information regarding the compensation of the NEOs for the fiscal years shown.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards[2] ($)	Option Awards[3] ($)	Non-Equity Incentive Plan Comp. ($)	Change in Pension Value and Non-qualified Deferred Comp. Earnings[4] ($)	All Other Comp.[5] ($)	Total ($)

Jon R. Moeller Chairman of the Board, President, and CEO	2023-24	1,600,000	4,086,400	11,301,824	5,600,006	0	0	375,651	22,963,881
	2022-23	1,600,000	4,712,000	11,372,562	3,625,001	0	0	406,062	21,715,625
	2021-22	1,466,667	3,955,968	8,684,664	3,360,006	0	0	248,710	17,716,015

Andre Schulten Chief Financial Officer	2023–24	980,000	1,468,550	4,569,186	1,406,270	0	143,000	108,831	8,675,837
	2022–23	895,000	1,557,905	3,564,955	1,125,013	0	1,000	95,936	7,239,809
	2021–22	802,500	1,295,305	2,528,746	1,350,000	0	0	87,630	6,064,181

Shailesh Jejurikar Chief Operating Officer	2023-24	1,106,250	1,867,613	3,477,569	3,150,023	0	280,000	76,632	9,958,087
	2022-23	1,037,500	1,932,656	3,911,800	1,250,008	0	0	74,083	8,206,047
	2021-22	952,500	1,661,143	2,292,712	2,000,002	0	0	131,916	7,038,273

Ma. Fatima D. Francisco CEO - Baby, Feminine, and Family Care	2023-24	975,000	1,490,688	2,317,734	2,027,011	0	370,000	112,275	7,292,708
	2022-23	885,000	1,743,638	2,007,494	1,825,015	0	37,000	115,868	6,614,015
	2021-22	825,000	1,348,439	2,104,274	1,790,011	0	0	88,921	6,156,645

R. Alexandra Keith[6] CEO - Beauty	2023-24	1,047,500	1,430,801	2,191,099	1,886,032	0	0	284,476	6,839,908
	2022-23	985,000	1,270,428	2,626,813	1,455,938	0	0	300,171	6,638,350
	2021-22	885,000	996,596	4,714,986	1,428,381	0	0	323,785	8,348,748

(1)

For FY 2023-24, the Bonus column reflects FY 2023-24 STAR awards that will be paid on September 15, 2024. Each NEO who participated in STAR could elect to take his or her STAR award in cash, deferred compensation, or stock options. For FY 2023-24, Mr. Moeller, Mr. Schulten, Ms. Francisco, and Ms. Keith took their awards as 100% cash. Mr. Jejurikar took his award as 75% cash and 25% stock options.

(2)

For FY 2023-24, the Stock Awards column includes the grant date fair value of any PST Restoration Program awards granted in August 2023 and the PSUs granted in October 2023 under the PSP. It also includes the grant date fair value of RSUs granted in October 2023 under the LTIP. The amount shown is determined in accordance with FASB ASC Topic 718. For more information regarding these awards, including retention and vesting requirements and applicable performance measures, see the Compensation Discussion & Analysis. For PSP awards, which are subject to performance conditions, the value is based on the probable outcome of the conditions at grant date. The value of the PSUs assuming the highest level of performance conditions will be achieved is: Mr. Moeller, $16,000,000 ; Mr. Schulten, $5,625,000 ; Mr. Jejurikar, $6,300,000 ; Ms. Francisco, $4,054,000 ; and Ms. Keith, $3,772,000.

(3)	The Option Awards column for FY 2023-24 includes the grant date fair value of each LTIP stock option grant, determined in accordance with FASB ASC Topic 718.

2024 Proxy Statement  56

EXECUTIVE COMPENSATION

We utilize an industry standard lattice-based valuation model to calculate the fair value for stock options granted. Assumptions utilized in the model, which are evaluated and revised to reflect market conditions and experience, were as follows:

Years ended June 30:	2024	2023	2022

Interest rate	4.6-5.5%	3.7-4.1%	0.1-1.6%

Weighted average interest rate	4.6%	3.7%	1.5%

Dividend yield	2.5%	2.6%	2.4%

Expected volatility	18%	21%	19%

Expected life in years	8.8	8.8	9.1

Lattice-based option valuation models incorporate ranges of assumptions for inputs and those ranges are disclosed in the preceding table. Expected volatility is based on a combination of historical volatility of our stock and implied volatilities of call options on our stock. We use historical data to estimate option exercise and employee termination patterns within the valuation model. The expected life of options granted is derived from the output of the option valuation model and represents the average period of time that options granted are expected to be outstanding. The interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant. For information on the valuation assumptions with respect to grants made in prior fiscal years, please see the corresponding note to the Consolidated Financial Statements contained in the Company’s Annual Report for the respective fiscal year. For more information regarding these awards, including retention and vesting requirements and applicable performance measures, see the Compensation Discussion & Analysis.

(4)

This column reflects aggregate changes in the actuarial present value of Mr. Schulten’s, Mr. Jejurikar’s, and Ms. Francisco’s pension benefits under The Procter & Gamble Company Global IRA (the “IRA”) and Mr. Schulten’s pension benefits under The Procter & Gamble Pension Plan (Germany). None of the other NEOs participates in a pension plan. None of the NEOs had above-market earnings on deferred compensation.

(5)	Please see the table below for information on the numbers that comprise the All Other Compensation column.

(6)	Ms. Keith’s salary was converted to and paid in Swiss francs using a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month.

ALL OTHER COMPENSATION

Name and Principal Position	Year	Retirement Plan Contributions[i] ($)	Executive Group Life Insuranceii ($)	Flexible Compensation Program Contributionsiii ($)	Expatriate, Relocation and Tax Equalization Paymentsiv ($)	Executive Benefits[v] ($)	Total ($)

Jon R. Moeller Chairman of the Board, President, and CEO	2023-24	84,467	30,168	6,100	0	254,915	375,651
	2022-23	74,791	25,878	5,950	0	299,443	406,062
	2021-22	68,917	21,063	5,750	0	152,981	248,710

Andre Schulten Chief Financial Officer	2023-24	84,467	7,029	6,100	535	10,700	108,831
	2022-23	74,791	5,620	5,225	0	10,300	95,936
	2021-22	68,917	4,101	4,313	0	10,300	87,630

Shailesh Jejurikar Chief Operating Officer	2023-24	45,766	13,274	6,100	1,598	9,895	76,632
	2022-23	40,701	11,017	5,950	5,032	11,383	74,083
	2021-22	37,888	8,386	5,750	69,555	10,337	131,916

Ma. Fatima D. Francisco CEO - Baby, Feminine, and Family Care	2023-24	84,467	8,819	6,100	1,075	11,814	112,275
	2022-23	74,791	7,108	5,950	2,496	25,522	115,868
	2021-22	68,917	5,754	5,750	0	8,500	88,921

R. Alexandra Keith CEO - Beauty	2023-24	84,467	9,522	6,100	173,155	11,232	284,476
	2022-23	74,791	7,834	5,950	200,715	10,881	300,171
	2021-22	68,917	6,136	5,750	231,310	11,673	323,785

i.

Amounts contributed by the Company pursuant to the PST, a qualified defined contribution plan providing retirement benefits for U.S.-based employees. NEOs also receive contributions in the form of RSU grants pursuant to the PST Restoration Program, a nonqualified defined contribution plan. These RSU awards are included in the Stock Awards column of the Summary Compensation Table.

ii.

Under the Executive Group Life Insurance Program (“EGLIP”), which was closed to new participants in 2013, the Company provides key executives life insurance coverage equal to salary plus their STAR target up to a maximum of $5,000,000. These policies are owned by the Company. Because premium payments are returned to the Company when the benefit is paid out, we believe the annual premiums paid by

57  The Procter & Gamble Company

EXECUTIVE COMPENSATION

the Company overstate the Company’s true cost of providing this life insurance benefit. Accordingly, the amounts shown in the table are an average based on Internal Revenue Service tables used to value the term cost of such coverage for calendar year 2023 and calendar year 2024, which reflect what it would cost the executive to obtain the same coverage in a term life insurance policy. The average of the two calendar years was used because fiscal year data is not available. The average of the dollar value of the premiums actually paid by the Company in calendar years 2023 and 2024 under these policies were as follows: Mr. Moeller, $194,595, Mr. Schulten, $52,294, Mr. Jejurikar, $51,033, Ms. Francisco, $60,091, and Ms. Keith, $49,065. This program is in addition to any other Company-provided group life insurance in which an NEO may enroll that is also available to all employees on the same basis.

iii.

Flexible Compensation Program Contributions are given in the form of credits to pay for coverage in a number of benefit plans including, but not limited to, medical insurance and additional life insurance. Employees may also receive unused credits as cash. Credits are earned based on PST years of service.

iv.

The Company provides assistance to certain employees, including NEOs, related to expenses incurred in connection with expatriate assignments and Company-required relocations. Amounts for Mr. Schulten, Mr. Jejurikar, and Ms. Francisco reflect tax preparation assistance in connection with past expatriate assignments. Ms. Keith’s payment for expatriate assignment expenses resulted from her assignment in Switzerland, which included a housing allowance and related support of $91,206; cost of living adjustments of $64,459; a travel allowance of $1,355; relocation-related expenses of $6,699; and tax preparation cost of $9,436. Expenses were paid in Swiss francs and converted to U.S. dollars using a Bloomberg monthly spot rate representing the average of the buy and sell rates for the month.

v.

In addition, all NEOs are entitled to the following personal benefits: financial counseling (including tax preparation), an annual physical examination, secure workplace parking, and, for the CEO, home security and monitoring. While Company aircraft is generally used for Company business only, the CEO is required by the Board to use Company aircraft for all air travel, including personal travel, pursuant to the Company’s executive security requirements established by the Board of Directors. While traveling on Company aircraft, the CEO may bring a limited number of guests (spouse, family member, or similar guest) to accompany him. The aggregate incremental aircraft usage costs associated with Mr. Moeller’s personal use of the Company aircraft during FY 2023-24 were $233,945. Subject to the approval of the CHRO, certain executives are permitted to use the Company aircraft for travel to outside board meetings, if any, and, if the Company aircraft is already scheduled for business purposes and can accommodate additional passengers, may use it for personal travel and guest accompaniment. In FY2023-24, Ms. Keith used this benefit on one occasion for travel to an outside board meeting on a company flight already scheduled to that location at no incremental costs to the Company. The incremental costs to the Company for these benefits, other than use of Company aircraft, are the actual costs or charges incurred by the Company for the benefits. The incremental cost to the Company for use of the Company aircraft is calculated by using an hourly rate for each flight hour. The hourly rate is based on the incremental variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, and fees, including flight planning, ground handling, and landing permits. For any flights that involved mixed personal and business usage, any personal usage hours that exceed the business usage are utilized to determine the incremental cost to the Company.

2024 Proxy Statement  58

EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table and footnotes provide information regarding grants of equity under Company plans made to the NEOs during FY 2023-24.

GRANTS OF PLAN-BASED AWARDS

Name/Plan Name	Grant Date[1]	Compensation & Leadership Development Committee Action Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards[2] ($ per share)	Grant Date Fair Value of Stock and Option Awards[3] ($)
			Threshold (#)	Target (#)	Maximum (#)

Jon R. Moeller

LTIP Options[4]	10/02/2023	08/08/2023					163,695	145.19	5,600,006

LTIP RSUs[5]	10/02/2023	08/08/2023				16,531			2,400,136

PSUs[6]	10/02/2023	08/08/2023	0	55,101	110,202				8,581,981

PST Restoration RSUs[7]	08/03/2023	06/13/2023				2,144			319,707

Andre Schulten

LTIP Options[4]	10/02/2023	08/08/2023					41,107	145.19	1,406,270

LTIP RSUs[5]	10/02/2023	08/08/2023				9,686			1,406,310

PSUs[6]	10/02/2023	08/08/2023	0	19,372	38,744				3,017,189

PST Restoration RSUs[7]	08/03/2023	06/13/2023				977			145,687

Shailesh Jejurikar

LTIP Options[4]	10/02/2023	08/08/2023					92,079	145.19	3,150,023

PSUs[6]	10/02/2023	08/08/2023	0	21,696	43,392				3,379,152

PST Restoration RSUs[7]	08/03/2023	06/13/2023				660			98,417

Ma. Fatima D. Francisco

LTIP Options[4]	10/02/2023	08/08/2023					59,252	145.19	2,027,011

PSUs[6]	10/02/2023	08/08/2023	0	13,962	27,924				2,174,582

PST Restoration RSUs[7]	08/03/2023	06/13/2023				960			143,152

R. Alexandra Keith

LTIP Options[4]	10/02/2023	08/08/2023					55,131	145.19	1,886,032

PSUs[6]	10/02/2023	08/08/2023	0	12,990	25,980				2,023,193

PST Restoration RSUs[7]	08/03/2023	06/13/2023				1,126			167,906

STAR Stock Options[8]	09/15/2023	08/08/2023					27,747	153.47	952,832

(1)	Grant dates for annual equity awards are consistent from year to year.

(2)	The options granted were awarded using the closing price of the Company stock on the date of the grant.

(3)

This column reflects the grant date fair value of each award computed in accordance with FASB ASC Topic 718. For stock awards, the actual amount paid will be based on the stock price on the delivery date. For options, the actual amount paid will be determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the grant price of the options.

(4)

These options are wholly forfeitable until the earlier of October 1, 2026 or retirement eligibility, and will expire on September 30, 2033. For the retirement eligible NEOs (Mr. Moeller, Mr. Jejurikar, Ms. Francisco and Ms. Keith), the award becomes non-forfeitable after the first year anniversary of grant. Prior to the first year anniversary of grant, the award will become non-forfeitable on a pro-rata basis using the number of days worked that year.

(5)

These RSUs are wholly forfeitable until the earlier of October 1, 2026 or retirement eligibility. For Mr. Moeller, who is retirement eligible, the award becomes non-forfeitable after the first year anniversary of the grant. Prior to the first year anniversary of grant, the award will become non-forfeitable on a pro-rata basis using the number of days worked that year. These RSUs accumulate dividend equivalents at the same rate as dividends paid on common stock.

59  The Procter & Gamble Company

EXECUTIVE COMPENSATION

(6)

For awards granted under the Performance Stock Program, see page 46 of the Compensation Discussion & Analysis for applicable performance measures. These PSUs are wholly forfeitable until the earlier of June 30, 2026 or retirement eligibility, and will deliver in shares in August 2026 unless elected otherwise by the NEO, subject to applicable tax rules and regulations. For the retirement eligible NEOs (Mr. Moeller, Mr. Jejurikar, Ms. Francisco and Ms. Keith), the award becomes non-forfeitable after the first year anniversary of the grant. Prior to the first year anniversary of grant, the award will become non-forfeitable on a pro-rata basis using the number of days worked that year. These units accumulate dividend equivalents at the same rate as dividends paid on common stock.

(7)

For awards granted under the PST Restoration Program, dividend equivalents are earned at the same rate as dividends paid on common stock. These units will deliver in shares one year following retirement unless elected otherwise by the NEO, subject to applicable tax rules and regulations.

(8)

These options are non-forfeitable, will become exercisable on September 15, 2026, and will expire on September 15, 2033. These options reflect payment of the FY 2022-23 STAR award, which was previously included in the Bonus column of the Summary Compensation Table in the 2023 Proxy Statement.

2024 Proxy Statement  60

EXECUTIVE COMPENSATION

Outstanding Equity at Fiscal Year End

The following table and footnotes provide information regarding unexercised stock options and stock awards that have not yet vested as of the end of FY 2023-24.

OUTSTANDING EQUITY AT FISCAL YEAR-END

		Option Awards				Stock Awards

Name/ Plan Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[2] (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)

Jon R. Moeller

LTIP	02/28/2019	160,153		98.55	02/28/2029

LTIP	02/28/2020	173,268		113.23	02/28/2030

LTIP	10/01/2020	129,890		139.24	10/01/2030

LTIP	10/01/2021		154,839	139.58	10/01/2031

LTIP	10/03/2022		122,095	128.51	10/01/2032

PSP	10/03/2022							58,912	9,715,767

LTIP	10/02/2023		163,695	145.19	09/30/2033	4,155	685,291

PSP	10/02/2023							56,114	9,254,486

Andre Schulten

LTIP	02/28/2017	33,624		91.07	02/26/2027

LTIP	02/28/2018	30,677		78.52	02/28/2028

LTIP	10/01/2021		62,212	139.58	10/01/2031	3,447	568,411

STAR	09/15/2022		44,149	137.44	09/15/2032

LTIP	10/03/2022		37,892	128.51	10/01/2032	9,142	1,507,754

PSP	10/03/2022							18,284	3,015,397

LTIP	10/02/2023		41,107	145.19	09/30/2033	9,864	1,626,795

PSP	10/02/2023							19,728	3,253,707

Shailesh Jejurikar

LTIP	02/28/2018	105,170		78.52	02/28/2028

LTIP	02/28/2019	105,559		98.55	02/28/2029

LTIP	02/28/2020	110,501		113.23	02/28/2030

STAR	09/15/2020	71,780		138.63	09/13/2030

LTIP	10/01/2020	78,893		139.24	10/01/2030

STAR	09/15/2021		75,791	145.12	09/15/2031

LTIP	10/01/2021		92,166	139.58	10/01/2031

STAR	09/15/2022		56,618	137.44	09/15/2032

LTIP	10/03/2022		42,102	128.51	10/01/2032

PSP	10/03/2022							20,315	3,350,350

LTIP	10/02/2023		92,079	145.19	09/30/2033

PSP	10/02/2023							22,095	3,644,072

61  The Procter & Gamble Company

EXECUTIVE COMPENSATION

OUTSTANDING EQUITY AT FISCAL YEAR-END

		Option Awards				Stock Awards

Name/ Plan Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable[1] (#)	Number of Securities Underlying Unexercised Options Unexercisable[1] (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested[2] (#)	Market Value of Shares or Units of Stock that Have Not Vested[3] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)

Ma. Fatima D. Francisco

LTIP	02/28/2019	96,000		98.55	02/28/2029

LTIP	02/28/2020	100,456		113.23	02/28/2030

LTIP	10/01/2020	74,908		139.24	10/01/2030

LTIP	10/01/2021		82,489	139.58	10/01/2031

LTIP	10/03/2022		61,469	128.51	10/01/2032

PSP	10/03/2022							14,830	2,445,929

LTIP	10/02/2023		59,252	145.19	09/30/2033

PSP	10/02/2023							14,219	2,344,997

R. Alexandra Keith

LTIP	02/28/2020	28,038		113.23	02/28/2030

STAR	09/15/2020	29,790		138.63	09/13/2030

LTIP	10/01/2020	60,053		139.24	10/01/2030

Special Award	08/02/2021					15,071	2,485,566

LTIP	10/01/2021		65,824	139.58	10/01/2031

STAR	09/15/2022		33,968	137.44	09/15/2032

LTIP	10/03/2022		49,038	128.51	10/01/2032

PSP	10/03/2022							15,774	2,601,613

STAR	09/15/2023		27,747	153.47	09/15/2033

LTIP	10/02/2023		55,131	145.19	09/30/2033

PSP	10/02/2023							13,229	2,181,727

(1)	The following provides details regarding the vesting date for each of the option grants included in the table. The Vest Date indicates the date the options become exercisable.

Option Awards

Grant Date	Vest Date	Grant Date	Vest Date

02/28/2017	02/28/2020	09/15/2021	09/13/2024

02/28/2018	02/26/2021	10/01/2021	10/01/2024

02/28/2019	02/28/2022	09/15/2022	09/15/2025

02/28/2020	02/28/2023	10/03/2022	10/01/2025

09/15/2020	09/15/2023	09/15/2023	09/15/2026

10/01/2020	09/29/2023	10/02/2023	10/02/2026

(2)

The following provides details regarding the vesting date for PSU and RSU holdings included in the table. The Vest Date for PSUs indicates the date the award is earned. The PSU awards are delivered in shares in August following the date the award is earned after the Board certifies

2024 Proxy Statement  62

EXECUTIVE COMPENSATION

payout results. The Vest Date for RSUs indicates the date of vesting listed in the award agreement. For Mr. Moeller, the amount of RSUs reflected in the table above includes 25% of the RSU award granted on 10/2/2023 that has not yet become non-forfeitable. The remaining 75% became non-forfeitable pro rata through June 30, 2024 because Mr. Moeller is retirement eligible. Ms. Keith’s special equity award remains forfeitable until the vesting dates.

Stock Awards

Award Type	Grant Date	Vest Date

LTIP RSUs	10/01/2021	10/01/2024

LTIP RSUs	10/03/2022	10/01/2025

LTIP RSUs	10/02/2023	10/02/2026

RSUs	08/02/2021	50% - 08/02/2024 50% - 08/03/2026

PSP PSUs	10/03/2022	06/30/2025

PSP PSUs	10/02/2023	06/30/2026

(3)	The Market Value of PSUs or RSUs that have not vested was determined by multiplying the closing market price of Company stock on June 28, 2024 ($164.92) by the number of PSUs or RSUs, respectively.

63  The Procter & Gamble Company

EXECUTIVE COMPENSATION

Option Exercises and Stock Vested

The following table and footnotes provide information regarding stock option exercises and stock vestings during FY 2023-24 for the NEOs.

OPTION EXERCISES AND STOCK VESTED
	Option Awards			Stock Awards

Name/Plan Name	Option Grant Date	Number of Shares Acquired on Exercise[1] (#)	Value Realized on Exercise[2] ($)	Stock Award Grant Date	Number of Shares Acquired on Vesting[3] (#)	Value Realized on Vesting[4] ($)

Jon R. Moeller[5]

PSP 2021-2024				10/01/2021	68,626	11,317,800

LTIP				10/03/2022	7,138	1,041,178

PST Restoration				08/03/2023	2,144	319,707

LTIP				10/02/2023	12,466	2,055,874

Andre Schulten

Key Manager	02/27/2015	18,095	1,184,843

Key Manager	02/29/2016	22,203	1,561,293

LTIP				10/01/2020	3,534	515,240

PSP 2021-2024				10/01/2021	22,059	3,637,970

PST Restoration				08/03/2023	977	145,687

Shailesh Jejurikar[5]

Key Manager	02/29/2016	31,275	2,333,428

LTIP	02/28/2017	94,289	6,742,318

PSP 2021-2024				10/01/2021	24,510	4,042,189

PST Restoration				08/03/2023	660	98,417

LTIP				10/03/2022	2,462	367,156

Ma. Fatima D. Francisco

LTIP	02/28/2017	94,289	6,002,707

LTIP	02/28/2018	90,323	7,174,844

LTIP	02/28/2019	2,522	170,122

PSP 2021-2024				10/01/2021	21,937	3,617,850

PST Restoration				08/03/2023	960	143,152

R. Alexandra Keith[5]

LTIP	02/28/2019	19,661	1,079,782

PSP 2021-2024				10/01/2021	23,340	3,849,233

LTIP				10/03/2022	968	141,224

PST Restoration				08/03/2023	1,126	167,906

(1)	The Number of Shares Acquired on Exercise is the gross number of shares acquired.

(2)

The Value Realized on Exercise was determined by multiplying the number of shares acquired by the difference between the market price of the Company’s common stock upon exercise and the grant price of the options.

(3)

Number of Shares Acquired on Vesting is the gross number of shares acquired or deemed non-forfeitable. Please see footnote 2 in the Outstanding Equity at Fiscal Year-End Table for the definition of vesting for Stock Awards.

(4)

Value Realized on Vesting was determined by multiplying the number of shares acquired by the actual market price obtained or, in the absence of a broker transaction, value was determined by the closing price on the vesting date. The value of PSUs was determined by multiplying the closing market price of Company stock on June 28, 2024 ($164.92) by the number of PSUs. The market value of the PSUs does not include a final payment of dividend equivalents on the PSUs, which took place on August 15, 2024, prior to delivery in shares.

2024 Proxy Statement  64

EXECUTIVE COMPENSATION

(5)

Mr. Moeller is retirement eligible. Therefore, 25% of his October 2022 LTIP RSU became non-forfeitable on October 1, 2023, and 75% of his October 2023 LTIP RSU grant became non-forfeitable on June 30, 2024. Mr. Jejurikar and Ms. Keith are also retirement eligible, and 25% of their October 2022 LTIP RSU grants became non-forfeitable on October 1, 2023.

Pension Benefits

The following table and footnotes provide information regarding the Company’s pension plans for Mr. Schulten, Mr. Jejurikar, and Ms. Francisco as of the end of FY 2023-24. None of the other NEOs had any such arrangements with the Company.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service[1]	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)

Andre Schulten	The Procter & Gamble Company Global IRA	8 years, 9 months	1,698,000

	The Procter & Gamble Pension Fund (Germany)	8 years, 9 months	190,000

Shailesh Jejurikar	The Procter & Gamble Company Global IRA	23 years, 5 months	4,305,000

Ma. Fatima D. Francisco	The Procter & Gamble Company Global IRA	13 years, 3 months	2,895,000

(1)

Numbers in this column are computed as of the same pension plan measurement date used for financial statement reporting purposes for the Company’s audited financial statements as found in Note 8 to the Consolidated Financial Statements contained in the Company’s 2024 Annual Report on Form 10-K.

(2)

The following provides the assumptions used in each plan to calculate present value under SEC rules. The actual calculation of the benefit at the time of retirement may vary according to the terms of the Global IRA and the German Pension Plan at the time:

Assumptions	Global IRA	German Pension Plan

Retirement Age	60	65

Discount Rate	5.38%	3.59%

Salary Increase Rate	3.50%	N/A

Pension Increase Rate	N/A	2.05%

Pre-Retirement Decrements	None	None

Post-Retirement Mortality Table	Pri-2012 using MP-2021 Projection Scale Blended	Heubeck 2018 G

The following exchange rates as of June 30, 2024, were used to calculate the present-day lump sum value of certain benefits earned while working in previous home countries (as described in The Procter & Gamble Global International Retirement Arrangement Plan (“Global IRA”) section below): (1)US$ 1.06890 : Euro €1.00000; (2)US$ 0.01703 : Philippine Peso 1.00000; (3)US$ 0.01199 : Indian Rupee INR 1.00000; and (4) US$0.73600 : SGD1.00000.

65  The Procter & Gamble Company

EXECUTIVE COMPENSATION

The Procter & Gamble Global International Retirement Arrangement Plan (“Global IRA”)

The Global IRA is designed to provide a supplemental retirement benefit to certain employees who permanently transfer from one country to another country during the course of their employment with the Company. The Global IRA is an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The benefit is intended to provide a supplement to mitigate any adverse impact to total pension value caused by moving between home countries. The program is closed to new participants. To calculate the Global IRA benefit, first a Global IRA target is calculated using the following formula:

The Global IRA target is converted to a present-day lump sum amount using actuarial factors. This lump sum amount is reduced by the present-day lump sum value of certain benefits earned while working in previous home countries (such as Company-provided and government-provided pension benefits), as well as other actuarial factors and assumptions, which may change from time to time. The reduced lump sum amount is the Global IRA benefit.

The Procter & Gamble Pension Fund (Germany) (“German Pension Plan”)

The German Pension Plan is a defined benefit plan for Germany-based employees hired after December 31, 1991. The German Pension Plan provides for post-retirement payments based on the employee’s pensionable income and years of service at the time of retirement.

Pensionable Income under the plan is the 36-month average of base salary plus additional 13th and 14th month salaries. For each year of credited service, the pension benefit is calculated as follows:

•	.5% x Pensionable Income below the 36th month average of statutory social security contribution ceiling (“SSCC”), plus

•	1.5% x Pensionable Income above the 36th month average SSCC

The benefit begins to pay out at retirement, and the normal retirement age for the plan is 65. There is a surviving spouse benefit (60%) and an orphan benefit (20%) under the plan. Pension payments are checked every third year against the development of the German cost of living index and are increased appropriately according to German law.

2024 Proxy Statement  66

EXECUTIVE COMPENSATION

Nonqualified Deferred Compensation

The following table and footnotes provide information regarding the Company’s non-tax-qualified defined contribution and deferred compensation plans for each of the NEOs for FY 2023-24. For a complete understanding of the table and the footnotes, please read the narrative that follows the table.

NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Aggregate Balance on 6/30/23 ($)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)		Aggregate Earnings in Last FY1 ($)	Aggregate Withdrawals or Distributions ($)		Aggregate Balance on 6/30/24 ($)

Jon R. Moeller	Employee Stock and Incentive Compensation Plan[2]	6,582,400	—	3,097,052	[3]	508,317	992,349	[4]	9,195,421	[5]

	PST Restoration Program	4,484,185	—	319,707	[6]	546,884	23,140		5,327,636	[7]

Andre Schulten	International Retirement Plan	1,132,039	—	—		128,551	—		1,260,590

	PST Restoration Program	356,062	—	145,687	[6]	57,613	10,436		548,926	[8]

Shailesh Jejurikar	Employee Stock and Incentive Compensation Plan[2]	1,114,090	—	367,156	[9]	181,016	104,049	[4]	1,558,213	[10]

	PST Restoration Program	601,112	—	98,417	[6]	79,859	7,108		772,280	[11]

	Executive Deferred Compensation Plan	530,737	—	—		130,255	—		660,992

Ma. Fatima D. Francisco	Executive Deferred Compensation Plan	6,429,970	—	—		573,331	—		7,003,301	[12]

	PST Restoration Program	930,781	—	143,152	[6]	122,787	8,469		1,188,251	[13]

R. Alexandra Keith	Employee Stock and Incentive Compensation Plan[2]	1,473,088	—	141,224	[14]	116,273	478,567	[4]	1,252,018	[15]

	PST Restoration Program	1,302,429	—	167,906	[6]	169,109	—		1,639,444	[16]

(1)	Because none of the amounts included in this column are above-market earnings under SEC reporting rules, they are not reflected in the Summary Compensation Table.

(2)	Amounts shown include awards granted under the terms of the 2019 Plan.

(3)

Total reflects 25% of the 2022 LTIP RSU grant and 75% of the 2023 LTIP RSU grant (less taxes paid on the grant at the end of calendar year 2023), which became non-forfeitable pro rata because the NEO is retirement eligible. The 2023 LTIP RSU grant is also reported in the Summary Compensation Table, while the 2022 LTIP RSU grant was reported in last year’s Summary Compensation Table.

(4)	Total reflects the delivery of a 2020 LTIP grant and taxes withheld on prior grants.

(5)	Total includes $6,783,974 previously reported in Summary Compensation Tables for prior years.

(6)	Total reflects registrant contributions in the form of RSUs pursuant to the PST Restoration Program, 100% of which are also reported in the Stock Awards column on the Summary Compensation Table.

(7)	Total includes $2,056,131 previously reported in Summary Compensation Tables for prior years.

(8)	Total includes $237,082 previously reported in Summary Compensation Tables for prior years.

(9)

Total reflects 25% of the 2022 LTIP RSU grant, which became non-forfeitable pro rata because the NEO is retirement eligible. The 2022 LTIP RSU grant was reported in last year’s Summary Compensation Table.

(10)	Total includes $1,250,017 previously reported in the Summary Compensation Tables for prior years.

(11)	Total includes $207,180 previously reported in the Summary Compensation Tables for prior years.

(12)	Total includes $2,507,354 previously reported in the Summary Compensation Tables for prior years.

67  The Procter & Gamble Company

EXECUTIVE COMPENSATION

(13)	Total includes $237,859 previously reported in the Summary Compensation Tables for prior years.

(14)

Total reflects 25% of the 2022 LTIP RSU grant, which became non-forfeitable pro rata because the NEO is retirement eligible. The 2022 LTIP RSU grant was reported in last year’s Summary Compensation Table.

(15)	Total includes $961,629 previously reported in the Summary Compensation Tables for prior years.

(16)	Total includes $258,884 previously reported in the Summary Compensation Tables for prior years.

The NEOs are eligible to participate in the EDCP. Under the EDCP, a participant may defer up to 75% of base salary and up to 100% of the STAR award. Amounts may be deferred for a minimum of one year or until termination of employment. Payments that commence upon retirement, death, or disability may be taken in a lump sum or installments (over a maximum period of ten years). All other payments under the plan are paid as a lump sum.

Amounts deferred under the EDCP are credited with market earnings based on the same fund choices available to all employees under The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, one of the Company’s tax-qualified plans, with the exception of P&G stock, which is not offered as an investment option in the EDCP. Participants may change fund choices on a daily basis.

LTIP grants made in the form of RSUs that become non-forfeitable prior to delivery due to the NEO being retirement eligible are included in the aggregate balance as deferred compensation awards under an employee stock and incentive compensation plan. Participants may also defer delivery of incentive awards earned under the PSP program and its predecessors by electing to receive RSUs with deferred delivery. The RSUs are governed by the employee stock and incentive compensation plan that was in effect at the time the award was granted. Similarly, other special equity awards that were deferred by an NEO are included in the aggregate balance for amounts deferred under an employee stock and incentive compensation plan.

As described on page 50 of this proxy statement, federal tax rules limit the size of contributions that can be made to individuals pursuant to tax-qualified defined contribution plans like the PST. To account for these limitations, the Company utilizes the PST Restoration Program to make an additional annual contribution in the form of RSUs.

Similar to the PST, these RSUs become non-forfeitable once an executive has met the vesting requirement (five years of service for grants prior to July 1, 2024, and three years of service for any grant made on or after July 1, 2024). The default form of payment is a lump sum distribution one year after retirement, or the executive can elect to defer the lump sum to six or eleven years after retirement or to commence ten annual installments at six or eleven years after retirement. Generally, executives have until retirement to change a previous deferral election, with any such deferral elections or changes to deferral elections made in compliance with Section 409A of the Internal Revenue Code. These RSUs earn dividend equivalents at the same rate as dividends on common stock. The dividend equivalents accrue in the form of additional RSUs each quarter and are credited to the executive’s holdings. The value of each RSU may increase or decrease over time as the value is tied to the price of the common stock. Finally, NEOs may convert certain of their PST Restoration Program RSUs into notional cash with the same investment choices as those available under the EDCP.

The Company’s IRP is designed to provide retirement benefits for employees whose participation in retirement plans in their home countries has been suspended because they are on assignments outside of that country. Under the IRP, the Company makes an annual contribution for each participant equal to the contribution that would have been made under the participant’s home country retirement plan had the participant remained in that country and eligible to participate in that plan.

Historically, Company contributions to the IRP were placed into one of several investment vehicles available within the IRP, at each participant’s election. Participants in the U.S. receive their contributions in RSUs. These contributions vest according to the terms and conditions of the participant’s home country retirement plan. Upon retirement from the Company, participants must elect to receive distributions from the IRP Trust in one of four ways: (1) fixed-income annuity; (2) variable annuity; (3) lump sum; or (4) annual installments (over a maximum of 15 years).

Amounts the NEOs defer under any of the above-mentioned plans that are scheduled to be paid after termination of employment must be held by the Company for a minimum of six months in order to comply with Section 409A of the Internal Revenue Code.

2024 Proxy Statement  68

EXECUTIVE COMPENSATION

Payments upon Termination or Change in Control

The Company does not have any employment contracts with its NEOs that require severance payments upon termination of their employment. The only situation in which a separation allowance may be paid is if an employee is encouraged to separate from the Company. Certain elements of compensation are, however, treated differently depending upon the specific circumstances of an NEO’s separation.

KEY COMPENSATION PROGRAMS

The following table describes the general treatment of compensation under the Company’s key programs under various separation scenarios for all Company employees, including the NEOs.

Compensation Element	Voluntary Separation or Termination for Cause	Written Separation Agreement	Retirement or Disability	Change in Control	Death

Separation Allowance	None	Company has discretion to pay up to 1 times salary.	None	None	None

STAR	No acceleration of awards. Eligible for award only if employed for the entire fiscal year.	No acceleration of awards. Prorated payment based on time worked.	No acceleration of awards. Prorated payment based on time worked.	No acceleration of awards. Prorated payment based on time worked.	No acceleration of awards. Prorated payment based on time worked.

LTIP Grants	All outstanding awards forfeited at separation.

No acceleration of option vesting or RSU delivery.

Prior to the first year anniversary of grant, the award will be prorated based on the number of days worked that year.

After first year anniversary of grant, all awards are retained subject to original terms.

No acceleration of option vesting or RSU delivery.

Prior to the first year anniversary of grant, the award will be prorated based on the number of days worked that year.

After first year anniversary of grant, all awards are retained subject to original terms.

				For awards granted under the 2009, 2014, and 2019 Plans, vesting only accelerated if awards not assumed, unless termination without cause or resignation with “good reason.”	Vesting accelerated for all awards.

PSP Grants	All outstanding awards forfeited at separation.

No acceleration of payment.

Prior to the first year anniversary of grant, the award will be prorated based on the number of days worked that year.

After first year anniversary of grant, all awards are retained subject to original terms.

No acceleration of payment.

Prior to the first year anniversary of grant, the award will be prorated based on the number of days worked that year.

After first year anniversary of grant, all awards are retained subject to original terms.

For awards granted on or after October 2023, assumed award will vest according to original terms unless termination without cause or resignation with “good reason.”

For awards granted before October 2023, awards are paid out at target at time of Change in Control.

No acceleration of payment. All awards are retained and settled subject to original terms.

Special Equity Awards	Unvested awards are forfeited at separation.	Unvested awards are forfeited at separation unless otherwise specified by the CHRO as authorized by the C&LD Committee.	Unvested awards are forfeited at separation unless otherwise specified by the CHRO as authorized by the C&LD Committee.	Vesting only accelerated and award paid at time of the Change in Control if awards not assumed, unless termination without cause or resignation with “good reason.”	Vesting accelerated and award paid at time of death.

69  The Procter & Gamble Company

EXECUTIVE COMPENSATION

All equity awards listed above are governed by the employee stock plan under which the award was granted. The scenarios described above assume that former employees comply with the terms and conditions of the applicable employee stock plan, including compliance with the Company’s Purpose, Values, and Principles and restrictions on competing with the Company following termination of employment. Failure to comply with either of these provisions can result in forfeiture and/or cancellation of outstanding equity awards.

RETIREMENT PLANS AND OTHER DEFERRED COMPENSATION

The retirement plans in which the NEOs participate do not discriminate in scope, terms, or operation for NEOs versus all other participants. All NEOs who participate are fully vested in the PST and will retain all shares upon termination of employment regardless of reason. Because all NEOs have met the vesting conditions, their PST Restoration and IRP RSUs are non-forfeitable.

Salary and STAR bonuses deferred under the EDCP have been earned and therefore are retained upon termination for any reason. Similarly, amounts deferred under the PSP have been earned and are retained upon termination for any reason. Vested amounts related to deferred compensation plans are not included in the following table because they are reported in the Nonqualified Deferred Compensation Table.

EXECUTIVE BENEFITS

•	Executive Group Life Insurance — Benefits are retained if the employee is eligible for early retirement.

•	Unused Vacation — The employee is entitled to a lump sum payment equal to the value of accrued, but unused, vacation days.

•	Other Programs — In most cases, participation ends on the last day worked, unless otherwise agreed to by the C&LD Committee.

EXPATRIATE AND RELOCATION PROGRAM

If an employee’s expatriate assignment terminates for any reason, the Company would pay for relocation to the home country and would cover future taxes due related to the expatriate assignment.

2024 Proxy Statement  70

EXECUTIVE COMPENSATION

ESTIMATED POST-EMPLOYMENT TREATMENT OF COMPENSATION AND BENEFITS

The following table and footnotes quantify the treatment of compensation or value of benefits that each NEO would receive under the Company’s compensation programs upon various scenarios for termination of employment or a change in control of the Company. The amounts shown assume the event that triggered the treatment occurred on June 30, 2024. Mr. Schulten is not retirement eligible, and therefore the amounts in the Retirement or Disability column reflect payments in the event of disability.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Voluntary Separation or Termination for Cause ($)	Written Separation Agreement ($)	Retirement or Disability ($)	Change in Control ($)	Death ($)

Jon R. Moeller

Salary	0	1,600,000	0	0	0

STAR[1]	0	0	0	0	0

LTIP[2]	0	10,791,376	10,791,376	12,284,092	12,284,092

PSP[3]	0	16,656,632	16,656,632	18,970,253	18,970,253

EGLIP	0	0	0	0	4,800,000

Total	0	29,048,007	27,448,007	31,254,345	36,054,345

Andre Schulten

Salary	0	1,000,000	0	0	0

STAR[1]	0	0	0	0	1,213,215

LTIP[2]	0	6,860,642	6,860,642	7,470,101	7,470,101

PSP[3]	0	5,455,677	5,455,677	6,269,104	6,269,104

EGLIP	0	0	0	0	2,150,000

Total	0	13,316,320	12,316,320	13,739,205	17,102,420

Shailesh Jejurikar

Salary	0	1,125,000	0	0	0

STAR[1]	0	0	0	0	3,056,525

LTIP[2]	0	5,230,959	5,230,959	5,685,139	5,685,139

PSP[3]	0	6,083,404	6,083,404	6,994,422	6,994,422

EGLIP	0	0	0	0	2,587,500

Total	0	12,439,363	11,314,363	12,679,561	18,323,586

Ma. Fatima D. Francisco

Salary	0	1,000,000	0	0	0

STAR[1]	0	0	0	0	0

LTIP[2]	0	5,205,139	5,205,139	5,497,399	5,497,399

PSP[3]	0	4,204,677	4,204,677	4,790,926	4,790,926

EGLIP	0	0	0	0	2,150,000

Total	0	10,409,815	9,409,815	10,288,325	12,438,325

71  The Procter & Gamble Company

EXECUTIVE COMPENSATION

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Name	Voluntary Separation or Termination for Cause ($)	Written Separation Agreement ($)	Retirement or Disability ($)	Change in Control ($)	Death ($)

R. Alexandra Keith

Salary	0	1,060,000	0	0	0

STAR[1]	0	0	0	0	1,251,144

LTIP[2]	0	4,269,255	4,269,255	4,541,189	4,541,189

PSP[3]	0	4,237,908	4,237,908	4,783,340	4,783,340

Special Equity Awards[4]	0	0	2,485,566	2,485,566	2,485,566

EGLIP	0	0	0	0	2,279,000

Total	0	9,567,164	10,992,729	11,810,095	15,340,239

(1)

STAR awards previously elected in stock options would vest and become exercisable immediately upon death. No other amounts are included for STAR because the NEO would be entitled to the same payment whether or not separation occurred on June 30, 2024.

(2)

Upon voluntary separation or termination, all outstanding awards would be forfeited. In the event of a Company encouraged separation, retirement, or disability, all unvested awards are retained (except for the current year grant if separation occurs before the first anniversary of the grant date, in which case such grant will be prorated based on the number of days worked during the year). These events do not trigger any change in the original payment terms of the awards. The amounts shown for LTIP in the event of Company-encouraged separation, retirement, or disability represents the value of the unexercisable stock options and undelivered RSUs as of June 30, 2024 that would be retained at separation and pay out according to the original terms and timing of the grants. Awards vest in full and become immediately exercisable in the event of death or change in control with termination for reasons other than cause or resignation for good reason.

(3)

Upon voluntary separation or termination, all outstanding awards are forfeited. In the event of Company-encouraged separation, retirement or disability, all unvested awards are retained (except for the current year grant if separation occurs before the first anniversary of the grant date, in which case such grant will be prorated based on the number of days worked during the year). In the event of death, all unvested awards are retained. These events (written separation, retirement, disability and death) do not trigger any change in the original payment terms of the awards. In the event of a change in control, assumed PSP awards granted on or after October 2023 will vest according to original terms unless termination without cause or resignation with “good reason,” in which case the awards will vest based on actual results through the date of termination (or, if actual results cannot be calculated, based on target). For the October 2023 PSP awards, amounts are shown at target. For awards granted before October 2023, awards are paid out at target at time of Change in Control, which is reflected in the table.

(4)

Upon voluntary separation, termination, or retirement, all outstanding awards are forfeited. In the event of Company encouraged separation, the CHRO has the discretion to allow retention of the awards with delivery under the original payment terms. Awards vest and become immediately deliverable in the event of death, disability or change in control with termination for reasons other than cause or resignation for good reason.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of the CEO position. The pay ratio was calculated in a manner consistent with Item 402(u) of Regulation S-K and based upon our reasonable judgment and assumptions.

For FY 2023-24, the median of the annual total compensation of all employees of the company (other than our CEO) was $69,934, and the annual total compensation of the CEO was $22,963,881. Based on this information, the ratio of the annual total compensation of the CEO to the median of the annual total compensation of employees was 329 to 1.

In accordance with SEC requirements, we have replaced our prior median employee with a new median employee using the methodology outlined below.

To identify the median of the annual total compensation of all our employees, we determined that, as of April 1, 2024, our employee population consisted of approximately 106,890 active employees working at our parent company and consolidated subsidiaries. Applying the de minimis exemption under the rule, we chose to exclude

2024 Proxy Statement  72

EXECUTIVE COMPENSATION

approximately 4,926 employees in 33 countries where payroll data is maintained outside the system that holds data for the majority of our employees, or less than 5% of the total.1

To identify the “median employee” from the resulting population of approximately 101,964 employees, we selected Total Gross Pay as the consistently applied compensation measure. Total Gross Pay reflects a wide variety of pay items, including monthly and bi-weekly wages earned, time-related bonuses (such as overtime, shift premiums, holiday bonuses), vacation pay, bonuses, stock option exercises, and other benefits and allowances. Because pay periods vary across jurisdictions, we measured Total Gross Pay using a three-month period covering January, February, and March 2024. For purposes of determining the consistently applied compensation measure, we converted the gross salary amounts from the local currency paid in the country into U.S. dollar amounts using an average of the exchange rates at the end of each month in the three-month period.

With respect to the annual total compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for FY 2023-24 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEO, we used the amount from the “Total” column (column (j)) of our FY 2023-24 Summary Compensation Table included in this Proxy Statement.

1.

We excluded the following approximate number of employees by jurisdiction: Turkey, 624; Austria, 560; United Arab Emirates, 541; Czech Republic, 510; Pakistan; 496; Ukraine, 407; Greece, 365; South Africa, 351; Morocco, 152; Portugal, 139; Netherlands, 137; Sweden, 120; Serbia, 61; Croatia, 49; Kazakhstan, 49; Ecuador, 46; Bulgaria, 45; Venezuela, 44; Israel, 42; Slovakia, 41; Nigeria, 32; Denmark, 26; Azerbaijan, 25; Finland, 17; Latvia, 11; Norway, 10; Dominican Republic, 8; El Salvador, 5; Honduras, 5; Kenya, 4; Bangladesh, 2; Algeria, 1; Luxembourg, 1.

73  The Procter & Gamble Company

PAY VERSUS PERFORMANCE

Pay Versus Performance
As discussed in the Compensation Discussion and Analysis section above, our fundamental and overriding objective is to create value for our shareholders at leadership levels on a consistent long-term basis. The C&LD Committee approaches CEO and overall executive compensation with an emphasis on Pay for Performance through alignment of our incentive compensation program outcomes with successful execution of our business strategies. Payouts are intended to reward executives who achieve or exceed Company and business unit goals, with lower or no payouts when executives do not meet goals. Equity awards are a key component of executive compensation with the goal of driving Total Shareholder Return through the use of stock options and time-vested RSUs under the LTIP and PSUs under the PSP.
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between ‘compensation actually paid’ to our CEO and to our other non-CEO
NEOs and certain financial performance measures of the Company for the past four fiscal years. Compensation actually paid (CAP), as determined under SEC requirements, does not reflect the actual amount of compensation earned by or paid to our executive officers during a covered year.
Pay Versus Performance (PVP) Table

							Value of Initial Fixed $100 Investment Based on

Year (a)	Summary Compensation Table (SCT) Total for CEO (Moeller) 1 ($) (b)	Compensation Actually Paid to CEO (Moeller) 2 ($) (c)	SCT Total for CEO (Taylor) 1 ($)	Compensation Actually Paid to CEO (Taylor) 2 ($)	Average SCT Total for non-CEO NEOs 3 ($) (d)	Average Compensation Actually Paid to non-CEO NEOs 2,3 ($) (e)	P&G TSR ($) (f)	Peer Group TSR (S&P 500 Consumer Staples) 4 ($) (g)	Net Income ($B) (h)	Organic Sales Growth 5 (i)

2023-24	22,963,881	37,998,329			8,191,635	12,964,390	152.28	151.60	15.00	3.9%

2022-23	21,715,625	26,736,735			7,174,555	8,811,521	136.63	140.17	14.70	6.9%

2021-22	17,716,015	30,332,659	18,595,382	34,333,232	6,783,743	11,363,522	126.14	131.49	14.80	6.7%

2020-21			23,900,381	38,202,429	6,683,975	10,555,409	115.62	123.29	14.40	6.4%

(1)
Mr. Moelle
r served as CEO for the entirety of FY 2022-23 and FY
2023-24.
During FY
2021-22,
Mr. Taylor served 4 months as CEO and 8 months as Executive Chairman of the Board before retiring at the end of FY
2021-22.
Mr. Moeller served 8 months as CEO during FY
2021-22.
Mr. Taylor served as CEO for the entirety of FY
2020-21.

(2)	See section titled “Compensation Actually Paid Reconciliation” below for details on the CAP calculation.

(3)	The following non-CEO NEOs are included in the average compensation in columns (d) and (e) for each respective fiscal year above:

•	FY 2023-24 represented compensation for Andre Schulten, Shailesh Jejurikar, Ma. Fatima D. Francisco, and R. Alexandra Keith

•	FY 2022-23 represented compensation for Andre Schulten, Shailesh Jejurikar, Ma. Fatima D. Francisco, and R. Alexandra Keith

•	FY 2021-22 represented compensation for Andre Schulten, Shailesh Jejurikar, Ma. Fatima D. Francisco, R. Alexandra Keith, and Carolyn Tastad

•	FY 2020-21 represented compensation for Andre Schulten, Jon Moeller, Steven Bishop, Mary Lynn Ferguson-McHugh, and Shailesh Jejurikar

(4)	The peer group used for the Pay versus Performance table is the S&P 500 Consumer Staples Index (SP500.30).

(5)
In accordance with SEC rules, the Company is required to include in the Pay versus Performance table the “most important” financial performance measures (as determined by the Company) used to link compensation actually paid to our executive officers to Company performance for the most recently completed fiscal year. The Company determined that Organic Sales Growth, which is a key driver of our annual and long-term incentive payouts, meets this requirement, and therefore, we have included this performance measure in the Pay versus Performance table. Organic Sales Growth is a measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. See Exhibit A for a reconciliation of Organic Sales Growth to Net Sales Growth.

2024 Proxy Statement

PAY VERSUS PERFORMANCE

Compensation Actually Paid Reconciliation
The tables below provide the reconciliation between the equity amounts reported in the Summary Compensation Table (SCT) and those used to calculate Compensation Actually Paid (CAP) for both the CEO and the average of all other NEOs. As described in the Compensation Discussion and Analysis section, our NEOs receive equity awards under the PSP, LTIP, and Retirement Restoration Programs. NEOs receive PSUs in the PSP program, retirement restricted RSUs in the Retirement Restoration Program, and may select between stock options and RSUs in 25% increments in the LTIP program, except for the CEO where the C&LD Committee determines the appropriate mix of stock options and RSUs. Measurement of vested and unvested stock option awards uses the same lattice model used for financial statement reporting purposes, while PSUs are re-valued
using the same Monte-Carlo simulation used for financial statement reporting purposes.

CEO CAP RECONCILIATION

	2023-24	2022-23	2021-22		2020-21

	CEO (a) (Moeller)	CEO (a) (Moeller)	CEO (a) (Taylor)	CEO (a) (Moeller)	CEO (a) (Taylor)

Summary Compensation Table (“SCT”) Total	22,963,881	21,715,625	18,595,382	17,716,015	23,900,381

(Deduct): Aggregate grant date fair value for stock awards and option awards included in the SCT (b)	(16,901,830)	(14,997,563)	(13,552,685)	(12,044,670)	(15,283,808)

Add: Fair value at fiscal year end of awards granted during the covered fiscal year that were outstanding and unvested at fiscal year end (c)	21,316,676	18,527,276	12,022,907	14,208,859	15,625,764

Add: Year-over-year change in fair value at fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the fiscal year end (d)	6,319,870	1,100,946	8,156,040	5,143,672	8,814,092

Add: Fair value at vesting date of stock awards and options granted and vested during the fiscal year (e)	351,275	281,459	339,121	205,328	307,588

Add: Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the fiscal year (f)	3,948,457	108,992	8,772,467	5,103,456	4,838,412

Add: Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year (g)	0	0	0	0	0

(Deduct): Aggregate change in the actuarial present value of the accumulated benefit under pension plan (h)	0	0	0	0	0

Add: Aggregate service cost and prior service cost for pension plans (i)	0	0	0	0	0

Total value of adjustments	15,034,448	5,021,110	15,737,850	12,616,645	14,302,048

CAP Amounts (as calculated)	37,998,329	26,736,735	34,333,232	30,332,659	38,202,429

The Procter & Gamble Company

PAY VERSUS PERFORMANCE

For the “Other NEOs Average” columns below, all amounts reflect the average of the values for the applicable NEOs in each fiscal year in accordance with SEC rules.

OTHER NEO CAP RECONCILIATION

	Other NEOs Average

	2023-24	2022-23	2021-22	2020-21

Summary Compensation Table (“SCT”) Total	8,191,635	7,174,555	6,783,743	6,683,975

(Deduct): Aggregate grant date fair value for stock awards and option awards included in the SCT (b)	(5,256,231)	(4,441,759)	(4,432,973)	(3,893,129)

Add: Fair value at fiscal year end of awards granted during the covered fiscal year that were outstanding and unvested at fiscal year end (c)	6,620,680	5,502,775	5,110,606	3,934,323

Add: Year-over-year change in fair value at fiscal year end of awards granted in any prior fiscal year that were outstanding and unvested at the fiscal year end (d)	2,152,092	494,333	2,005,209	2,432,618

Add: Fair value at vesting date of stock awards and options granted and vested during the fiscal year (e)	138,791	120,064	96,519	111,647

Add/(Deduct): Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which vesting conditions were satisfied during the fiscal year (f)	1,315,673	(28,946)	1,800,418	1,285,975

Add: Fair value at end of prior fiscal year of awards granted in any prior fiscal year that failed to meet the applicable vesting conditions during the covered fiscal year (g)	0	0	0	0

(Deduct): Aggregate change in the actuarial present value of the accumulated benefit under pension plan (h)	(198,250)	(9,500)	0	0

Add: Aggregate service cost and prior service cost for pension plans (i)	0	0	0	0

Total value of adjustments	4,772,755	1,636,966	4,579,779	3,871,434

CAP Amounts (as calculated)	12,964,390	8,811,521	11,363,522	10,555,409

a)
Mr. Moeller served as CEO for the entirety of FY 2022-23 and FY
2023-24.
David Taylor is listed as the additional CEO in FY
2021-22.
Mr. Taylor served 4 months as CEO and 8 months as Executive Chairman of the Board before retiring at the end of FY
2021-22.
Mr. Moeller served 8 months as CEO in FY
2021-22.
Mr. Taylor served as CEO for the entirety of FY
2020-21.

b)
Represents the aggregate grant date fair value as of the indicated fiscal year of the RSUs, PSUs and options granted to the CEO, and the additional CEO in FY
2021-22,
and the average grant date fair values for the respective NEOs as applicable for each year, during such fiscal year, calculated using the same methodology used for financial statement reporting purposes.

c)
Represents the aggregate fair value as of the indicated fiscal year-end
of outstanding and unvested stock awards and option awards granted during such fiscal year. Stock option fair values are calculated using an industry standard lattice-based valuation model as of the measurement date, which is based on the stock price and assumptions (i.e., term, volatility, dividend yield, risk free rates) as of the measurement date. PSU fair values are calculated using the stock price and a Monte-Carlo simulation as of the measurement date, as well as a modifier for forecasted performance. RSU fair values as of the measurement date are calculated using the stock price on the measurement date plus accrued dividends. In FY
2021-22,
the additional CEO (Mr. Taylor) as well as one
non-CEO
NEO retired on June 30, 2022, and, as such, the fair value of their 2022 options, RSUs and PSUs were pro-rated
at 75% to reflect their fiscal year service and will not vest until 2025.

d)
Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested RSUs, PSUs and options. See footnote (c) above for information about our equity valuations.

e)
Represents the aggregate fair value at vesting of RSUs, PSUs and/or options that were granted and vested during the indicated fiscal year. See footnote (c) above for information about our equity valuations. Amounts in this row reflect the annual grant of RSUs under our PST Restoration Program, which is described in the Grants of Plan-Based Awards Table and footnotes. Additionally, for the CEO, an additional CEO in FY
2021-22,
and any other retirement-eligible NEOs, this row includes the portion of any current year RSUs that was withheld to pay required payroll employment tax (FICA/Medicare) obligations (and income taxes due on the amounts withheld) due in connection with the executive qualifying as retirement-eligible during the applicable year.

f)
Represents the aggregate change in fair value, measured from the prior fiscal year-end
to the vesting date, of each RSU, PSU and option that was granted in a prior fiscal year and which vested during the indicated fiscal year. See footnote (c) above for information about our equity valuations.

g)	No amounts were required to be reported for any CEO, additional CEO, or other NEO.

h)	Represents the aggregate change in the actuarial present value of the accumulated benefit under pension plans.

i)
There are no service costs or prior service costs for any of the CEO, and the additional CEO for FY
2021-22,
or the other NEOs. The applicable executives earned pensions in their home country but have been localized to the United States. As such, they are no longer earning benefits in their home country pension plans.

2024 Proxy Statement

PAY VERSUS PERFORMANCE

Relationship between CAP and Performance (PvP)
The graphs on this page provide a visual perspective of the link between the CAP of our CEO and other NEOs for each of the last four years to: (1) TSR of P&G; (2) P&G’s GAAP net income; and (3) P&G’s Organic Sales Growth. In addition, the first graph provides a visual comparison of the TSR of P&G and the TSR of the S&P 500 Consumer Staples Index. Our incentive programs are strongly designed to closely link pay outcomes to Company performance by paying based on results versus our annual and three-year financial goals as well as performance relative to our competitive peers, as outlined in the Compensation Discussion and Analysis section of this proxy statement.

The Procter & Gamble Company

PAY VERSUS PERFORMANCE

Pay Versus Performance Alignment to Financial Metrics
The following table shows the financial metrics that are most important in linking compensation actually paid to our CEO and other NEOs to the Company’s performance for the most recently completed fiscal year. These metrics are included in our short- and/or long-term incentive programs, STAR and PSP, as detailed in the Compensation Discussion and Analysis section above:

Financial Metrics

Organic Sales Growth

Core EPS Growth

Relative Organic Sales Growth

Constant Currency Before Tax Operating Profit

Free Cash Flow Productivity

Relative TSR

2024 Proxy Statement

BENEFICIAL OWNERSHIP

Beneficial Ownership

Security Ownership of Management and Certain Beneficial Owners

The following table shows all entities that are the beneficial owners of more than 5% of any class of the Company’s voting securities:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature	Percent of Class[3]

Common	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	155,762,299[1]	6.61%

Common	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	224,920,035[2]	9.54%

(1)

Based on information as of December 31, 2023, contained in a Schedule 13G/A filed with the SEC on January 29, 2024, by BlackRock, Inc. The Schedule 13G/A indicates that BlackRock, Inc. has (i) sole power to vote or direct to vote with respect to 139,978,441 shares, and (ii) sole dispositive power with respect to 155,762,299 shares.

(2)

Based on information as of December 29, 2023, contained in a Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group. The Schedule 13G/A indicates that The Vanguard Group has (i) sole power to vote or direct to vote with respect to 0 shares, (ii) shared voting power with respect to 2,983,847 shares, (iii) sole dispositive power with respect to 214,512,982 shares, and (iv) shared dispositive power with respect to 10,407,053 shares.

(3)	Percentage calculated based on 2,357,050,915 shares of common stock outstanding as of June 30, 2024.

79  The Procter & Gamble Company

BENEFICIAL OWNERSHIP

The following tables and footnotes provide information regarding the ownership of the Company’s common stock and Series A and B ESOP Convertible Class A Preferred Stock by all Directors and nominees, each NEO, and all Directors and executive officers as a group on June 30, 2024:

COMMON STOCK
Number of shares/options

	Amount and Nature of Beneficial Ownership

Name	Direct[1] and Profit Sharing Plan[2]	Right to Acquire[3]	Trusteeships and Family Holdings[4]	Total	Percent of Class	Restricted Stock Units[5]

B. Marc Allen						7,529

Brett Biggs						2,071

Sheila Bonini						1,548

Amy L. Chang						13,707

Ma. Fatima D. Francisco[7]	17,812	293,706		311,517	[6]	7,205

Shailesh Jejurikar	2,742	496,632	39,196	538,570	[6]	14,131

Joseph Jimenez	12,468			12,468	[6]	18,309

R. Alexandra Keith[8]	14,000	176,801		190,801	[6]	29,016

Christopher Kempczinski						6,727

Debra L. Lee						6,254

Terry J. Lundgren	3,155		530	3,685	[6]	36,621

Christine M. McCarthy						12,120

Ashley McEvoy	335			335	[6]	1,262

Jon R. Moeller[9]	258,279	565,190		823,469	[6]	92,217

Robert J. Portman						1,791

Andre Schulten	11,673	86,765		98,437	[6]	33,425

Rajesh Subramaniam						3,229

Patricia A. Woertz	1,660			1,660	[6]	46,169

26 Directors and executive officers, as a group	637,524	3,520,854	39,059	4,197,437	0.178%	453,266

(1)

Includes unrestricted common stock over which each Director or executive officer has sole voting and investment power and restricted common stock over which they have voting power but no investment power (until restrictions lapse).

(2)

Common stock allocated to personal accounts of executive officers under the Retirement Trust pursuant to PST, the Procter & Gamble International Stock Ownership Plan (ISOP), or The Procter & Gamble U.K. 1-4-1 Plan. Plan participants have sole discretion as to voting and, within limitations provided by the PST, investment of shares. PST shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Retirement Trust. ISOP and U.K. 1-4-1 shares are voted in accordance with instructions from participants. If instructions are not received as to the voting of particular shares, a vote will not be submitted for those shares.

(3)

Total includes stock options that have vested or will vest within 60 days, common stock pursuant to the PST that will be allocated to personal accounts of executive officers within 60 days, PSP awards (as described beginning on page 46) that will deliver as common stock in August 2024, any Restricted Stock that will vest within 60 days, and any RSUs that will deliver as common stock within 60 days. The total does not include the final payment of dividend equivalents that took place on August 15, 2024, on PSP awards that will deliver as common stock in August.

(4)

This column includes shares in which voting and/or investment powers are shared. It also includes shares indirectly held through family members who reside in the household of the Director or officer, other than family members who are or were employed by the Company and are therefore included in the direct ownership columns for each NEO, as applicable.

(5)

RSUs represent the right to receive unrestricted shares of common stock upon the lapse of restrictions, at which point the holders will have a non-forfeitable right to delivery of common stock on a specific date in the future. Total includes RSUs that will not deliver as common stock within 60 days and any PSP awards that will deliver as RSUs in August 2024. RSUs that will not deliver within 60 days of the record date are not considered “beneficially owned” because holders are not entitled to voting rights or investment control until the shares are delivered. RSUs that will deliver within 60 days are listed in the “Right to Acquire” column.

(6)	Less than .036% for any one Director or NEO.

2024 Proxy Statement  80

BENEFICIAL OWNERSHIP

(7)	Totals include shares indirectly held by Ms. Francisco through her spouse, who was previously employed by the Company.

(8)	Totals include shares, stock options, and RSUs indirectly held by Ms. Keith through her spouse, who is also employed by the Company.

(9)	Totals include shares and stock options indirectly held by Mr. Moeller through his spouse, who was previously employed by the Company.

SERIES A ESOP CONVERTIBLE

CLASS A PREFERRED STOCK

NUMBER OF SHARES

	Amount and Nature of Beneficial Ownership

Name	Profit Sharing Plan[1]	Trusteeships		Percent of Series

B. Marc Allen

Brett Biggs

Sheila Bonini

Amy L. Chang

Ma. Fatima D. Francisco[3]	5,711			[2]

Shailesh Jejurikar	1,001			[2]

Joseph Jimenez

R. Alexandra Keith[4]	8,285			[2]

Christopher Kempczinski

Debra L. Lee

Terry J. Lundgren

Christine M. McCarthy

Ashley McEvoy

Jon R. Moeller	7,585			[2]

Robert J. Portman

Andre Schulten	1,630			[2]

Rajesh Subramaniam

Patricia A. Woertz

26 Directors and executive officers, as a group	51,312			[2]

Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan P.O. Box 599, Cincinnati, Ohio 45201-0599 (R. L. Antoine, S. P. Donovan, Jr. and R. C. Stewart, Trustees)		544,982	[5]	[2]

(1)

Shares allocated to personal accounts of executive officers under the Employee Stock Ownership Trust pursuant to the PST. Plan participants have sole discretion as to voting and, within limitations provided by the PST, investment of shares. Shares are voted by the Trustees in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.

(2)

Less than 0.25% for any NEO, and for the Directors and executive officers, as a group; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.

(3)	Total includes shares indirectly held by Ms. Francisco through her spouse, who was previously employed by the Company.

(4)	Total includes shares indirectly held by Ms. Keith through her spouse, who is also employed by the Company.

(5)

Unallocated shares. The voting of these shares is governed by the terms of the PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

81  The Procter & Gamble Company

BENEFICIAL OWNERSHIP

SERIES B ESOP CONVERTIBLE

CLASS A PREFERRED STOCK

NUMBER OF SHARES

	Amount and Nature of Beneficial Ownership

Name	Profit Sharing Plan[1]	Trusteeships	Percent of Series

26 Directors and executive officers, as a group	0		[1]

Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan P.O. Box 599, Cincinnati, Ohio 45201-0599 (R.L. Antoine, S.P. Donovan Jr. and R.C. Stewart, Trustees)		16,672,351	[2]

(1)	No NEO, executive officer, or Director holds any shares of Series B Stock.

(2)

Unallocated shares. The voting of these shares is governed by the terms of the PST, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the PST, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

2024 Proxy Statement  82

AUDIT COMMITTEE REPORT

Audit Committee Report

Report of the Audit Committee

Each member of the Audit Committee is an independent Director as determined by the Board of Directors, based on the NYSE listing standards and the Board’s own Independence Guidelines. Each member of the Committee also satisfies the SEC’s additional independence requirement for members of audit committees. The Board of Directors has determined that Mr. Biggs, Ms. McCarthy, and Ms. Woertz meet the criteria for “Audit Committee Financial Expert” as defined by SEC rules. The Board of Directors has also determined that all Audit Committee members are financially literate. See page 24 for further detail on Audit Committee composition.

As noted previously in the proxy statement, the Committee’s work is guided by a charter, which can be found on the Company’s website at www.pg.com. The Audit Committee has the responsibilities set forth in its charter with respect to:

•	Accounting, financial reporting and disclosure processes, and adequacy of systems of disclosure and internal control established by management;

•	Quality and integrity of the Company’s financial statements;

•	Company’s compliance with legal, tax and regulatory requirements;

•	Company’s overall risk management profile;

•	Independent registered public accounting firm’s qualifications and independence;

•	Performance of the Company’s internal audit function and the independent auditor;

•	Performance of the Company’s ethics and compliance function; and

•	Preparing this annual Report of the Audit Committee to be included in the Company’s proxy statement.

Management has the Company’s primary responsibility for establishing and maintaining adequate internal financial controllership, for preparing the financial statements, and for the public reporting process. Deloitte & Touche LLP, the Audit Committee-appointed independent registered public accounting firm for the fiscal year ended June 30, 2024, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.

In its role of financial reporting oversight, the Committee reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements for the year ended June 30, 2024, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. In this context, the Committee met 8 times (including meetings to discuss quarterly results) during the fiscal year ended June 30, 2024. The Committee has reviewed with Deloitte & Touche LLP matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Committee has discussed various matters with Deloitte & Touche LLP related to the Company’s consolidated financial statements, including critical accounting policies and practices used, alternative treatments for material items that have been discussed with management, and other material written communications between Deloitte & Touche LLP and management. The Committee has also received written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with Deloitte & Touche LLP its independence from the Company and its management. In addition, the Committee has received written material addressing Deloitte & Touche LLP’s internal quality control procedures and other matters, as required by the NYSE listing standards. The Committee understands the need for Deloitte & Touche LLP to maintain objectivity and independence in its audit of the Company’s financial statements and internal controls over financial reporting. The Committee has implemented a formal pre-approval process for non-audit fee spending, and it seeks to limit this spending to a level that keeps the core relationship with Deloitte & Touche LLP focused on financial statement review and evaluation. A copy of this pre-approval process is attached to this proxy statement as Exhibit B.

Based on the considerations referred to above, the Committee recommended to our Board of Directors that the audited financial statements for the year ended June 30, 2024 be included in our Annual Report on Form 10-K for fiscal year 2024 and selected Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2025. This report is provided by the following independent Directors, who constitute the Committee:

Christine M. McCarthy, Chair

B. Marc Allen

Brett Biggs

Christopher Kempczinski

Patricia A. Woertz

83  The Procter & Gamble Company

AUDIT COMMITTEE REPORT

Fees Paid to the Independent Registered Public Accounting Firm

The Audit Committee, with the ratification of the shareholders, engaged Deloitte & Touche LLP to perform an annual audit of the Company’s financial statements for the fiscal year ended June 30, 2024. The Audit Committee was responsible for determination and approval of audit fees primarily based on audit scope, with consideration of audit team skills and experiences.

Pursuant to rules of the SEC, the fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), are disclosed in the table below:

Fees Paid to Deloitte

(Dollars in Thousands)

	FY 2022-23 ($)	FY 2023-24 ($)

Audit Fees	27,295	27,360

Audit-Related Fees	2,390	2,419

Tax Fees	158	245

Subtotal	29,843	30,024

All Other Fees	294	420

Deloitte Total Fees	30,137	30,444

Services Provided by Deloitte

All services provided by Deloitte are permissible under applicable laws and regulations. The Company has adopted policies and procedures for pre-approval of services by Deloitte as described in Exhibit B to this proxy statement. The fees paid to Deloitte shown in the table above were all pre-approved in accordance with these procedures and include:

1)

Audit Fees: These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

2)

Audit-Related Fees: These are fees for assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. This includes: employee benefit and compensation plan audits; due diligence related to mergers and acquisitions; other attestations by Deloitte, including those that are required by statute, regulation, or contract; and consulting on financial accounting/reporting standards and controls.

3)

Tax Fees: These are fees for professional services performed by Deloitte with respect to tax compliance and tax returns. This includes review of original and amended tax returns for the Company and its consolidated subsidiaries; refund claims, payment planning/tax audit assistance; and tax work stemming from “Audit-Related” items.

4)

All Other Fees: These are fees for other permissible work performed by Deloitte that does not meet the above category descriptions. The fees cover training programs, consulting, and various subscriptions and local engagements that are permissible under applicable laws and regulations including tax filings for individual employees included in the Company expatriate program.

These services are actively monitored (both spending level and work content) by the Audit Committee to maintain the appropriate objectivity and independence in Deloitte’s core work, which is the audit of the Company’s consolidated financial statements. The Committee also concluded that Deloitte’s provision of audit and non-audit services to the Company and its affiliates is compatible with Deloitte’s independence.

2024 Proxy Statement  84

BOARD PROPOSALS

Board Proposals

ITEM 1.

ELECTION OF DIRECTORS

See pages 7-17 of this proxy statement.

The Board of Directors recommends a vote FOR each of the Director nominees.

ITEM 2.

RATIFY APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent external audit firm retained to audit the Company’s financial statements. In order to assure continuing audit independence and objectivity, the Audit Committee will periodically consider whether there should be a rotation of the independent external audit firm. In accordance with the SEC-mandated rotation of the audit firm’s lead engagement partner, the Audit Committee is also involved in the selection of the external audit firm’s lead engagement partner.

The Audit Committee selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm to perform the audit of our financial statements and our internal controls over financial reporting for the fiscal year ending June 30, 2025. Deloitte & Touche LLP was our independent registered public accounting firm for the fiscal year ended June 30, 2024. The members of the Audit Committee and Board believe that the retention of Deloitte & Touche LLP to serve as the Company’s independent external auditor is in the best interest of the Company and its shareholders. In the course of these reviews, the Audit Committee considers, among other things: external auditor capability; effectiveness and efficiency of audit services; results from periodic management and Audit Committee performance assessments; and appropriateness of fees in the context of audit scope. The Committee also reviews and approves non-audit fees.

Deloitte & Touche LLP representatives are expected to attend the 2024 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

We are asking our shareholders to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm. Although ratification is not required by the Company’s Code of Regulations, the By Laws of the Board of Directors, or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. The Board will take into consideration the shareholder vote, but the Audit Committee, in its discretion, may retain Deloitte & Touche LLP or select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board of Directors recommends a vote FOR the following resolution:

RESOLVED, That action by the Audit Committee appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 2025 is hereby ratified, confirmed, and approved.

85  The Procter & Gamble Company

BOARD PROPOSALS

ITEM 3.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our NEOs as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “Say on Pay” vote.

Our executive compensation program pays for performance, supports our business strategies, discourages excessive risk-taking, makes us competitive with other multinational corporations for top talent, and aligns our executives’ interests with the long-term interests of our shareholders. In 2023, shareholders approved the compensation paid to the NEOs with a FOR vote of 90.98%.

Our Compensation Discussion & Analysis, which begins on page 39 of this proxy statement, describes in detail the components of our executive compensation program and the process by which our Board makes executive compensation decisions. Highlights of our program include the following:

•

Consistent with our pay-for-performance philosophy, approximately 89% of the four main components of NEO compensation (Salary, STAR, LTIP, and PSP) for all NEOs in total is tied to Company performance;

•	Multiple performance metrics are utilized to discourage excessive risk-taking by removing any incentive to focus on a single performance goal to the detriment of others;

•	Substantial stock ownership requirements ensure that our senior executives maintain a significant stake in our long-term success;

•	Equity plans prohibit re-pricing and backdating of stock options;

•

Recoupment policies allow (and in some cases, require) recovery of certain compensation payments and proceeds from stock transactions from executives in the event of a restatement of financial results for any reason or for a violation of certain stock plan provisions;

•	We do not grant equity awards that vest immediately solely on account of a change in control;

•	We do not execute employment agreements with executives that contain special severance payments such as golden parachutes;

•	We do not provide gross-ups to cover personal income taxes that pertain to executive or severance benefits; and

•	We do not provide special executive retirement programs.

We design our compensation programs to motivate our executives to win during tough economic times and to achieve our fundamental and overriding objective—to create value for our shareholders at leadership levels on a consistent basis.

This vote is non-binding; however, we highly value the opinions of our shareholders. Accordingly, the Board and the C&LD Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions. We currently expect to hold our advisory vote on executive compensation annually, and the next vote is expected to be at our 2025 Annual Meeting.

The Board of Directors recommends a vote FOR the following resolution:

RESOLVED, That the compensation paid to the NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion & Analysis, compensation tables and narrative discussion, is hereby approved.

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SHAREHOLDER PROPOSAL

Shareholder Proposal

ITEM 4. SHAREHOLDER PROPOSAL

PAY GAP REPORTING

Arjuna Capital, 13 Elm Street, Manchester MA 01944, representing Valerie Alexandra Praggastis, whose shareholdings are available upon request, has given notice that it intends to present for action at the annual meeting the following resolution:

Racial and Gender Pay Gaps

Whereas: Pay inequities persist across race and gender and pose substantial risks to companies and society at large. Black workers’ hourly median earnings represent 81 percent of white wages. The median income for women working full time is 84 percent that of men. Intersecting race, Black women earn 73 cents and Latina women 65 cents. At the current rate, women will not reach pay equity until 2059, Black women until 2130, and Latina women until 2224.

Citigroup estimates closing minority and gender wage gaps 20 years ago could have generated 12 trillion dollars in additional income. PwC estimates closing the gender pay gap could boost Organization for Economic Cooperation and Development countries’ economies by 2 trillion dollars annually.

Actively managing pay equity is associated with improved representation, and diversity is linked to superior stock performance and return on equity. Minorities represent 28 percent of Procter & Gamble’s workforce and 32 percent of executive leadership. Women represent 41 percent of the workforce and 41 percent of executive leadership.1

Best practice pay equity reporting consists of two parts:

1.	unadjusted median pay gaps, assessing equal opportunity to high-paying roles,

2.	statistically adjusted gaps, assessing pay between minorities and non-minorities, men and women, performing similar roles.

Procter & Gamble does not currently report quantitative unadjusted or adjusted gaps. About 50 percent of the 100 largest U.S. companies are committed to reporting quantitative adjusted gaps, and an increasing number of companies disclose unadjusted gaps to address the structural bias women and minorities face regarding job opportunity and pay.2

Racial and gender unadjusted median pay gaps are accepted as the valid way of measuring pay inequity by the United States Census Bureau, Department of Labor, Organization for Economic Cooperation and Development, and International Labor Organization. The United Kingdom and Ireland, and soon the European Union, mandate disclosure of median gender pay gaps.

Resolved: Shareholders request Procter & Gamble report on both quantitative median and adjusted pay gaps across race and gender, including associated policy, reputational, competitive, and operational risks, and risks related to recruiting and retaining diverse talent. The report should be prepared at reasonable cost, omitting proprietary information, litigation strategy and legal compliance information. Racial/gender pay gaps are defined as the difference between non-minority and minority/male and female median earnings expressed as a percentage of non-minority/male earnings (Wikipedia/OECD, respectively).

Supporting Statement: An annual report adequate for investors to assess performance could, with board discretion, integrate base, bonus and equity compensation to calculate:

•	percentage median gender pay gap, globally and/or by country, where appropriate

•	percentage median racial/minority/ethnicity pay gap, US and/or by country, where appropriate

1.	https://us.pg.com/our-workforce/
2.	https://diversiq.com/which-sp-500-companies-disclose-gender-pay-equity-data/

87  The Procter & Gamble Company

SHAREHOLDER PROPOSAL

THE BOARD RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

As our shareholders know, P&G provides products of superior performance, quality and value to meet the daily-use household and personal care needs of the world’s consumers. We strive to grow markets and create value, which requires serving a broad range of consumers who often have unique needs.

We know that equality and inclusion is good for business—broadening market reach and driving market growth. Simply put, it helps us win. Our efforts to attract, develop, and retain the best employees from the broadest pool of talent helps us better serve an increasingly diverse set of consumers. Among P&G employees, we have made substantive progress towards our long-term aspirations of achieving equal representation of men and women throughout our Company, and levels of multicultural representation that reflect the consumers we serve in the U.S.

P&G’s Robust Program to Ensure Pay Equity and New Annual Reporting Commitment

Fair pay is consistent with these efforts for our employees at all levels and is also consistent with P&G’s Purpose, Values, and Principles—through showing respect for all individuals. P&G’s pay practices are based on:

(1)	a clearly articulated compensation philosophy;

(2)	a well-defined set of compensation policies and structure; and

(3)	robust execution and pay equity audit processes.

The key drivers of pay at P&G include paying competitively based on job, experience, and impact. We stay true to our compensation philosophy through well-defined policies and systems that are intentionally designed to minimize potential for bias.

Through our pay equity audit systems, we leverage industry best practices and state of the art statistical software to analyze our data, both at a country level and more granularly for groups of employees within a country who do similar work, as part of our Annual Compensation Process.

Building on nearly 10 years of pay equity audits, our most recent 2023 pay equity audit results confirm that P&G’s approach to compensation is delivering against our commitment to equitable pay globally. We are happy to report our adjusted pay gap results in line with the proponent’s request:

•	Gender (global): The global adjusted pay gap between male and female is 0.64%, i.e., for $1 a man earns, a woman earns $0.9936.

•	Race/Ethnicity (U.S. only): In the U.S., the adjusted pay gap between white and multicultural groups is 0.5%, i.e., for $1 a white employee earns, a multicultural employee earns $0.995.

We are pleased that these pay equity results are well within the normal expected range of variance over such a significant employee population. P&G will continue to publicly report annually our adjusted pay gap for gender globally and for race/ethnicity in the U.S.

The “unadjusted gap” or “median gap” proposed in this resolution does not consider legitimate factors that influence compensation (job level, performance, job-related skills, experience, etc.) and, as a result, it does not accurately reflect whether employees are being equitably paid and does not provide any meaningful or actionable information about compensation practices or policies.

Transparency in Workforce Representation at P&G

P&G provides extensive disclosure about both our Equality and Inclusion (“E&I”) strategy and the diverse representation in our workforce, providing even more perspective than our EEO-1 reports (which are also publicly disclosed dating back to 2021). Further, our work and our current disclosures regarding our commitment to E&I—inclusive of fair pay and representation of our workforce—have been extensively recognized externally. Investors and other stakeholders can access this information on our Company website (https://us.pg.com/equality-and-inclusion/) and our investor website (www.pginvestor.com/esg).1

2024 Proxy Statement  88

SHAREHOLDER PROPOSAL

The proponent’s request for disclosure of “unadjusted gap” or “median gap” data fails to strike a reasonable balance between action and reporting and overemphasizes discrete data points over broader work and progress. We want to remain focused on actions that drive us forward. As we already report on our websites and related publications, we put action behind the Company’s aspirations. For example, with our “Share the Care” program, P&G established a global minimum of eight weeks paid parental leave in every country in which we operate, creating an opportunity for all parents—biological parents, domestic partners, adoptive parents, and parents in same-sex couples—to care for and bond with children new to their family. Share the Care recognizes that caring for home and family has no gender and that parental leave is an important aspect of our equality commitments.

The proponents also fail to recognize the depth of P&G’s existing reporting, which affords investors with meaningful opportunity to assess and understand P&G’s progress. Our reporting is consistent with our E&I strategy and strikes a reasonable balance between action that drives meaningful change and reporting.

Given the strategic importance of this work, the Board continues to oversee our E&I efforts, including our pay practices and policies, through both full Board discussions and the Compensation & Leadership Development Committee. The full Board also reviews the results of our global employee survey, which include employee perspectives on the effectiveness of our E&I work, rewards and compensation, and other components of our Employee Value Equation. Our Directors are thoughtfully engaged, asking questions and providing insight and perspective on the Company’s strategy and progress.

In sum, investors can already see and assess P&G’s pay equity and representation efforts with our current disclosures, including the adjusted pay gap information included above. P&G will continue to annually publicly report adjusted pay gap for gender globally and for race/ethnicity in the U.S. Reporting additional data, including unadjusted pay gaps, is unnecessary and can distract from our long-term efforts, unhelpfully narrow internal and external focus on discrete metrics, and misalign our reporting and strategy.

P&G’s approach to equality and inclusion is broad and holistic—encompassing race, ethnicity, culture, religion, sexual orientation, gender identity, (dis)ability, and background. Because reliable data across these broader aspects is not always readily available, reporting tends to focus on only a few aspects of diversity. The proposal would further narrow this focus, requiring a greater depth of reporting on in-process measures like pay and representation while reducing focus on the broader diversity of our employees that help us better reflect and understand the consumers we serve. In fact, our ability to serve consumers, and drive long-term growth and value creation as a result, is the ultimate measure of the success of our efforts.

The Board of Directors recommends a vote AGAINST this shareholder proposal.

[1]	References to the Company’s websites are provided for informational purposes only and are not incorporated by reference herein.

89  The Procter & Gamble Company

VOTING AND MEETING INFORMATION

Voting and Meeting Information

In connection with the Company’s 2024 annual meeting of shareholders, which will take place virtually on October 8, 2024, the Board of Directors has provided these materials to you, either over the Internet or via mail. The Notice was mailed to Company shareholders beginning August 23, 2024, and our proxy materials were posted on the website referenced in the Notice on that same date. The Company, on behalf of its Board, is soliciting your proxy to vote your shares at the 2024 annual meeting of shareholders. We solicit proxies to give shareholders an opportunity to vote on matters that will be presented at the annual meeting. In the proxy statement, you will find information on these matters, which is provided to assist you in voting your shares.

1.

WHO CAN VOTE?

You can vote if, as of the close of business on August 9, 2024, you were a shareholder of record of the Company’s:

•  Common Stock;

•  Series A ESOP Convertible Class A Preferred Stock; or

•  Series B ESOP Convertible Class A Preferred Stock.

Each share of Company stock, including the Series A and Series B ESOP Convertible Class A Preferred Stock, gets one vote. On August 9, 2024, there were issued and outstanding:

•  2,349,707,742 shares of Common Stock;

•  22,625,561 shares of Series A ESOP Convertible Class A Preferred Stock; and

•  49,586,682 shares of Series B ESOP Convertible Class A Preferred Stock.

2.

HOW DO I VOTE BY PROXY?

Most shareholders of record can vote by proxy in three ways:

•  By Internet — You can vote via the Internet by following the instructions in the Notice or by accessing the Internet at www.proxyvote.com and following the instructions contained on that website;

•  By Telephone — In the United States and Canada, you can vote by telephone by following the instructions in the Notice or by calling (800) 690-6903 (toll-free) and following the instructions; or

•  By Mail — You can vote by mail by requesting a full packet of proxy materials be sent to your home address. Upon receipt of the materials, you may fill out the enclosed proxy card and return it per the instructions on the card.

If you vote by proxy, your shares will be voted at the annual meeting as you direct. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

If you are a participant in The Procter & Gamble Direct Stock Purchase Plan and/or The Procter & Gamble International Stock Ownership Plan, you can vote the shares of P&G common stock held for your account through any of the proxy voting options set forth above.

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VOTING AND MEETING INFORMATION

For participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, The Procter & Gamble Savings Plan, The Gillette Company Employee Stock Ownership Plan, The Procter & Gamble Commercial Company Employees’ Savings Plan and/or The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company (the “NA Plans”):

If you are a participant in the NA Plans, you are the beneficial owner of the P&G shares allocated to your account and have the right to instruct the respective plan fiduciaries how to vote those shares. Please refer to the materials provided to you by the NA Plans for instructions and relevant deadlines. Unless otherwise required by the Employee Retirement Income Security Act of 1974, as amended, or other applicable law, the plan fiduciaries will vote shares of P&G stock as follows: if your properly signed and executed voting instructions are timely received, the plan fiduciaries will vote the shares allocated to your account as you instructed. If you do not provide voting instructions or they are not properly signed and executed or they are not timely received, the plan fiduciaries will vote the shares allocated to your account in direct proportion to the shares of the same class for which the respective plan fiduciaries timely received properly signed and executed voting instructions. The plan fiduciaries also will vote the shares held in trust that have not been allocated to any account in the same manner as shares of the same class that are allocated to accounts but for which properly signed and executed voting instructions were not received.

For participants in The Procter & Gamble U.K. 1-4-1 Plan, The Procter & Gamble U.K. Share Investment Scheme and/or The Procter & Gamble Ireland Employee Stock Ownership Plan (the “UK and Ireland Plans”):

If you are a participant in the UK and Ireland Plans, you are the beneficial owner of the P&G shares allocated to your account, and you have the right to instruct the respective plan fiduciaries how to vote those shares. Please refer to the materials provided to you by the UK and Ireland Plans for instructions and relevant deadlines. Unless otherwise required by law, the plan fiduciaries will vote shares of P&G stock as follows: if your properly signed and executed voting instructions are timely received, the plan fiduciaries will vote the shares allocated to your account as you instructed. If you do not provide voting instructions or they are not properly signed and executed or they are not timely received, the plan fiduciaries will not submit a vote for your shares.

See question 7 for an explanation of the difference between a “beneficial owner” and a “shareholder of record.”

3.

CAN I CHANGE OR REVOKE MY VOTE AFTER I RETURN MY PROXY CARD?

Yes, shareholders of record may change or revoke their proxy at any time before it is exercised at the annual meeting by Internet, telephone, or mail prior to 11:59 p.m. Eastern Time on Monday, October 7, 2024, or by attending the virtual annual meeting and following the voting instructions provided on the meeting platform. If you are the beneficial owner of shares held in street name, you must follow the instructions provided by your broker, bank, or other holder of record (including shares held in the NA Plans or the UK and Ireland Plans) for changing or revoking your proxy. Beneficial owners, other than plan participants as outlined below, may also attend and vote online during the annual meeting, which will replace any previous votes. Participants in the NA Plans and the UK and Ireland Plans will not be able to vote shares held in those plans during the meeting.

4.

CAN I VOTE DURING THE VIRTUAL ANNUAL MEETING INSTEAD OF VOTING BY PROXY?

Yes, shareholders of record may vote during the virtual annual meeting by logging into the meeting website and following the instructions provided on the meeting platform. If you are the beneficial owner of shares held in street name, you should refer to the voting instructions provided by your brokerage firm, bank, or other holder of record. Beneficial owners, other than plan participants as outlined below, may also attend and vote online during the annual meeting. We encourage you to vote your proxy by Internet, telephone, or mail prior to the meeting, even if you plan to attend the virtual annual meeting. Participants in the NA Plans and UK and Ireland Plans must provide timely voting instructions to their respective plan fiduciaries prior to the meeting, as detailed in the materials provided to them by the respective plans.

91  The Procter & Gamble Company

VOTING AND MEETING INFORMATION

5.

WHAT ARE THE VOTING PROCEDURES AND WHAT VOTE IS REQUIRED FOR APPROVAL OF PROPOSALS?

Election of Directors—As provided in the Company’s Amended Articles of Incorporation, each of the 14 nominees for Director who receives a majority of votes cast will be elected as a member of the Board. A “majority of votes cast” means that the number of shares cast “for” a nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes will have no effect. Pursuant to the By Laws of the Board of Directors, if a non-incumbent nominee for Director receives a greater number of votes cast “against” than votes cast “for,” such nominee shall not be elected as a member of the Board. Any incumbent nominee for Director who receives a greater number of votes cast “against” than votes cast “for” shall continue to serve on the Board pursuant to Ohio law, but shall immediately tender his or her resignation as a Director to the Board. Within 90 days, the Board will decide after taking into account the recommendation of the G&PR Committee (in each case excluding the nominee in question), whether to accept the resignation. Absent a compelling reason for the Director to remain on the Board, the Board shall accept the resignation. The Board’s explanation of its decision shall be promptly disclosed on a Form 8-K submitted to the SEC.

All other proposals require the affirmative vote of a majority of shares participating in the voting on each proposal for approval. Abstentions and broker non-votes will not be counted as participating in the voting and will therefore have no effect.

6.

WHO PAYS FOR THE COMPANY’S PROXY SOLICITATION?

The Company will bear the cost of the solicitation of proxies by the Company. We have hired D.F. King & Co., Inc., a proxy solicitation firm, to assist us in soliciting proxies for a fee of $35,000 plus reasonable expenses. In addition, D.F. King and the Company’s Directors, officers, and employees may also solicit proxies by mail, telephone, personal contact, email, or other online methods. We will reimburse their expenses for doing this.

We will also reimburse brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of Company stock. Other proxy solicitation expenses that we will pay include those for preparing, mailing, returning, and tabulating the proxies.

7.

WHAT IS THE DIFFERENCE BETWEEN A “SHAREHOLDER OF RECORD” AND A “BENEFICIAL OWNER” OF SHARES HELD IN STREET NAME?

You are the “shareholder of record” for any P&G shares that you own directly in your name in an account with P&G’s stock transfer agent, EQ Shareowner Services.

You are a “beneficial owner” of shares held in street name if your P&G shares are held in an account with a broker, bank, or other holder of record as custodian on your behalf, including shares held in the NA Plans or the UK and Ireland Plans. The broker, bank, or other holder of record is considered the shareholder of record of these shares, commonly referred to as holding the shares in “street name.” As the beneficial owner, you have the right to instruct the broker, bank, or other holder of record how to vote your P&G shares.

8.

HOW DO I VOTE MY P&G SHARES HELD IN STREET NAME?

If your shares are held by a bank, broker, or other holder of record, you will receive voting instructions from the holder of record. Your broker is required to vote your shares in accordance with your properly submitted instructions.

2024 Proxy Statement  92

VOTING AND MEETING INFORMATION

9.

CAN I ATTEND THE ANNUAL MEETING IN PERSON?

This year’s meeting will be held exclusively online, with no option to attend in person. If you plan to attend the virtual meeting, you will need to visit www.virtualshareholdermeeting.com/PG2024 and use your 16-digit control number provided in the Notice or proxy card to log into the meeting. If you do not have a 16-digit control number, you may still attend the meeting as a guest in listen-only mode. We encourage shareholders to log in to the website and access the webcast early, beginning approximately 15 minutes before the annual meeting’s 12:00 p.m. ET start time. If you experience technical difficulties, please contact the technical support telephone number posted on www.virtualshareholdermeeting.com/PG2024.

10.

WILL I BE ABLE TO ASK QUESTIONS AND PARTICIPATE IN THE VIRTUAL ANNUAL MEETING?

Shareholders of record and proxy holders who provide their valid 16-digit control number will be able to participate in the annual meeting by asking questions and voting their shares as outlined above.

To submit questions during the meeting, shareholders may log in to the virtual meeting website with their 16-digit control number and type the question into the “Ask a Question” field on the meeting platform, provide the required information, and click “Submit.”

Only shareholders with a valid control number will be allowed to ask questions. Questions pertinent to meeting matters will be answered during the meeting as time allows. If we receive substantially similar written questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional question topics. If we are unable to respond to a shareholder’s properly submitted question due to time constraints, we will respond directly to that shareholder using the contact information provided.

Additional information regarding the rules and procedures for participating in the virtual annual meeting will be provided in our meeting rules of conduct, which shareholders can view during the meeting on the meeting platform.

11.

WHAT IS THE RECORD DATE?

August 9, 2024, is the record date for the meeting. This means that owners of Procter & Gamble stock at the close of business on that date are entitled to:

•  receive notice of the meeting; and

•  vote at the meeting and any adjournments or postponements of the meeting.

12.

HOW IS P&G DISTRIBUTING PROXY MATERIALS?

On or about August 23, 2024, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record as of August 9, 2024, and we posted our proxy materials on the website referenced in the Notice (www.proxyvote.com). As more fully described in the Notice, shareholders may choose to access our proxy materials at www.proxyvote.com or may request a printed set of our proxy materials. In addition, the Notice and website provide information regarding how shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Those who previously requested printed proxy materials or electronic materials on an ongoing basis will receive those materials as requested.

93  The Procter & Gamble Company

VOTING AND MEETING INFORMATION

13.

WHY WERE MY PROXY MATERIALS INCLUDED IN THE SAME ENVELOPE AS OTHER PEOPLE AT MY ADDRESS?

Shareholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all shareholders having that address. The Notice for each shareholder will include that shareholder’s unique control number needed to vote their shares. This procedure reduces our printing costs and postage fees. If you prefer to receive a separate copy of the proxy materials, please call us toll-free at (800) 742-6253 in the U.S. or inform us in writing at: The Procter & Gamble Company Shareholder Services, c/o EQ Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0874, or by email at www.shareowneronline.com (select “Email” under the “Contact Us” section). We will promptly deliver a separate copy of the proxy materials in response to any such request.

If, in the future, you do not wish to participate in householding, you should contact us at the above telephone number, address, or email.

For those shareholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those shareholders notifies us, in the same manner described above, that they wish to receive a printed copy for each shareholder at that address.

Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

YOUR VOTE IS IMPORTANT

Please vote your proxy promptly so your shares can be represented, even if you plan to attend the virtual annual meeting. You can vote by internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card. Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be voted at the annual meeting by 11:59 p.m. Eastern Time on Monday, October 7, 2024.

2024 Proxy Statement  94

OTHER MATTERS

Other Matters

Specific information on how to file notices, proposals, or recommendations pursuant to applicable SEC rules or the provisions in the Company’s Code of Regulations is noted in the following sections. All notices, proposals, or recommendations should be sent to:

The Procter & Gamble Company

c/o The Corporate Secretary’s Office

One Procter & Gamble Plaza

Cincinnati, OH 45202-3315

2025 Annual Meeting Date and Shareholder Proposals under Rule 14a-8

We anticipate that the 2025 annual meeting of shareholders will be held on Tuesday, October 14, 2025. Pursuant to Rule 14a-8 of the Exchange Act, to be considered for inclusion in the Company’s proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on April 25, 2025.

Annual Meeting Advance Notice Requirements

Our Code of Regulations requires advance notice for any business to be brought before an annual meeting of shareholders. For business to be properly brought before an annual meeting by a shareholder, the shareholder must meet the requirements set forth in our Code of Regulations, which are publicly available at www.pg.com. Other than in connection with shareholder proposals pursuant to Rule 14a-8 or the election of Directors (see section entitled “Shareholder Recommendations or Nominations of Director Candidates” below), a shareholder wishing to bring such business before the 2025 annual meeting must provide such notice no earlier than February 10, 2025, and no later than July 10, 2025.

If a shareholder notifies the Company of an intent to present business at the 2025 annual meeting of shareholders, and such business may be properly presented at that meeting consistent with the Company’s Code of Regulations and Amended Articles of Incorporation, the Company will have the right to exercise its discretionary voting authority with respect to such business without including information regarding such proposal in its proxy materials.

Shareholder Recommendations or Nominations of Director Candidates

The G&PR Committee will consider shareholder recommendations for candidates for the Board. The minimum qualifications and preferred specific qualities and skills required for Directors are set forth in Article II, Sections B through E of the Corporate Governance Guidelines. The G&PR Committee considers all candidates using these criteria, regardless of the source of the recommendation. The G&PR Committee’s process for evaluating candidates also includes the considerations set forth in Article II, Section B of the G&PR Committee’s Charter. After initial screening for minimum qualifications, the G&PR Committee determines appropriate next steps, including requests for additional information, reference checks, and interviews with potential candidates. In addition to shareholder recommendations, the G&PR Committee also relies on recommendations from current Directors, Company personnel, and others. From time to time, the G&PR Committee may engage the services of outside search firms to help identify candidates. During the fiscal year ended June 30, 2024, the Company engaged Egon

95  The Procter & Gamble Company

OTHER MATTERS

Zehnder to help identify potential candidates for the Board. All nominees for election as Directors who currently serve on the Board are known to the G&PR Committee and were recommended by the G&PR Committee to the Board as Director nominees.

Pursuant to the Company’s Code of Regulations, a shareholder wishing to nominate a candidate for election to the Board at an annual meeting of shareholders without being included in the Company’s proxy statement is required to give written notice to the Secretary of the Company of their intention to make such nomination. The notice of nomination must be received at the Company’s principal executive offices not less than 140 days nor more than 240 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the anticipated one-year anniversary of the 2024 annual meeting, a shareholder wishing to nominate a candidate for election to the Board at the 2025 annual meeting must provide such notice no earlier than February 10, 2025, and no later than May 21, 2025.

As set forth in the Company’s Code of Regulations, the notice of nomination is required to contain information about both the nominee and the shareholder making the nomination, including information sufficient to allow the G&PR Committee to determine if the candidate meets certain criteria. A nomination that does not comply with the requirements set forth in the Company’s Code of Regulations will not be considered for presentation at the annual meeting.

In addition to satisfying the requirements of the Company’s Code of Regulations, including the notice deadlines set out above and therein, to comply with universal proxy rules, shareholders who intend to solicit proxies in support of Director nominees other than the Company’s nominees must also provide notice that sets forth the information required by Rule 14a-19 of the Exchange Act no later than May 21, 2025.

In addition, our Code of Regulations permits a shareholder, or a group of up to 20 shareholders, who has owned at least 3% of our outstanding common stock for at least 3 years, to nominate and include in our proxy statement candidates for our Board, subject to certain requirements (known as “Proxy Access”). Each eligible shareholder, or group of shareholders, may nominate candidates for Director, up to a limit of the greater of 2 or 20% of the number of Directors on the Board. Any nominee must meet the qualification standards set forth in the Corporate Governance Guidelines, as described above.

Any such Proxy Access notice and nomination materials must be received at the address above not less than 120 days and not more than 150 days prior to the one-year anniversary of the preceding year’s annual shareholder meeting. Certain other notice periods apply if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date. Based on the anticipated one-year anniversary of the 2024 annual meeting, an eligible shareholder wishing to nominate a candidate for election to the Board at the 2025 annual meeting pursuant to Proxy Access must provide such notice no earlier than May 11, 2025, and no later than June 10, 2025. Any such notice and accompanying nomination materials must meet the requirements set forth in our Code of Regulations, which are publicly available at www.pg.com.

Other Matters

Unless corrections are identified, the minutes of the annual meeting of shareholders held October 10, 2023, will be approved as recorded. Any such action approving the minutes does not constitute approval or disapproval of any of the matters referenced therein.

If any matters other than those set forth in the notice should be properly presented for action at the annual meeting, the persons named in the proxy will use their discretion to take such action as they deem to be in harmony with the policies of the Company.

2024 Proxy Statement  96

EXHIBIT A

Exhibit A

Reconciliation of Non-GAAP Financial Measures

The following provides definitions of the non-GAAP measures used in this proxy statement and the reconciliation to the most closely related GAAP measure. We believe that these non-GAAP measures provide useful perspective of underlying business trends (i.e., trends excluding non-recurring or unusual items) and results and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors, as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.

The Core earnings measures included refer to the equivalent GAAP measures adjusted as applicable for the following items:

•

Early debt extinguishment charges: In FY 2020-21, the Company recorded after-tax charges of $427 million due to the early extinguishment of certain long-term debt. These charges represent the difference between the reacquisition price and the par value of the debt extinguished.

•

Incremental restructuring: The Company has historically had an ongoing restructuring program with annual spending in the range of $250 to $500 million before tax. During FY 2023-24, the Company announced a limited market portfolio restructuring of its business operations, primarily in certain Enterprise Markets, including Argentina and Nigeria. The adjustment to Core earnings includes only the restructuring costs above the normal recurring level of restructuring costs.

•

Intangible asset impairment: During FY 2023-24, the Company recognized a non-cash, after-tax impairment charge of $1.0 billion ($1.3 billion before tax) to adjust the carrying value of the Gillette indefinite-lived intangible asset acquired as part of the Company’s 2005 acquisition of The Gillette Company.

We do not view the above items to be part of our sustainable results, and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.

The non-GAAP measures provided are as follows:

Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures and foreign exchange from year-over-year comparisons. We believe that this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing the achievement of management goals for at-risk compensation.

Constant currency core before-tax operating profit: Constant currency core before-tax operating profit is a measure of the Company’s operating profit excluding the incremental current year impact of foreign exchange and other items as indicated above. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.

2024 Proxy Statement  A-1

EXHIBIT A

Core EPS: Core net earnings per share, or Core EPS, is a measure of the Company’s diluted net earnings per common share (diluted EPS) adjusted for items as indicated above. Management views this non-GAAP measure as a useful supplemental measure of Company performance over time. This measure is also used in assessing the achievement of management goals for at-risk compensation.

Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding transitional tax payments resulting from the U.S. Tax Act. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.

Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the Gillette indefinite-lived intangible asset impairment charge and non-cash charge for accumulated foreign currency translation losses related to the substantial liquidation of operations in certain Enterprise Markets, including Nigeria. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation.

Organic Sales Growth

Total Company	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact / Other*	Organic Sales Growth

FY 2023-24	2.5%	1.5%	0.0%	3.9%

FY 2022-23	2.3%	4.8%	(0.2)%	6.9%

FY 2021-22	5.3%	1.5%	(0.1)%	6.7%

Three-Year Compound Annual Growth Rate				5.8%

*	Acquisition & Divestiture Impact/Other includes the impacts of volume and mix due to acquisitions and divestitures and rounding impacts necessary to reconcile net sales to organic sales.

Constant Currency Core Before-Tax Operating Profit

(Amounts in millions, unless otherwise noted)	FY 2023-24	FY 2022-23	FY 2021-22	FY 2020-21

Before-Tax Operating Profit	$18,545	$18,134	$17,813	$17,986

Intangible Impairment	1,341	—	—	—

Incremental Restructuring	103	—	—	—

Core Before-Tax Operating Profit	19,988	18,134	17,813	17,986

Currency impact	1,024	1,801	375

Constant Currency Core Before-Tax Operating Profit	21,012	19,935	18,188

One-Year Compound Annual Growth Rate	15.9%	11.9%	1.1%

Three-Year Compound Annual Growth Rate	9.5%

A-2  The Procter & Gamble Company

EXHIBIT A

Core EPS

	FY 2023-24	FY 2022-23	FY 2021-22	FY 2020-21

Diluted Net Earnings Per Share attributable to P&G	$6.02	$5.90	$5.81	$5.50

Intangible Impairment	0.42	—	—	—

Incremental Restructuring	0.15	—	—	—

Early Debt Extinguishment Charges	—	—	—	0.16

Core EPS	$6.59	$5.90	$5.81	$5.66

Percentage change vs. prior period	11.7%

Three-Year Compound Annual Growth Rate	5.2%

Note—All reconciling items are presented net of tax. Tax effects are calculated consistent with the nature of the underlying transaction.

Adjusted Free Cash Flow

(Amounts in millions, unless otherwise noted)

	Operating Cash Flow	Capital Spending	Adjustments to Operating Cash Flow*	Adjusted Free Cash Flow

FY 2023-24	$19,846	($3,322)	$422	$16,946

FY 2022-23	16,848	(3,062)	225	14,011

FY 2021-22	16,723	(3,156)	225	13,792

Three-Year Total	$53,417	($9,540)	$872	$44,749

*	Adjustments to Operating Cash Flow include transitional tax payments resulting from the U.S. Tax Act.

Adjusted Free Cash Flow Productivity

(Amounts in millions, unless otherwise noted)

	Adjusted Free Cash Flow	Net Earnings	Adjustments to Net Earnings*	Net Earnings Excluding Adjustments	Adjusted Free Cash Flow Productivity

FY 2023-24	$16,946	$14,974	$1,242	$16,216	105%

FY 2022-23	14,011	14,738	—	14,738	95%

FY 2021-22	13,792	14,793	—	14,793	93%

Three-Year Total	$44,749	$44,505	$1,242	$45,747	98%

*

Adjustments to Net Earnings relate to the Gillette indefinite-lived intangible asset impairment charge ($1.0 billion) and non-cash charge for accumulated foreign currency translation losses ($216 million) due to the substantial liquidation of operations in certain Enterprise Markets, including Nigeria.

2024 Proxy Statement  A-3

EXHIBIT B

Exhibit B

The Procter & Gamble Company Audit Committee Policies

I. GUIDELINES FOR PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

The Audit Committee (the “Committee”) has adopted the following guidelines regarding the engagement of the Company’s independent auditor to perform services for the Company:

A.

For audit services (including statutory audit engagements as required under local country laws), the independent auditor will provide the Committee with an engagement letter each fiscal year outlining the scope of the audit services proposed to be performed during the fiscal year. If agreed to by the Committee, this engagement letter will be formally accepted by the Committee prior to the commencement of work.

B.	The independent auditor will submit to the Committee for approval an audit services fee proposal with the engagement letter.

C.

For non-audit services, Company management will submit to the Committee for approval the list of non-audit services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Company management and the independent auditor will each confirm to the Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year will be provided. The Committee will approve both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

D.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chair the authority to amend or modify the list of approved permissible non-audit services and fees. The Chair will report action taken to the Committee at the next Committee meeting.

E.

The independent auditor must ensure that all audit and non-audit services provided to the Company have been approved by the Committee. The Senior Vice President of Global Internal Audit will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

2024 Proxy Statement  B-1

SHAREOWNER SERVICES P.O. BOX 64945 ST. PAUL, MN 55164-0945

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions anytime before 11:59 p.m. Eastern Time on October 7, 2024 for shares held directly and before 11:59 p.m. Eastern Time on October 3, 2024 for shares held in certain plans. Have your proxy/voting instruction card in hand when you access the website and follow the instructions on the website.

During The Meeting - Go to www.virtualshareholdermeeting.com/PG2024

You may attend the meeting via the Internet and vote during the meeting, other than for shares held in certain plans. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions anytime before 11:59 p.m. Eastern Time on October 7, 2024 for shares held directly and before 11:59 p.m. Eastern Time on October 3, 2024 for shares held in certain plans. Have your proxy/voting instruction card in hand when you call and follow the instructions the vote voice provides you.

VOTE BY MAIL

Mark, sign, and date your proxy/voting instruction card and return it in the postage-paid envelope we have provided, or return it to The Procter & Gamble Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
V55421-P16818	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE PROCTER & GAMBLE COMPANY

Vote on Directors The Board of Directors recommends a vote FOR the following action:

1. ELECTION OF DIRECTORS
	For	Against	Abstain
Nominees:

1a. B. Marc Allen	☐	☐	☐		For	Against	Abstain

1b. Brett Biggs	☐	☐	☐	1l. Robert J. Portman	☐	☐	☐

1c. Sheila Bonini	☐	☐	☐	1m. Rajesh Subramaniam	☐	☐	☐

1d. Amy L. Chang	☐	☐	☐	1n. Patricia A. Woertz	☐	☐	☐

1e. Joseph Jimenez	☐	☐	☐	Vote on Proposals
				The Board of Directors recommends a vote FOR the following proposals:	For	Against	Abstain

1f. Christopher Kempczinski	☐	☐	☐	2. Ratify Appointment of the Independent Registered Public Accounting Firm	☐	☐	☐

1g. Debra L. Lee	☐	☐	☐	3. Advisory Vote to Approve the Company’s Executive Compensation (the “Say on Pay” vote)	☐	☐	☐

1h. Terry J. Lundgren	☐	☐	☐	The Board of Directors recommends a vote AGAINST the following proposal:	For	Against	Abstain

1i. Christine M. McCarthy	☐	☐	☐	4. Shareholder Proposal - Pay Gap Reporting	☐	☐	☐

1j. Ashley McEvoy	☐	☐	☐	NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

1k. Jon R. Moeller	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)	Date

NOTICE OF ANNUAL MEETING

OF

SHAREHOLDERS

This is notice of the annual meeting of shareholders of The Procter & Gamble Company to be held on Tuesday, October 8, 2024, at 12:00 p.m. Eastern Time at www.virtualshareholdermeeting.com/PG2024.

In addition to reviewing the minutes of last year’s annual meeting and receiving reports of officers, the purposes of the meeting are listed on the voting portion of the proxy card, which is located on the reverse side of this notice.

How to Attend the Virtual Annual Meeting: This year’s annual meeting of shareholders will be a virtual meeting, held exclusively via live audio webcast at www.virtualshareholdermeeting.com/PG2024. You will not be able to attend in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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 V55422-P16818

THE PROCTER & GAMBLE COMPANY

SHAREHOLDER’S PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

Annual Meeting of Shareholders – Tuesday, October 8, 2024

With respect to any shares of Common Stock held by the undersigned directly or via the Company’s Direct Stock Purchase Plan, the undersigned hereby appoints Joseph Jimenez, Christine M. McCarthy and Jon R. Moeller (the “Proxy Committee”), and each of them, as proxies to attend the annual meeting of shareholders of the Company to be held online on Tuesday, October 8, 2024, at 12:00 p.m. ET at www.virtualshareholdermeeting.com/PG2024 and any adjournment thereof and vote all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card for the election of Directors and on any shareholder and Board of Directors proposals listed. If you sign and return this card without marking, this proxy card will be treated as being FOR the election of Directors, and FOR the recommendations of the Board of Directors on items 2 and 3, and AGAINST the proposal listed as item 4.

With respect to any shares of Common Stock, Series A ESOP Convertible Class A Preferred Stock, and Series B ESOP Convertible Class A Preferred Stock that are allocated to an account for you as a participant in any of the following plans – The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, The Procter & Gamble Savings Plan, The Gillette Company Employee Stock Ownership Plan, The Procter & Gamble Commercial Company Employees’ Savings Plan, and/or The Profit Sharing Retirement Plan of The Procter & Gamble Commercial Company (the “NA Plans”), the undersigned hereby instructs the respective plan fiduciaries to vote such shares as indicated on the reverse side of this card for the election of Directors and on any shareholder and Board of Directors proposals listed. The shares of Stock will be voted as follows, unless otherwise required by the Employee Retirement Income Security Act of 1974, as amended. The respective plan fiduciaries will vote the shares of Stock allocated to these accounts in the respective NA Plans as indicated on the reverse side of this card for the election of Directors and on the Board of Directors and any shareholder proposals listed. If the Company’s proxy tabulator does not timely receive your votes or your votes are not properly signed and executed, the respective plan fiduciaries will vote the shares of Stock allocated to these accounts in the respective NA Plans in direct proportion to the voting of the shares of the same Class of Stock with respect to each plan for which the Company’s proxy tabulator timely received properly signed and executed voting instructions. For the Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan, the plan fiduciaries also will vote shares of Stock that are not allocated to any accounts in the same manner as shares of Stock for which the Company’s proxy tabulator did not timely receive properly signed and executed voting instructions.

If other matters properly come before the meeting, the Proxy Committee in its discretion will vote all shares of Stock with respect to such matters.

This proxy/voting instruction card is solicited jointly by the Board of Directors of the Company and the respective plan fiduciaries identified above and pursuant to a separate Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. Votes should be received by the Company’s proxy tabulator, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717 by 11:59 p.m. ET on Monday, October 7, 2024, for shares of Common Stock held directly by you or via the Company’s Direct Stock Purchase Plan to be voted by the Proxy Committee and by 11:59 p.m. ET onThursday, October 3, 2024 for shares of Company Stock allocated to these accounts in the respective NA Plans to be voted by the respective plan fiduciaries. Broadridge will report separately to the Proxy Committee and to the respective plan fiduciaries as to proxies received and voting instructions provided, respectively. Individual proxy and voting instructions will be kept confidential by Broadridge and not provided to the Company.